UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CIT GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIT GROUP INC.

11 West 42nd Street

New York, NY 10036

March 29, 2018

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 8, 2018, at 11:00 a.m., Eastern Daylight Saving Time, at our corporate offices at One CIT Drive, Livingston, New Jersey 07039. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day prior to the meeting.

In connection with our Annual Meeting, we have provided our stockholders with our Notice of Annual Meeting, Proxy Statement, proxy card and 2017 Annual Report. These documents provide detailed information related to the matters to be addressed during the Annual Meeting, as well as our business activities and operating performance. On March 29, 2018, we mailed to our stockholders a notice of the Internet availability of proxy materials (“Access Notice”) containing instructions on how to access these materials online. Electronic delivery expedites your receipt of proxy materials, while lowering expenses and reducing the environmental impact of our Annual Meeting. If you received an Access Notice by mail, you will not receive printed copies of the materials unless you request them by following the instructions in the Access Notice.

In addition to the formal items of business to be brought before the Annual Meeting, we will respond to stockholder questions. Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the instructions to vote online or by telephone. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the Annual Meeting.

On behalf of the entire Board of Directors, we thank you for your support of CIT and hope to see you at our Annual Meeting.

Sincerely,

Ellen R. Alemany

Chairwoman and Chief Executive Officer

CIT GROUP INC.

One CIT Drive

Livingston, NJ 07039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2018

TO THE STOCKHOLDERS OF CIT GROUP INC.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of CIT Group Inc., a Delaware corporation (“CIT”), will be held at CIT’s offices at One CIT Drive, Livingston, New Jersey 07039, on Tuesday, May 8, 2018 at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.

to elect CIT’s Board of Directors to serve until the next annual meeting of stockholders — the Board has nominated for election the following twelve nominees: Ellen R. Alemany, Michael L. Brosnan, Michael A. Carpenter, Dorene C. Dominguez, Alan Frank, William M. Freeman, R. Brad Oates, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Khanh T. Tran and Laura S. Unger;

2.	to ratify the appointment of Deloitte & Touche LLP as CIT’s independent registered public accounting firm for 2018;
3.	to hold a non-binding advisory vote on executive compensation; and
4.	to transact such other business as may properly come before the Annual Meeting.

Only stockholders of record as of the close of business on March 15, 2018, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day immediately prior to the Annual Meeting. To ensure that your vote is counted at the Annual Meeting, please vote your proxy as soon as possible.

Instructions to vote online, by telephone or by mail are in the Question and Answer section of the Proxy Statement included with this notice of Annual Meeting (“Notice of Annual Meeting”) and can also be found in the notice of the Internet availability of proxy materials mailed to you on March 29, 2018 (“Access Notice”). To vote online, by telephone or by mail, you need your personal Control Number, which is included in the Access Notice. There is no charge for requesting printed proxy materials. Stockholders who request printed proxy materials for 2018 will continue to receive printed proxy materials in future years until such time as they may opt out of paper delivery. To facilitate timely delivery of the proxy materials for the Annual Meeting, please make your request on or before April 24, 2018.

Go to www.cit.com to be connected to CIT’s website.

By Order of the Board of Directors,

Stuart Alderoty

Executive Vice President,

General Counsel and Secretary

Livingston, New Jersey

March 29, 2018

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY.

CIT GROUP INC.

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors (the “Board”) is soliciting proxies from our stockholders in connection with our annual meeting of stockholders (“Annual Meeting”) to be held on May 8, 2018, and any adjournment of such meeting. No business can be conducted at the Annual Meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the Annual Meeting. The only matters to be brought before the Annual Meeting are those referred to in this proxy statement (“Proxy Statement”). If any additional matters are properly presented at the Annual Meeting, the persons named as proxies may vote your shares in their discretion.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to this Proxy Statement, proxy card and our 2017 Annual Report (“Annual Report”) to you electronically via the Internet at www.proxyvote.com, beginning on March 29, 2018. We believe that these rules allow CIT Group Inc. (“CIT” or the “Company”) to provide you with the information you need while reducing the environmental impact of the Annual Meeting and reducing expenses. If you are a holder of record, you will also receive this Proxy Statement, proxy card and our Annual Report by mail.

If you received a notice of the Internet availability of proxy materials (“Access Notice”) by mail, you will not receive a printed copy of the proxy materials in the mail. The Access Notice instructs you how to access and review all of the important information contained in the Proxy Statement, proxy card and Annual Report. The Access Notice also instructs you how to submit your vote over the Internet, by telephone or by mail. If you received an Access Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Access Notice or as set forth below under “How do I vote? — Vote by Mail”.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

When: Tuesday, May 8, 2018, at 11:00 a.m., Eastern Daylight Saving Time.

Where: One CIT Drive, Livingston, New Jersey 07039.

Who is soliciting my vote?

CIT’s Board of Directors is soliciting your vote for our Annual Meeting.

What will I vote on?

You are being asked to vote:

•	to elect the directors to serve on CIT’s Board until the next annual meeting of stockholders — the Board has nominated for election the following twelve nominees: Ellen R. Alemany, Michael L. Brosnan, Michael A. Carpenter, Dorene C. Dominguez, Alan Frank, William M. Freeman, R. Brad Oates, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Khanh T. Tran and Laura S. Unger (Proposal 1);
•	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as CIT’s independent registered public accounting firm for 2018 (Proposal 2); and
•	to approve executive compensation on an advisory basis (Proposal 3).

You may also vote on any other business that properly comes before the Annual Meeting.

What is the record date for the Annual Meeting?

The record date for the Annual Meeting is the close of business on March 15, 2018 (“Record Date”). The Record Date is used to determine those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

How many votes can be cast by all stockholders?

A total of 129,106,812 votes may be cast on each matter presented, consisting of one vote for each share of CIT common stock, par value $0.01 per share, which was outstanding on the Record Date. CIT’s common stock is listed on the New York Stock Exchange (“NYSE”), and CIT is subject to the NYSE’s rules and regulations. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes entitled to be cast, or 64,553,407 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know as soon as possible that enough votes will be present to hold the Annual Meeting. In determining whether a quorum exists, we will include in the count shares represented by proxies that reflect abstentions and “broker non-votes” (as further described in this Proxy Statement under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

How do I vote?

You may vote by proxy or in person at the Annual Meeting

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), we have furnished you with the proxy materials, including a proxy card. You may vote by mail, by telephone, on the Internet, or by attending the Annual Meeting and voting in person, as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to determine which voting options are available to you.

Vote by Mail

To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. If you received an Access Notice, you can vote by mail by requesting paper copies of the Proxy Statement, proxy card and other materials by calling 1-800-579-1639, or going to www.proxyvote.com or by sending an email to sendmaterial@proxyvote.com and requesting a proxy card.

If you request a proxy card by e-mail, please send a blank e-mail to sendmaterial@proxyvote.com with your Control Number in the subject line. Your Control Number can be found in the Access Notice mailed to you on March 29, 2018. Upon receipt of your request, the proxy card and printed copies of the Annual Report and other proxy materials will be mailed to you. Upon receipt, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

If you request printed copies, then in future years, you will continue to receive printed copies of the proxy card and other proxy materials automatically until such time as you may opt-out of receiving printed copies.

If you wish to vote by mail, please make your request for paper copies of the proxy card and other proxy materials on or before April 24, 2018. Votes by mailed proxy card must be received at CIT Group Inc., c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m., Eastern Daylight Saving Time, on May 8, 2018, the day of the Annual Meeting.

Vote by Telephone

You can vote by calling 1-800-690-6903. You will need your Control Number, which can be found in the Access Notice mailed to you on March 29, 2018. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on May 7, 2018.

Vote on the Internet

You can also choose to vote on the Internet by going to www.proxyvote.com. You will need your Control Number, which can be found in the Access Notice mailed to you on March 29, 2018. Use the Internet to transmit your vote up until 11:59 p.m., Eastern Daylight Saving Time, on May 7, 2018.

Vote at the Annual Meeting

If you want to vote in person at the Annual Meeting and you are a holder of record, you must register with the Inspector of Election at the Annual Meeting (“Inspector of Election”), and produce valid photo identification. If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring such proxy to the Annual Meeting, present it to the Inspector of Election, and produce valid photo identification.

What does it mean to give a proxy?

Your properly completed proxy card will appoint Stuart Alderoty, Eric S. Mandelbaum and James P. Shanahan, each of whom is an officer of CIT, as proxy holders or your representatives to vote your shares in the manner directed by you. Your proxy card permits you to direct the proxy holders to vote “for” or “against,” or “abstain” from voting, regarding each of the nominees for director and each of Proposals 2 and 3. All of your shares entitled to vote and represented by a properly completed proxy card received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions.

How many votes will be required to elect directors or to adopt the other proposals?

Because this election is not a contested election, to elect directors to the Board, a majority of the votes cast “for” each nominee for director at the Annual Meeting is required. A nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. “Votes cast” exclude abstentions and “broker non-votes” (as further described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote is required to: (a) ratify the appointment of CIT’s independent registered public accounting firm (Proposal 2); and (b) approve the non-binding advisory vote on executive compensation (Proposal 3). Abstentions will not be included in the affirmative vote and thus will have the same effect as a vote “against” each of Proposals 2 and 3. Although the advisory vote on Proposal 3 is non-binding, as provided by law, the Board will review the result of the vote and may take it into account in considering executive compensation going forward.

Can a director be elected without receiving votes from a majority of the shares outstanding?

No stockholder has nominated pursuant to the By-Laws of CIT (“By-Laws”) any candidates for our Board for inclusion on the agenda for the Annual Meeting, and therefore, the election is uncontested.

If a stockholder has provided notice of an intention to nominate one or more candidates to compete with the Board’s nominees, in accordance with the requirements of the By-Laws, and such stockholder has not withdrawn such nomination by the tenth day before we mail our Notice of Annual Meeting, then a director may be elected by a plurality of the votes cast. This means that the twelve nominees who receive the most votes “for” would be elected, even if it is less than a majority of the total shares outstanding, and stockholders would not be permitted to vote “against” a nominee. However, under our By-Laws and corporate governance guidelines (“Corporate Governance Guidelines”), if the election of directors is uncontested, meaning that the only nominees are those recommended by the Board (as is the case for this Annual Meeting), each nominee for director must receive more votes “for” than “against” his or her election or re-election. Any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairwoman of the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating & Governance Committee of the Board (the “Governance Committee”) will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept such resignation. The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the Annual Meeting. See “Corporate Governance — Majority Voting for Directors” and “Corporate Governance — Appointment of Directors” in this Proxy Statement.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;
•	send a written revocation to the Corporate Secretary;
•	cast a new vote by telephone or Internet; or
•	attend the Annual Meeting and vote in person.

Written revocations of a prior vote must be sent by mail to CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not return a signed proxy card?

If you are a holder of record and you do not return a signed proxy card to vote shares held in your name, those shares will not be voted.

What if I return a signed proxy card but do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “for” each of the twelve nominees named in “Proposal 1 — Election of Directors”, and “for” Proposals 2 and 3 (except in the case of a “broker non-vote” as described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

What happens if I hold my shares through a broker but do not give my broker specific voting instructions?

If you hold your shares in street name with a broker who is a member of the NYSE and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the ratification of the selection of our independent registered public accounting firm (Proposal 2), in your broker’s discretion; however, absent such specific voting instruction, your broker cannot vote on the election of directors (Proposal 1), or the non-binding advisory vote on executive compensation (Proposal 3), and your proxy would represent shares reflecting a “broker non-vote” with respect to Proposals 1 and 3.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner, or person entitled to vote, and does not have discretionary authority to vote the shares. This could occur on Proposals 1 and 3, but not on Proposal 2.

Shares represented by proxies that reflect a broker non-vote will, like abstentions, be counted for purposes of determining whether a quorum exists. However, with respect to Proposal 1, abstentions and broker non-votes will not be considered votes cast, and, therefore will have no effect on whether a director is elected. With respect to Proposal 3, while abstentions will have the same effect as votes cast “against” such Proposal, broker non-votes will not be counted as entitled to vote on Proposal 3 and thus will have no effect on the outcome of such votes. Brokers who are members of the Financial Industry Regulatory Authority may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. A member broker of the NYSE is prohibited, under NYSE rules, from voting on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

Why haven’t I received a printed copy of the Proxy Statement, proxy card or Annual Report?

We have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite your receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of proxy materials. On March 29, 2018, we mailed to our stockholders an Access Notice containing instructions on how to access our Proxy Statement, proxy card and Annual Report online. If you received such Access Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one no later than the date specified in this Proxy Statement; however, the Access Notice contains instructions on how to receive a paper copy of the Annual Report, proxy card and other proxy materials.

What if multiple stockholders share the same address?

SEC rules permit CIT to deliver a single Access Notice or, if a stockholder does not participate in electronic delivery of proxy materials, a single printed copy of the proxy materials, to stockholders who share the same address unless CIT has received contrary instructions from any stockholder at that address. This procedure, known as “householding,” is designed to reduce CIT’s printing costs and postage fees. Each stockholder who participates in householding retains a separate right to vote on all matters presented at the Annual Meeting. If you participate in householding and wish to receive a separate copy of the Access Notice or proxy materials, please call 1-866-540-7095 or mail your request to: CIT Group Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. A separate copy of the Access Notice or proxy materials, as applicable, will be delivered promptly upon request. Any such stockholder may also opt out of householding and continue to receive separate copies of the Access Notice or proxy materials in the future by notifying CIT at the above-referenced address or telephone number. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can request householding by notifying CIT at the above-referenced address or telephone number.

Is this Proxy Statement available on the Internet?

Yes. You can also view this Proxy Statement on the Internet by going to CIT’s website at www.cit.com/2018proxy. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions set forth in the Access Notice or as set forth above under “Questions and Answers About the Annual Meeting and Voting — How do I vote?”

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shares. Individual stockholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against CIT, or (ii) made during a contested proxy solicitation, tender offer, or other change of control situations.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board or (c) proposed by any CIT stockholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our By-Laws. We did not receive notice of any stockholder proposals for the Annual Meeting.

What was the deadline for stockholders to notify us of proposals for the Annual Meeting?

The deadline for submitting stockholder proposals for the Annual Meeting for inclusion in the Proxy Statement was November 30, 2017. The deadline for submitting stockholder proposals for the Annual Meeting for inclusion on the agenda was February 8, 2018.

What is the deadline for stockholders to notify us of proposals for the 2019 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2019 annual meeting of stockholders (“2019 Annual Meeting”) for inclusion in the 2019 proxy statement is November 29, 2018. The deadline for submitting stockholder proposals for the 2019 Annual Meeting for inclusion on the agenda is February 7, 2019.

Will a representative of CIT’s independent registered public accounting firm be present at the Annual Meeting?

Yes, a representative of Deloitte will attend the Annual Meeting and can answer questions that you may have. The representative will also have the opportunity to make a statement if Deloitte desires to do so. The Audit Committee has approved the appointment of Deloitte as our independent registered accounting firm and auditors for 2018. It is also expected that a representative of PricewaterhouseCoopers LLP, CIT’s independent registered public accounting firm for 2017 and 2016, will attend the Annual Meeting and will be available to answer questions you may have. The representative will also have the opportunity to make a statement if he or she desires to do so.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date (or their proxy holders) may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the appropriate box on your proxy card. If you are voting by telephone or Internet, follow the instructions provided to indicate that you or your proxy holder plan to attend. You or your proxy holder will need to show (a) photo identification, and (b) if you hold your shares in street name, proof of ownership as of the Record Date, such as a letter or account statement from your broker or bank, at the reception desk to gain admittance to the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy remains valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any stockholders beneficially own more than 5% of our common stock?

According to public filings made with the SEC on or before February 14, 2018, there were six stockholders that beneficially owned more than 5% of our common stock as of December 31, 2017: Capital Research Global Investors, Franklin Mutual Advisers, LLC, The Vanguard Group, First Pacific Advisors, LLC, Capital World Investors, and BlackRock, Inc. See “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

How can I review the list of stockholders eligible to vote?

A list of stockholders as of the Record Date will be available at our offices at both 11 West 42nd Street, New York, NY 10036 and One CIT Drive, Livingston, NJ 07039 from April 27, 2018, to the date of the Annual Meeting for inspection and review by any stockholder during regular business hours. We will also make the list available at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in CIT’s Current Report on Form 8-K, which CIT is required to file with the SEC within four business days after the date of the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

CIT pays the cost of preparing proxy materials and of soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person.

We have retained D.F. King & Co., Inc. to assist us in this proxy solicitation, and we anticipate that their fees will be approximately $18,000. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

DIRECTORS

General Information

During 2017, our Board met 16 times. The number of 2017 meetings for each committee of the Board (each, a “Board Committee”) is disclosed in “Corporate Governance — Board Committees” in this Proxy Statement. All of the nominees listed below who were Board members during all or a portion of 2017 attended at least 75% of the aggregate of the meetings of the Board and of any Board Committees on which he or she served that were held during his or her period of service on the Board. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. Each of the nominees listed below who are standing for re-election attended our 2017 annual meeting of stockholders.

The Board consists of a diverse group of professionals in their respective fields. Many of the current directors have or have had senior leadership experience at banks, financial institutions and other business, academic and governmental organizations. In these positions, they have gained expertise in strategic and financial planning, regulatory and banking matters, financial reporting, corporate governance, risk management and leadership development. Several of the current directors also have a longstanding knowledge and in-depth understanding of our businesses, products, and services. The biographies below describe the skills, qualifications, attributes and experiences of each of the nominees that were considered by the Board in determining that it was appropriate to nominate these directors.

The Governance Committee and the Board believe the skills, qualities, and experience of our directors provide CIT with a diverse range of perspectives and backgrounds to engage each other and management to effectively address CIT’s needs and represent the best interests of CIT’s stockholders.

Board Evaluation

Regular self-evaluation to ensure an effective Board is another important responsibility of the directors. The Corporate Governance Guidelines provide that the Board undertake a performance evaluation every year, overseen by the Governance Committee. In practice, each year, each director completes a questionnaire reflecting his or her assessment of the effectiveness of the Board and the Board Committees on which he or she serves. Although the specific questions may vary from year to year, the topics generally include the substance and efficiency of Board and Board Committee meetings and materials, utilization of skills and committee appointments, skills and experience needed for the Board, and Board engagement and interaction. The General Counsel confidentially summarizes the directors’ responses for review by the Governance Committee, the Board and the Board Committees. The Board and Board Committees review the summary in executive session and consider what actions, if any, to take as a result.

Nominees

The information below includes each nominee’s age as of February 21, 2018, and business experience during at least the past five years. CIT knows of no family relationships among the nominees. Certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that may not be referred to below. With the exception of Ms. Alemany, all of the nominees are independent of management.

Name	Age	Principal Occupation
Ellen R. Alemany	62	Chairwoman and Chief Executive Officer of CIT and President and Chief Executive Officer of CIT Bank, N.A.
Michael L. Brosnan	59	Former Examiner-in-Charge for Midsize Bank Supervision — Office of the Comptroller of the Currency
Michael A. Carpenter	70	Chairman and Chief Executive Officer, Southgate Holdings, Inc.
Dorene C. Dominguez	55	Chairwoman and Chief Executive Officer of Vanir Group of Companies, Inc.
Alan Frank	66	Retired Partner of Deloitte & Touche LLP
William M. Freeman	65	Executive Chairman of CDF Group Inc.
R. Brad Oates	64	Chairman and Managing Partner of Stone Advisors, LP
Gerald Rosenfeld	71	Vice Chairman of U.S. Investment Banking of Lazard Ltd.
Vice Admiral John R. Ryan, USN (Ret.)	72	President and Chief Executive Officer of the Center for Creative Leadership and Retired Vice Admiral of the U.S. Navy
Sheila A. Stamps	60	Former Executive Vice President, Dreambuilder Investments, LLC and Senior Banking Executive
Khanh T. Tran	61	President and Chief Executive Officer of Aviation Capital Group
Laura S. Unger	57	Independent Consultant, Former Commissioner of the U.S. Securities and Exchange Commission

Ellen R. Alemany Age: 62	Other Public Directorships: • Fidelity National Information Services, Inc.
Board Committees: • N/A Director Since: January 2014 Chief Executive Officer Since: April 2016 Chairwoman Since: May 2016

Prior Senior Leadership Positions:

• Chairman and Chief Executive Officer of RBS Citizens Financial Group, Inc.

• Head of Americas at The Royal Bank of Scotland Group plc

• Chief Executive Officer for Global Transaction Services at Citigroup

• First District Representative — Federal Advisory Council

• Board Member — Financial Services Roundtable

• Board Member — The Clearing House Payments Company

Ms. Alemany has served as a director of CIT since January 2014 and of CIT Bank, N.A. since August 2015. She was named Chief Executive Officer of CIT in April 2016 and became Chairwoman a month later in May 2016. She has led the principal bank subsidiary, CIT Bank N.A., since December 2015 when she was named Chief Executive Officer and President. Ms. Alemany became Chairwoman of CIT Bank in April 2016. She served as Vice Chairman of CIT beginning in October 2015. Prior to joining CIT, Ms. Alemany was the Head of RBS Americas, the management structure that oversees The Royal Bank of Scotland’s businesses in the Americas, and Chief Executive Officer of RBS Citizens Financial Group, Inc., an RBS subsidiary until she retired in in September 2013. She joined RBS as the Head of RBS Americas in June 2007, and was named to the additional role of Chief Executive Officer of RBS Citizens Financial Group, Inc., a bank holding company, in March 2008. She was also appointed the Chairman of RBS Citizens Financial Group, Inc. in March 2009. Ms. Alemany joined RBS from Citigroup, where she served as the Chief Executive Officer for Global Transaction Services from February 2006 until April 2007. Ms. Alemany joined Citigroup in 1987, and held a number of senior positions during her tenure, including Executive Vice President for the Commercial Business Group from March 2003 until January 2006, and also CitiCapital, where she served as President and Chief Executive Officer from September 2001 until January 2006. Prior to being appointed Executive Vice President for the Commercial Business Group in 2003, Ms. Alemany also held a number of executive positions in Citigroup’s Global Corporate Bank. Ms. Alemany served on the Board of Directors of Automatic Data Processing, Inc. from 2011 until 2016 and has served on the Board of Directors of Fidelity National Information Services, Inc. since July 2014, and also currently serves as a director of The Center for Discovery and on the board of Operation HOPE.

Qualifications: Ms. Alemany brings a wealth of managerial and operational expertise to our Board with over 35 years of management experience in banking and financial services, including chief executive experience with a large, multinational commercial bank, as well as global financial management and regulatory experience and a proven track record of achievement and leadership.

Michael L. Brosnan Age: 59	Other Public Directorships: • None
Board Committees: • Audit • Nominating & Governance Director Since: November 2016

Senior Leadership Positions:

• Director of CIT Bank, N.A.

Prior Senior Leadership Positions:

• Examiner-in-Charge for Midsize Bank Supervision in the Office of the Comptroller of the Currency

• Senior Deputy Comptroller for Large Bank Supervision in the Office of the Comptroller of the Currency

Mr. Brosnan has served as a director of CIT and of CIT Bank, N.A. since November 2016. He served as Examiner-In-Charge for Midsize Bank Supervision at the Office of the Comptroller of the Currency (“OCC”) from May 2013 to May 2016. Prior to that he was Senior Deputy Comptroller for Large Bank Supervision from December 2010 to April 2013. In addition, he served as a member of the OCC’s Executive Committee and the Committee on Bank Supervision. From 2004 to 2008, Mr. Brosnan served in executive management roles at MBNA and Bank of America, including Enterprise Operational Risk Executive responsible for risk management of the Global Technology and Operations, Chief Administrative Office, and Supplier Risk Management organizations of the bank. Mr. Brosnan previously served as Compliance Executive for Bank of America Card Services, and he oversaw the Operational Risk Management Division of MBNA America. Prior to his tenure with MBNA and Bank of America, Mr. Brosnan spent 21 years with the OCC. In 2003, he was named Senior National Bank Examiner, the highest honor and designation available to bank examiners.

Mr. Brosnan received a bachelor of science degree and an MBA from Lynchburg College in Virginia. He also earned the Chartered Financial Analyst designation.

Qualifications: Mr. Brosnan provides the Board with experience in executive management, finance, commercial banking, and enterprise risk management, key areas for certain of CIT’s businesses. His experience as Examiner-In-Charge and Senior Deputy Comptroller at the OCC provides the Board with invaluable regulatory and executive management experience.

Michael A. Carpenter Age: 70	Other Public Directorships: • AutoWeb, Inc.
Board Committees: • Compensation • Risk Management Director Since: May 2016

Senior Leadership Positions:

• Chairman and Chief Executive Officer, Southgate Holdings Inc.

• Director of CIT Bank, N.A.

Prior Senior Leadership Positions:

• Chief Executive Officer of Ally Financial, Inc.

• Chairman and Chief Executive Officer of Citigroup Alternative Investments

• Chairman and Chief Executive Officer of Citigroup Global Corporate and Investment Bank

• Chief Executive Officer of Salomon Smith Barney Inc.

• Vice Chairman of Travelers Group Inc.

• Chairman, President and CEO of Kidder Peabody Group Inc.

• Vice President and Director, Boston Consulting Group

Mr. Carpenter has served as a director of CIT and of CIT Bank, N.A. since May 2015. He served as Chief Executive Officer of Ally Financial, Inc. from November 2009 to February 2015 and as a member of its Board of Directors from May 2009 to February 2015. Mr. Carpenter previously served on the CIT Board in 2009, a position he left to become Chief Executive Officer of Ally Financial, Inc. In 2007, he founded Southgate Holdings. From 2002 to 2006, he was chairman and chief executive officer of Citigroup Alternative Investments overseeing $60 billion of proprietary capital and customer funds globally. From 1998 to 2002, Mr. Carpenter was chairman and chief executive officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Prior to Citigroup, he was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc. From 1989 to 1994, he was chairman of the board, president, and CEO of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, he was executive vice president of GE Capital Corporation and he joined GE in 1983 as vice president of Corporate Business Development and Planning. Earlier in his career, Mr. Carpenter spent nine years as vice president and director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom. Mr. Carpenter received a bachelor of science degree from the University of Nottingham, England, and an MBA from Harvard Business School. He also holds an honorary degree of Doctor of Laws from the University of Nottingham. He serves on the boards of AutoWeb, Inc., U.S. Retirement Partners, Rewards Network, Client 4 Life Group and the New York City Investment Fund. Mr. Carpenter has previously served as a board member of the New York Stock Exchange, General Signal, Loews Cineplex, and various other private and public companies.

Qualifications: Mr. Carpenter provides the Board with experience in executive management, finance, asset management and restructurings, expertise in capital markets and capital management, key areas for certain of CIT’s businesses. His experience as Chief Executive Officer of major financial services companies provides the Board with invaluable executive management experience.

Dorene C. Dominguez Age: 55	Other Public Directorships: • KB Home
Board Committees: • Audit Committee Director Since: February 2017	Senior Leadership Positions: • Chairwoman and Chief Executive Officer, Vanir Group of Companies, Inc. • Director of CIT Bank, N.A. Prior Senior Leadership Positions: • Director, American River Bank

Ms. Dominguez has served as a director of CIT since February 2017 and of CIT Bank, N.A. since September 2015. She is the Chairwoman and CEO of Vanir Group of Companies, Inc. and its subsidiaries, Vanir Construction Management, Inc., which ranked #26 in revenue by Engineering News & Review, and Vanir Development Company, Inc. Ms. Dominguez currently is a director on the KB Home board and is a member of its audit and finance committee. She is an active member of the Coca-Cola Hispanic Advisory Council, which advises Coca-Cola senior management on various issues related to its business operations as they impact the Hispanic community. An active community booster, Ms. Dominguez is a part of the ownership group that purchased the National Basketball Association “Sacramento Kings” in a successful effort to keep the team in California’s capital city. She thus became the first Latina to hold the distinction of NBA ownership status. Her philanthropic activities are many and varied, including working with and inspiring underserved elementary and high school students that aspire to attend Universities that may seem to be out their reach, and she is especially committed to her alma mater, the University of Notre Dame, in developing access for these students. She founded The Dominguez Dream, a foundation in memory of her late father, which serves elementary schools in underserved communities by empowering children to achieve their full potential in Literacy and S.T.E.A.M. (Science, Technology, Engineering, Arts, Math). She has also partnered with the Nicholas Academic Centers, which seeks “to provide support to underserved high school students to improve their academic performance, achieve their full potential, promote their admission to colleges and universities, retention and graduation and to impart the skills and knowledge necessary to live successful and productive lives.” Ms. Dominguez is the former Chairwoman and a current member of the University of Notre Dame Latino Studies Advisory Board, which advises senior University leadership. She also serves on the Board of Directors of the California Chamber of Commerce, and is active on the Chamber’s political action committee. In recognition of her national business, philanthropic, and community efforts, Ms. Dominguez has been recognized by “Fortune” magazine as one of “The 50 Most Powerful Latinas of 2017”.

Qualifications: Ms. Dominguez graduated from the University of Notre Dame with a Bachelor’s degree in finance and holds a Certificate in Corporate Governance from Harvard University. Ms. Dominguez provides the Board with extensive experience in executive management, finance, asset management and corporate governance.

Alan Frank Age: 66	Other Public Directorships: • None
Board Committees: • Audit Committee (Chair) Director Since: August 2015	Senior Leadership Positions: • Director of CIT Bank, N.A. Prior Senior Leadership Positions: • Director of OneWest Bank N.A. • Partner of Deloitte & Touche LLP • Director of IMB Holdco LLC

Mr. Frank has served as a director of CIT and of CIT Bank, N.A. since August 2015. He also served as a director of OneWest Bank N.A. from 2014 to 2015, prior to its merger with CIT Bank. Mr. Frank spent 40 years with Deloitte & Touche LLP and retired in December 2012. With Deloitte & Touche, he led audit service teams from 1983 to 2012 and he led the Southern California consumer business and middle market audit practices from 1986 through 2010. Mr. Frank has significant experience with mergers and acquisitions, financial reporting matters, initial public offerings, and high growth companies. Mr. Frank graduated from the University of Southern California with a Bachelor of Science Degree.

Qualifications: Mr. Frank provides the Board with over 40 years of experience in external audit matters as a partner of a nationally recognized accounting firm.

William M. Freeman Age: 65	Other Public Directorships: • None
Board Committees: • Nominating & Governance (Chair) • Compensation Director Since: July 2003

Senior Leadership Positions:

•  Executive Chairman of CDF Group Inc.

•  Director, Value Added Holdings, Inc.

•  Board of Trustees of Drew University

•   Chairman of Celadon Global Inc.

Prior Senior Leadership Positions:

•  Director of TerreStar Corporation

•  Chairman of the Board of Arbinet-thexchange, Inc.

•  Chief Executive Officer and Director of Leap Wireless International

•  Chief Executive Officer of Bell Atlantic-Washington, D.C.

•  President of the Public Communications Group of Verizon Communications Inc.

•  President and Chief Executive Officer of Bell Atlantic-New Jersey

Mr. Freeman has served as a director of CIT since July 2003. He retired in February 2010 as Chairman of the Board of Arbinet-thexchange, Inc., in which capacity he had served since November 2007. Previously, Mr. Freeman served as President and Chief Executive Officer and Director of Arbinet-thexchange, Inc. from November 2007 until September 2008. Prior to joining Arbinet-thexchange, Mr. Freeman was elected to the board of Motient Corp., (predecessor to TerreStar Corporation), in February 2007, and Chairman of Motient/TerreStar in March 2007. Mr. Freeman also served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served on the Board of Directors of Summit Bancorp from 1999 to 2002. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman was a founder and co-owner of Synthesis Security LLC, a closely held telecommunications company. Mr. Freeman currently serves, or during the preceding five years served, on the Board of Directors of TerreStar Corporation, the Board of Trustees of Drew University, and as a director of Value Added Holdings, Inc., a privately held communications company, is the Executive Chairman of CDF Group Inc., a privately held beverage marketing and distribution company, and Chairman of Celadon Global Inc., a privately held mergers and acquisitions research firm.

Qualifications: Mr. Freeman provides the Board with extensive experience in managing organizations of various sizes and extensive experience in the telecommunications industry, a key market for CIT’s lending products.

R. Brad Oates Age: 64	Other Public Directorships: • None
Board Committees: • Compensation (Chair) • Risk Management	Senior Leadership Positions: • Chairman and Managing Partner of Stone Advisors, LP • Director of CIT Bank, N.A.
Director Since: December 2009

Prior Senior Leadership Positions:

• Chairman of the Board of Directors of NFC Global, LLC

• President and Chief Operating Officer of Bluebonnet Savings Bank FSB

• Director of GearingStone, LLC

• Director of Neways Inc.

Mr. Oates has served as a director of CIT since December 2009 and of CIT Bank, N.A. since August 2015. He currently serves as Chairman and Managing Partner of Stone Advisors, LP, a strategic advisory firm specializing in distressed asset situations, which is currently engaged as a contractor by the Federal Deposit Insurance Corporation (“FDIC”) to assist in resolving bank receiverships. Prior to joining Stone Advisors, Mr. Oates served from 1988 until 2003 as President and Chief Operating Officer of Bluebonnet Savings Bank FSB, responsible for bank operations and strategic planning in a bank turnaround situation, and as Executive Vice President of Stone Holdings, Inc., the holding company for Bluebonnet Savings Bank and a private investment company specializing in banking, information services, risk management and emerging technologies. Mr. Oates currently serves, or during the preceding five years served, as Chairman of the Board of Directors of Stone Advisory Holdings, LLC and NFC Global, LLC, a privately owned provider of due diligence, risk consulting and compliance services, and as a director of each of GearingStone, LLC, a special servicing company for distressed bank assets, and Neways Inc., a privately owned dietary supplement and personal care products company. Mr. Oates is a former Chairman and Director of the Texas Savings and Community Bankers Association. He is an Advisory Director to the Institute for Excellence in Corporate Governance at the University of Texas-Dallas, Co-Chair of the Wheatley Ethics Advisory Council at Brigham Young University, and holds an Executive Masters Professional Director Certification, conferred by the American College of Corporate Directors, a professional director-credentialing organization for public company directors. Mr. Oates has been involved in the financial services industry for approximately 30 years, principally as a senior executive officer and director, with a particular expertise in bank risk management.

Qualifications: Mr. Oates provides the Board with in-depth experience in successfully managing the turnaround of troubled financial institutions and a strong background in operating regulated commercial banks and strategic planning. His extensive experience in interacting with the FDIC and other bank regulators during his career provides the Board with insight into bank regulatory matters and supervisory expectations and communications. He also has experience in information technology and risk management.

Gerald Rosenfeld Age: 71 Board Committees: • Risk Management (Chair)

Other Public Directorships:

• None

Senior Leadership Positions:

• Strategic Advisor and Vice Chairman of U.S. Investment Banking of Lazard Ltd.

• Director of Continental Grain Company

• Board of Trustees, City College of New York Foundation

• Trustee, New York University School of Law

• Director of CIT Bank, N.A.

Director Since: January 2010

Prior Senior Leadership Positions:

• Deputy Chairman of Rothschild North America

• President of G Rosenfeld & Co LLC

• Head of Investment Banking and a member of the Management Committee of Lazard Freres

Mr. Rosenfeld has served as a director of CIT since January 2010 and of CIT Bank, N.A. since August 2015. He re-joined Lazard Ltd. as Vice Chairman of United States investment banking effective March 1, 2011. He was Deputy Chairman of Rothschild North America from 2007 to 2011 and served as its Chief Executive Officer from 1999 to 2007. Prior to joining Rothschild, he was President of G Rosenfeld & Co LLC, an investment banking firm. Prior to founding G Rosenfeld & Co LLC in 1998, he was Head of Investment Banking and a member of the Management Committee of Lazard Freres & Co. LLC. Mr. Rosenfeld joined Lazard in 1992 after holding significant management positions at Bankers Trust Company, Salomon Inc. and its Salomon Brothers subsidiary and McKinsey & Company. Prior to joining McKinsey, Mr. Rosenfeld was a member of the faculty of the City College of New York, New York University and the University of Maryland. Mr. Rosenfeld currently serves, or during the preceding five years served, as a member of the Board of Directors of Continental Grain Company, on the Board of Overseers of New York University’s Stern School of Business, where he also serves as an Adjunct Professor of Finance, as a Board member of the American Academy of Arts and Sciences, as a Board member of Catalist LLC, on the Board of Trustees of City College of New York Foundation, as a Trustee of the New York University School of Law, where he is also a Professor of Practice, and as a Director of the Charles H. Revson Foundation.

Qualifications: Mr. Rosenfeld provides the Board with extensive experience and expertise in risk management and sophisticated financial matters gained by both practical experience in a regulated environment and through research and teaching finance-related courses at several prominent universities. He also has management experience as a senior executive in commercial banking, investment banking and capital markets.

Vice Admiral John R. Ryan, USN (Ret.) Age: 72	Other Public Directorships: • Barnes & Noble Education, Inc.
Board Committees: • Compensation • Risk Management Director Since: July 2003 Lead Director Since: May 2008

Senior Leadership Positions:

• President and Chief Executive Officer of the Center for Creative Leadership

Prior Senior Leadership Positions:

• Director of Cablevision Systems Corporation

• Chancellor of the State University of New York

• President of the State University of New York Maritime College

• Superintendent of the U.S. Naval Academy

• Commander of the Fleet Air Mediterranean, U.S. Navy

• Commander of the Patrol Wings for the U.S. Pacific Fleet, U.S. Navy

• Director of Logistics for the U.S. Pacific Command, U.S. Navy

Vice Admiral Ryan has served as a director of CIT since July 2003 and was appointed lead director (“Lead Director”) by the Board in May 2008. He has been President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina since May 2007. Previously, Mr. Ryan served as Chancellor of the State University of New York from June 2005 to June 2007. Mr. Ryan also served as President of the State University of New York Maritime College from June 2002 until June 2005 while also serving as the Interim President of the State University of New York at Albany from February 2004 until February 2005. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy, Annapolis, Maryland. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan currently serves as Lead Director and member of the Compensation Committee and Chair of the Corporate Governance & Nominating Committee of Barnes & Noble Education, Inc., and has previously served as a Director and member of the Audit Committee of Cablevision Systems Corporation.

Qualifications: Vice Admiral Ryan provides the Board with experienced leadership and an expertise in managing large complex organizations, primarily in academia and the military. In addition, Mr. Ryan provides the Board with extensive experience in strategic planning, logistics, talent development and succession planning. His tenure as a director, and as Lead Director, of CIT enables him to provide the Board with valuable experience in overseeing CIT’s business and providing leadership to the Board.

Sheila A. Stamps Age: 60	Other Public Directorships: • None
Board Committees: • Nominating & Governance • Risk Management Director Since: February 2014

Senior Leadership Positions:

• Director of CIT Bank, N.A.

• Board of Directors, IES Abroad

• Commissioner, New York State Insurance Fund

• Faculty Member, National Association of Corporate Directors Board Advisory Services

Prior Senior Leadership Positions:

• Executive Vice President, Dreambuilder Investments, LLC

• Director of Pension Investments and Cash Management at the New York State Common Retirement Fund

• Managing Director, Bank of America Corporation (formerly FleetBoston Financial Corporation)

• Managing Director & Head of European Asset-Backed Securitization, Bank One Corporation (now, JPMorgan Chase & Co.)

Ms. Stamps has served as a director of CIT since February 2014 and of CIT Bank, N.A. since August 2015. She currently serves as a Commissioner and Audit Committee Chair on the board of the New York State Insurance Fund, the largest worker’s compensation insurance provider in the State of New York, and on the Board of Directors of IES Abroad. She previously served as Executive Vice President at Dreambuilder Investments, LLC, a private mortgage investment company, from 2011 to 2012. She served from 2008 to 2011 as Director of Pension Investments and Cash Management at the New York State Common Retirement Fund, and from 2004 to 2005 as a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Ms. Stamps served as a Managing Director and Head of Relationship Management, Financial Institutions at Bank of America (formerly FleetBoston Financial Corporation). From 1982 to 2003, she held a number of executive positions with Bank One Corporation (now, JPMorgan Chase & Co.), including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization. She holds an MBA from the University of Chicago.

Qualifications: Ms. Stamps provides the Board with in-depth knowledge of middle market commercial banking and capital markets in both the US and European markets. She is a senior financial executive with strategy, risk and business development expertise, and also is an experienced banker to the financial services industry. Her experience as a Director at the New York State Common Retirement Fund also enables her to provide the Board with an investor relations perspective and experience serving as a fiduciary in a complex financial environment.

Khanh T. Tran Age: 61	Other Public Directorships: • None
Board Committees: • Nominating & Governance	Senior Leadership Positions: • President and Chief Executive Officer of Aviation Capital Group • Director of CIT Bank, N.A.
Director Since: July 2017

Prior Senior Leadership Positions:

• Various Leadership Positions with Pacific Life Insurance Company, including President, Chief Investment Officer, Chief Financial Officer, Corporate Development and Treasurer

Mr. Tran has served as a director of CIT and of CIT Bank, N.A. since July 2017. He currently serves as President and Chief Executive Officer of Aviation Capital Group, a full-service aircraft leasing and asset management company that is 80% owned by Pacific Life Insurance Company. Mr. Tran has been with Pacific Life for 25 years, serving as its President, Chief Investment Officer, Chief Financial Officer and Treasurer during his tenure. Before joining Pacific Life in 1990, Mr. Tran held financial positions at The Vons Companies, Inc., a supermarket retailer in Southern California, and The Flying Tiger Line, Inc., then the world’s largest global airfreight company that was acquired by Federal Express in 1988. He started his career at United California Bank in 1980. Mr. Tran received his Master of Business Administration in Finance and Marketing from the University of California Los Angeles and Bachelor of Arts in Economics and Political Science from Whittier College.

Qualifications: Mr. Tran provides the Board with extensive experience in executive management, finance, investments, mergers and acquisitions, new business ventures, business/corporate strategy, risk management and corporate governance. He has significant investment experience through a variety of senior roles, including his experience at Pacific Life Insurance Company. Mr. Tran also for many years has been an active member of the business and finance community in Southern California, a key market for CIT in both our Consumer Banking and Commercial Banking operating segments.

Laura S. Unger Age: 57	Other Public Directorships: • CA Technologies, Inc. • Navient Corporation
Board Committees: • Audit • Nominating & Governance Director Since: January 2010

Senior Leadership Positions:

• Director of CIT Bank, N.A.

• Board Member, Children’s National Medical Center Foundation

Prior Senior Leadership Positions:

• Director of Ambac Financial Group Inc.

• Acting Chairperson, Securities and Exchange Commission

• Commissioner, Securities and Exchange Commission

• Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs

• Director of MBNA Corporation

Ms. Unger has served as a director of CIT since January 2010 and of CIT Bank, N.A. since May 2016. She served as Commissioner of the SEC from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. Subsequently, she served as a Regulatory Expert for CNBC. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs. Prior to working on Capitol Hill, she was an attorney with the Enforcement Division of the SEC. Ms. Unger currently serves, or during the preceding five years served, as a director of CA Technologies, Inc., Navient Corporation, and two subsidiaries of Nomura Holdings America: Nomura Global Financial Products and Nomura Securities, Inc. and Children’s National Medical Center. She also acts or has acted as Special Adviser to Promontory Financial Group and as an Independent Consultant to JP Morgan Chase for the Global Analyst Conflict Settlement.

Qualifications: Ms. Unger provides the Board with insight into dealing with regulators and operating in a regulatory environment, based on her experience as both a former Commissioner and a former enforcement attorney with the SEC. In addition, Ms. Unger provides the Board with insight into the legislative process, based on her experience as a staff counsel in the U.S. Senate. She also has significant corporate governance and financial market expertise.

Retiring CIT Director

At the time of our Annual Meeting, Marianne Miller Parrs, who will then be age 74 and who has served as a director since January 2003, is retiring from the Board and will not stand for re-election. We thank Ms. Parrs for her dedicated leadership and service to CIT.

Director Qualifications and Experience

The table below includes the qualifications and experience of each director that assisted the Board in determining the directors are qualified to serve on the Board and that the Board is composed of directors with diverse backgrounds and experiences.

Summary of Director Qualifications and Experience	Ellen Alemany	Michael Brosnan	Michael Carpenter	Dorene Dominguez	Alan Frank	William Freeman	R. Brad Oates	Gerald Rosenfeld	John Ryan	Sheila Stamps	Khanh T.Tran	Laura Unger

Leadership / Business Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Accounting / Finance & Capital Allocation	✓	✓	✓	✓	✓		✓	✓		✓	✓

Banking Expertise	✓	✓	✓		✓		✓			✓

Corporate Governance	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Government / Regulatory	✓	✓	✓						✓	✓		✓

Investor / Shareholder Perspective			✓				✓	✓	✓	✓	✓	✓

Marketing			✓	✓		✓			✓	✓

Regional Expertise in Relevant Geographic Markets	✓	✓	✓	✓	✓			✓	✓		✓

Risk Management	✓	✓	✓	✓	✓		✓	✓	✓	✓

Technology Services						✓	✓

CORPORATE GOVERNANCE

CIT is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values promote long-term performance and reevaluates our governance policies on an ongoing basis to ensure they sufficiently meet CIT’s needs and our stockholders’ interests. Listed below are some of the significant corporate governance practices and policies we have adopted.

✓

Majority Voting in Director Elections. If an election is uncontested, each of our director nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of the votes cast by stockholders. Our Governance Committee will promptly consider the director’s resignation and recommend to our Board whether to accept or reject the resignation. Our Board will act on the Governance Committee’s recommendation within 90 days of the applicable stockholder meeting and will then publicly disclose its decision.

✓

Lead Director. Our Corporate Governance Guidelines establish the role of an independent lead director who is elected annually by a majority vote of the independent directors. More information about the role of the lead director and our Board structure may be found in this Proxy Statement under the heading “Board Leadership Structure”.

✓	Absence of a Stockholder Rights Plan. We do not have a stockholder rights plan and are not currently considering adopting one.

✓

Stock Ownership Requirements. Both our directors and senior executive officers are required, within a specified period of time of becoming a director or senior executive officer to own a minimum amount of CIT’s common stock and to retain such ownership at all times thereafter while they remain with CIT.

✓

Political Contributions. CIT believes that an important part of responsible corporate citizenship is participation in the political and public policy process. However, even where legally permitted, CIT’s policy is not to use any company funds or property for any candidate campaign funds including candidate campaign committees, political parties, caucuses, or independent expenditure committees (super PACs). CIT also maintains a non-partisan political action committee for our employees to participate in the political process, which is funded entirely through voluntary contributions from eligible CIT employees, and uses those funds to support candidates, political parties, and other political action committees that are supportive of CIT’s public policy goals.

✓

Related Person Transactions Policy. Our Governance Committee is responsible for approving or ratifying transactions involving CIT and related persons and determining if the transaction is in, or not inconsistent with, the best interests of CIT and our stockholders. More information about our Related Person Transactions Policy may be found below under the heading “Related Person Transactions Policy”.

✓	Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairwoman. These sessions are led by our Lead Director.

✓

Limitations on Participation on Other Boards. To ensure that our directors have sufficient time to devote proper attention to their responsibilities as directors of CIT, unless otherwise approved by the Governance Committee, employed directors are limited to service on one board of another publicly traded company, while other directors may not serve on the boards of more than four other public companies.

✓

Hedging, Margin Accounts and Pledged Securities. CIT’s directors and employees are prohibited from entering into financial transactions to hedge their ownership interest in CIT’s securities, holding CIT’s securities in a margin account, or otherwise pledging CIT’s securities as collateral for a loan.

✓

Board and Board Committee Evaluations. Each year, each director completes a questionnaire reflecting his or her assessment of the effectiveness of the Board and the committees on which he or she serves. The General Counsel confidentially summarizes the directors’ responses for review by the Governance Committee, the Board and Committees. The Board and Committees review the summary in executive session and considers what actions, if any, to take as a result.

✓

Proxy Access. CIT believes that it is appropriate for certain stockholders to be able to use our proxy statement and proxy card to nominate one or more director candidates. Our By-Laws generally allow stockholders owning 3% or more of the Company’s total voting stock for three years to use the Company’s proxy statement to nominate the greater of two or 20% of the director positions subject to vote at an annual meeting.

Additional information is provided below regarding these and certain other key corporate governance policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interests of our stockholders. Investors can find a copy of CIT’s Corporate Governance Guidelines and other governance policies on our website at https://www.cit.com/about-us/corporate-governance/. Information contained on the CIT website does not constitute part of this Proxy Statement.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that neither the director nor any of such director’s immediate family has a material relationship with CIT (either directly, or as a partner, stockholder, or officer of an organization that has a relationship with CIT). In making its determination, the Board considers all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation, including immediate family members. The Board also considers the specific independence criteria for directors as defined by the NYSE.

In furtherance of our Board’s commitment to maintain the independence of our independent directors, the Board implemented a charitable contributions policy. The policy requires that if any charitable contribution proposed to be made by CIT to an organization in which a director is affiliated exceeds the lesser of (i) $25,000 or (ii) 2% of the charitable organization’s most recently reported annual consolidated gross revenues, such contribution is subject to the approval of the Governance Committee. In determining whether to approve any such contribution, the Governance Committee considers whether the donation would impair the director’s independence.

Based on the foregoing considerations, the Board has determined that, except for Ms. Alemany, our Chairwoman and CEO, all of CIT’s directors are independent and each of the Board Committees are composed solely of independent directors. In making this determination, the Board considered the transactions described below under the heading “Related Person Transactions Policy”.

Related Person Transactions Policy

The Board has adopted a “Related Person Transactions Policy” for the review and approval of “related person transactions,” which is defined under such policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which CIT was or is to be a participant, the amount involved exceeds or is expected to exceed $120,000 in a single calendar year, and an executive officer, director, director nominee, or a 5% beneficial owner of any class of CIT’s voting securities (or any of their respective immediate family members) had or will have a direct or indirect material interest, other than the following:

•	interests arising solely from the related person’s position as a director or limited partner, or from the direct or indirect ownership by the related person, and all other related persons, in the aggregate of less than a 10% equity interest in another corporation or organization that is a participant in the transaction;
•	amounts due from related persons to CIT for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments, and for other indebtedness transactions in the ordinary course of business;
•	interests arising solely from the ownership of a class of CIT’s equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis;
•	transactions where price is determined by competitive bid, or where the service is rendered as a common carrier or public utility at rates fixed pursuant to law;
•	transactions that involve compensation to a director, or compensation to executive officers, approved by the Board;
•	interests arising solely from the related person’s position as an executive officer or director of another entity that is a participant in the transaction, where (a) the related person and his or her immediate family members own in the aggregate less than a 5% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction, and (c) the amount involved in the transaction equals less than 2% of the annual gross revenues of each of CIT and the other entity that is a participant in the transaction.

Under this written policy, any proposed related person transaction will be considered at the next meeting of the Governance Committee, but if it is not desirable for CIT to wait until the next meeting, the transaction will be submitted to the Chairperson of the Governance Committee for approval, subject to reporting any such approval at the next Governance Committee meeting. In either case, the benefits to CIT, the availability of other sources of comparable products or services, the terms of the transaction, the terms available to unrelated third parties, and whether the transaction was undertaken in the ordinary course of business, will be considered. The Governance Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of CIT and its stockholders, as the Governance Committee determines in good faith. In certain circumstances, if the Chief Executive Officer, Chief Financial Officer or General Counsel of CIT becomes aware of a related person transaction that has not been previously approved or ratified under the policy, the Governance Committee will determine if rescission of the transaction is appropriate, and will request that the Chief Financial Officer evaluate CIT’s controls and procedures to ascertain the reason the transaction was not submitted to the Governance Committee or its Chairperson for prior approval.

There were no transactions reviewed by the Governance Committee in 2017 under the Related Person Transactions Policy.

The Board and management may have deposit relationships with CIT Bank, N.A.

We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into on an arm’s length basis at a fair market value for the transaction and as a result are not required to be approved under the Related Person Transactions Policy.

On December 20, 2016, a home mortgage loan was made by CIT Bank to a family member of Mr. Frank. This loan was made in the ordinary course of business on an arm’s length basis at a fair market value and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to CIT Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. Under the terms of the Related Person Transactions Policy it was determined that this mortgage loan did not require approval since it was on market terms.

Appointment of Directors

Eleven of CIT’s twelve nominees for director are standing for re-election. Mr. Tran was appointed as a director in July 2017 and is standing for election as a director for the first time at the 2018 Annual Meeting. For more information, see “Directors — Nominees”.

Diversity of Directors

Under our Corporate Governance Guidelines, the Board has adopted a diversity policy and seeks diversity in its members with respect to background, skills and expertise, industry knowledge, and experience. Our Corporate Governance Guidelines set forth general criteria for nomination and re-nomination to the Board, including:

•	judgment, integrity, commitment, and candor;
•	leadership and decision-making experience in complex organizations, including corporations, banking and financial institutions, and government, education, and military institutions;
•	expertise, knowledge, and skills useful for overseeing our business; and
•	diversity of background, perspectives, skills and experience.

When considering directors for re-nomination, the Governance Committee also considers attendance, preparedness, participation and candor.

The Governance Committee reviews with the Board the skills, characteristics and diversity of background appropriate for CIT’s directors. When seeking to fill Board vacancies, the Governance Committee evaluates the skills and characteristics of the existing directors, including the diversity of background, perspectives, and experience of the directors, to identify any gaps that should be filled. The Governance Committee then utilizes that information to guide its search for new director nominees.

CIT is honored to have a diverse board of directors that bring unique perspectives to the governance of the company. In 2017 the company was recognized for its gender diversity on the board, with more than 38 percent of directors being women. CIT’s Board is also represented by diverse ethnicities.

Majority Voting for Directors

Under our By-Laws and Corporate Governance Guidelines, if the nominees are all nominated by CIT, a nominee for director is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; however, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Corporate Secretary of CIT receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our By-Laws, and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before CIT first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, as permitted under Delaware law and our By-Laws, stockholders shall not be permitted to vote “against” a nominee. Votes cast shall not include abstentions with respect to the election of directors. Under our Corporate Governance Guidelines, if a majority vote is required, any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairwoman of the Board. If an incumbent director fails to receive the required vote for re-election, the Governance Committee will promptly consider the resignation submitted by such director and will recommend to the full Board whether to accept such resignation. The Governance Committee will consider all factors that it deems relevant in making its recommendation, including any stated reasons why stockholders voted “against” the director, the length of service and qualifications of the director, the director’s contributions to CIT and CIT’s Corporate Governance Guidelines.

The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the meeting of stockholders at which the election occurred. The Board will review the factors considered by the Governance Committee and such other information and factors as the Board deems relevant. We will promptly disclose the Board’s decision whether to accept the resignation as tendered, and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons the Board rejected the tendered resignation, in a Current Report on Form 8-K filed with the SEC.

If one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Board Leadership Structure

Effective April 1, 2016, Ellen R. Alemany assumed the role of Chief Executive Officer and effective on May 10, 2016, Ms. Alemany assumed the role of Chairwoman. Therefore, as of and since May 10, 2016, the positions of Chief Executive Officer and Chairwoman were held by one person, Ellen R. Alemany. In deciding to continue CIT’s practice of combining the Chief Executive Officer and Chairwoman positions, the primary factors considered by the Board were the importance of a unified strategic and operating focus, the benefits of clarity in the management structure of the organization, and the need for consistent communications to stockholders, customers, regulators and other constituencies. This structure also best assures that Ms. Alemany will be able to use her in-depth knowledge and perspective gained from running CIT to effectively and efficiently guide our Board. By being closely connected with both CIT’s senior level managers and the Board, Ms. Alemany is better able to appreciate and balance the perspectives of both groups.

To establish a liaison between the non-management directors and the Chairwoman and Chief Executive Officer and foster effective communication between them, the independent directors on CIT’s Board also appoint a Lead Director who is independent of management. This position is currently held by Vice Admiral John R. Ryan, USN (Ret.). The Board has structured the role of our independent Lead Director to strike an appropriate balance with the combined Chairwoman and Chief Executive Officer role and to fulfill the important requirements of independent leadership on the Board. As Lead Director, Mr. Ryan:

•	presides over all meetings of the Board at which the Chairwoman is not present;
•	presides at executive sessions of the Board;
•	develops and approves meeting agendas for the Board to ensure that management is addressing all matters of concern or interest to the Board and that sufficient time for discussion is allocated for each matter; and
•	serves as a liaison between the Chairwoman and the independent directors.

Director Succession

The Governance Committee periodically reviews with the Board the skills and characteristics appropriate for Board members. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge, and experience. It is the policy of the Board that individuals will not be nominated for election to the Board by the Governance Committee if on the date of election by shareholders their age would be 74 or older.

The Board’s Role in Risk Oversight

The Board believes that evaluating how CIT’s executive team manages the various risks confronting CIT is one of the most important areas of its oversight responsibilities and that effectively balancing risk and return is critical to the long-term success of CIT. CIT has a comprehensive enterprise risk management program that governs the policies and procedures used by management to monitor, evaluate and manage the risks we assume in conducting our business activities. Our Board’s oversight of this risk management process is conducted primarily by our Audit Committee and our Risk Management Committee; however, each of the other Board Committees also considers risk within its area of responsibility.

Audit Committee

The duties of the Audit Committee include reviewing and discussing with the appropriate members of management CIT’s major financial risk exposures, including interest rate, liquidity, foreign currency exposure, cash investment, funding, swap-

counterparty, and asset-liability management risks, as well as overseeing CIT’s internal controls over financial reporting. In addition, the Audit Committee is responsible for the oversight of, and receives regular reports regarding, CIT’s internal audit and compliance functions and risks related to litigation, compliance and legal matters as well as enterprise, operations and market risks. The Audit Committee and Risk Management Committee meet together quarterly in joint sessions to ensure appropriate communications regarding areas of overlap in overseeing risk.

Risk Management Committee

The duties of the Risk Management Committee include overseeing CIT’s risk management functions and processes, including (a) reviewing and recommending to the Board an annual risk appetite statement, and reviewing management’s risk appetite limits report to confirm that CIT is operating within its risk appetite statement, (b) ensuring that management has established processes and an enterprise risk management framework and governance structures designed to identify, bring to the Board’s and/or the Risk Management Committee’s attention, and appropriately manage, monitor, control and report exposures to the major risks affecting CIT, including risk management deficiencies and the timely implementation of corrective actions to address such deficiencies, (c) monitoring the performance, quality and trends associated with CIT’s credit portfolio, (d) assessing, jointly with the Audit Committee, the adequacy of CIT’s allowance for loan losses and management’s methodology for determining such allowance, (e) receiving, jointly with the Compensation Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs, and (f) overseeing CIT’s stress testing process. The Risk Management Committee also oversees CIT’s loan review function, information security processes, business continuity planning, and the use of insurance to manage certain of CIT’s risks.

Compensation Committee

The duties of the Compensation Committee include regularly assessing risks related to our compensation programs, including our executive compensation practices. Management provides information on a regular basis to the Compensation Committee regarding compensation elements and features that could mitigate or encourage excessive risk-taking. In assessing compensation related risks, the Compensation Committee, together with the Risk Management Committee, considers the balance between annual and longer-term performance incentives, performance measures that motivate sustained performance while prudently managing risk, stock ownership guidelines that align executives’ interests with those of our stockholders, and our clawback policy to recoup compensation.

Governance Committee

The duties of the Governance Committee include reviewing and minimizing risks by ensuring appropriate policies and practices exist and are implemented to avoid or manage conflicts of interest by and among CIT, its executive officers, directors, director nominees and stockholders, overseeing an effective succession planning process, overseeing CIT’s Political Contributions Policy and lobbying practices, and adopting prudent governance policies. For more information, see “Corporate Governance” above for a list of significant corporate governance practices and policies.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s human resources strategy in support of its business strategy at least annually. This process includes a detailed discussion of the Company’s leadership bench strength and succession plans with a focus on key positions at the senior officer level. In addition, the Board Committees regularly discuss the talent depth for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. For more information on CIT’s Board Committees, see “Corporate Governance — Board Committees” below.

Director and Senior Executive Officer Stock Ownership Policy

CIT believes that significant stock ownership by its directors and senior executive officers further aligns their and CIT stockholders’ interests. Accordingly, under our Corporate Governance Guidelines, within a specified period of time, directors are required to own shares of CIT’s common stock at least equal in value to five times the amount of the directors’ annual retainer fee. “Value” is generally calculated as the number of shares owned multiplied by the greater of (i) the current stock price or (ii) the 3-year average stock price of CIT’s common stock. This minimum stock ownership must be maintained for as long as both (a) such director remains on the Board and (b) CIT’s common stock is publicly traded on a national securities exchange. Senior executive officers of CIT are also required to own a minimum amount of CIT shares as further described in the “Compensation Discussion and Analysis” portion of this Proxy Statement.

Board Committees

During 2017, our Board maintained an Audit Committee, a Compensation Committee, a Governance Committee, and a Risk Management Committee as standing committees. The Compensation Committee is currently comprised of four directors.

The Audit Committee, the Governance Committee and the Risk Management Committees are currently comprised of five directors. Each director serving on the Audit Committee, the Compensation Committee, the Governance Committee and the Risk Management Committee is independent as defined by the NYSE and applicable law. Each Board Committee has a separate chair and operates under a written charter. The current version of the written charter of each standing Board Committee is available on our website at http://cit.com/about-us/corporate-governance/board-of-directors/.

Board Committee Assignments

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Risk Management Committee
Ellen R. Alemany	n/a	n/a	n/a	n/a
Michael L. Brosnan	✓		✓
Michael A. Carpenter		✓		✓
Dorene C. Dominguez	✓
Alan Frank	CHAIR
William M. Freeman		✓	CHAIR
R. Brad Oates		CHAIR		✓
Marianne M. Parrs (1)	✓
Gerald Rosenfeld				CHAIR
Vice Admiral John R. Ryan, USN (Ret.)		✓		✓
Sheila A. Stamps			✓	✓
Khanh T. Tran (2)			✓
Laura S. Unger	✓		✓
2017 Meetings	11	8	6	6
(1)	Until May 8, 2018.
(2)	Became a Director in July 2017

Board Committee Duties, Generally

Each Board Committee:

•	conducts its duties consistent with its written charter, which it reviews and updates (if appropriate) at least annually;
•	conducts a self-evaluation annually;
•	cooperates and coordinates with the other Board Committees on areas where the substance of their activities overlap; and
•	regularly reports to the Board.

Audit Committee

The Audit Committee’s duties include:

•	monitoring the quality and integrity of our financial reporting process, financial statements and systems of internal controls regarding finance and accounting;
•	monitoring compliance with our “Code of Business Conduct,” other compliance policies, and legal and regulatory requirements;
•	reviewing the budget, plan and activities of the Internal Audit Department and the appointment, performance and replacement of the Chief Auditor;
•	reviewing the budget, plan and activities of the Compliance Department and the appointment, performance, and replacement of the Chief Compliance Officer;
•	retaining, determining the compensation of, and monitoring the qualifications, independence and performance of the independent auditors, including approving in advance all audit and non-audit engagements;
•	overseeing the management of our financial, litigation and compliance risks;
•	overseeing and monitoring CIT’s significant bank regulatory matters, including CIT’s progress in addressing the action items noted by banking regulators in examination and similar reports, and in annual and periodic assessment reports; and
•	approving the “Audit Committee Report” for inclusion in our annual proxy statement.

The Board has determined that Mr. Frank meets the standard of “Audit Committee Financial Expert,” as defined by the rules of the SEC, and that each member of the Audit Committee is independent from management and financially literate, as defined by the NYSE listing standards.

Compensation Committee

The Compensation Committee evaluates, oversees and approves the compensation and benefits for our executive officers and other employees, and is responsible for the following:

•	overseeing, reviewing and approving the overall goals and purposes of CIT’s incentive compensation programs for all employees, to ensure that such programs appropriately balance risk and financial results and do not encourage excessive risk taking;
•	reviewing and recommending to the Board for approval the corporate goals and objectives relevant to CEO compensation;
•	recommending to the Board the compensation and benefits for the CEO considering CIT’s and our CEO’s performance relative to financial, strategic and other goals and objectives approved by the Board and the value of compensation granted to the CEO at comparable or peer companies;
•	approving the compensation for our executive officers and reviewing the compensation for all employees (other than our executive officers) whose annual compensation exceeds $1 million;
•	meeting at least annually to discuss and evaluate employee compensation plans with CIT’s Chief Risk Officer in light of an assessment of any risk posed to CIT, to ensure that such plans do not encourage employees to take unnecessary and excessive risks and to ensure that such plans do not encourage the manipulation of CIT’s reported earnings to enhance the compensation of any of CIT’s employees;
•	receiving and reviewing, jointly with the Risk Management Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs in providing risk-taking incentives that are consistent with the safety and soundness of CIT;
•	maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;
•	approving significant amendments to the retirement, severance and other compensation and benefit plans in which our executive officers participate;
•	discussing, reviewing with management and approving the disclosure regarding compensation and benefit matters and the “Compensation Discussion and Analysis” in CIT’s annual proxy statement; and
•	approving the “Compensation Committee Report” for inclusion in our annual proxy statement.

The Compensation Committee may form and delegate authority to subcommittees comprised of one or more members of the Compensation Committee. It may also delegate to CIT’s employee benefits committee the responsibility to review and recommend material revisions to retirement plans, severance plans, plans permitting deferral of compensation, or any other benefit plan in which the executive officers are participants. The Compensation Committee also has the authority to engage such consultants and independent counsel as it determines is appropriate to assist it in the performance of its responsibilities.

In 2017, the Compensation Committee engaged the independent, external consulting firm Pay Governance LLC (“Pay Governance”) to advise the Compensation Committee on all matters relating to the compensation of our executive officers. The Compensation Committee directly retained Pay Governance independently from CIT management, and CIT does not utilize Pay Governance for any other purpose. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Compensation Committee does not raise a conflict of interest.

Governance Committee

The Governance Committee oversees CIT’s governance policies and processes for nominating directors, which duties include:

•	identifying and recommending qualified candidates to fill positions on the Board and its Board Committees;
•	reviewing and recommending to the Board the compensation and benefits for directors (other than directors who are also employees of CIT);
•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Board Committees;
•	overseeing the self-evaluation of the Board and its Board Committees;
•	overseeing CIT’s Corporate Governance Guidelines and related policies;

•	overseeing the succession planning process for CIT’s Chief Executive Officer, executive officers and senior managers; and
•	reviewing disclosures in CIT’s annual proxy statement regarding the Governance Committee and the director nominating process, as well as any stockholder proposals and statements in opposition.

The Governance Committee considers and evaluates all director candidates recommended by our stockholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Stockholders may propose qualified nominees for consideration by the Governance Committee by submitting the names and supporting information in writing to: Office of the General Counsel, CIT Group Inc., One CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the stockholders; (2) information in support of the nominee’s qualifications to serve on the Board and the nominee’s independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT common stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) any other information that the stockholder believes to be pertinent. To be considered for nomination by the Governance Committee, any such nominees shall be proposed as described above no later than December 15th of the calendar year immediately preceding the applicable annual meeting of stockholders3. Our Corporate Governance Guidelines provide that no person shall qualify for service as a director if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than CIT, or has received any such compensation or other payment from any person or entity other than CIT, in each case in connection with candidacy or service as a director of CIT.

Risk Management Committee

The Risk Management Committee oversees CIT’s risk management functions and processes, which address many of the major risks inherent to CIT’s business, including credit risk, market risk, reputation risk, business continuity and operational risk, and is responsible for the following:

•	overseeing our enterprise risk management functions and processes, including reviewing and recommending to the Board an annual risk appetite statement and reviewing management’s risk appetite limits report to confirm that CIT is operating within its risk appetite statement, overseeing CIT’s risk monitoring programs and processes, monitoring the performance and quality of CIT’s credit portfolio, reviewing and assessing CIT’s risk grading methodology, confirming that sufficient and appropriate resources are dedicated to risk management, overseeing CIT’s stress testing process, and managing, monitoring, controlling and reporting exposures to the major risks affecting CIT, including risk management deficiencies and the timely implementation of corrective actions to address such deficiencies;
•	reviewing the plan, budget, activities, organizational structure, staffing, scope of authority and qualifications of the loan review organization responsible for auditing compliance with CIT’s credit policies and practices;
•	reviewing and ensuring the adequacy of CIT’s business continuity and disaster recovery plans, training programs, and threat analysis;
•	reviewing and ensuring the adequacy of CIT’s information security policies and technology risk management program; and
•	reviewing CIT’s corporate insurance program at least annually.

In 2017, the Board dissolved the Regulatory Compliance Committee whose functions were also being performed by and will continue to be performed by the remaining Board committees.

Regulatory Remediation Working Group

Provide oversight and guidance to management to advance the timely remediation of any supervisory matters requiring attention and is comprised of 1 member of the Risk Management Committee and 1 member of the Audit Committee.

Stockholder Communications with the Board

Any person who has a concern about CIT’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT’s stockholders may communicate with the Board regarding any topic of current relevance to CIT’s business. Any of the foregoing communications should be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group by writing to them, c/o CIT’s General Counsel and Secretary, One CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at

[3]	For deadlines related to the inclusion in the 2019 proxy statement of candidates nominated by stockholders, and for such candidates to be addressed at the 2019 Annual Meeting of Stockholders, please refer to “Other Business — Stockholder Proposals and Nominations for the 2019 Annual Meeting” below.

1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call the toll free numbers listed in our Code of Business Conduct, which is available on our website at https://www.cit.com/about-us/corporate-governance/. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT’s regular procedures:

•	depending on the nature of the concern or issue, your communication may be referred to CIT’s Chief Auditor, General Counsel, Chief Human Resources Officer or other appropriate executive for processing, investigation, and follow-up action;
•	concerns relating to CIT’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee; and
•	other concerns may be referred to either CIT’s Lead Director or to one or more non-management members or Board Committee.

CIT’s General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials or any other communications intended solely to market services or products to directors or CIT.

Compensation Committee Interlocks, Insider Participation and Banking Interlocks

There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under SEC rules. No member of our Compensation Committee is a current or former officer or employee of CIT. No member of our Board and none of our “senior executive officers” (as defined in 12 C.F.R. §303.101) is a management official of an unaffiliated depository organization.

Legal Proceedings

There are no known legal proceedings or events in the past ten years that are material to an evaluation of any director, executive officer, or person nominated to become a director or executive officer of CIT, other than CIT’s bankruptcy in 2009.

CIT Political Contributions Policy

CIT believes that an important part of responsible corporate citizenship is participation in the political and public policy process. The focus of these efforts is on issues that affect the company, our operations, employees, customers, shareholders and local communities. Our business is subject to extensive laws and regulations at the federal, state and local levels, and changes to these laws can significantly affect how we serve our customers and the costs we incur. It is important for CIT to engage in the political dialogue to advance the interests of our company.

•	Even where legally permitted, CIT’s policy is to not use any company funds or property for any candidate campaign funds, including candidate campaign committees, political parties, caucuses, or independent expenditure committees (super PACs).
•	CIT may use contract lobbyists and trade associations to monitor and provide comments on proposed legislation and regulations that may affect how our customers can be served. The General Counsel must approve any lobbying activities by employees or the use of company funds for lobbying.
•	CIT’s Political Action Committee (“PAC”) is a non-partisan committee that provides an opportunity for company employees to participate in the political process. The PAC is funded entirely through voluntary contributions from eligible CIT employees, and uses those funds to support candidates running for elective office, political parties, and other political action committees that are supportive of CIT’s public policy goals.
•	CIT’s Code of Business Conduct encourages employees to participate in civic and political activities on their own time based on their individual desires and political preferences, including making personal contributions to political candidates or activities, as long as they do not express or imply that they are acting on behalf of CIT.

Hedging, Margin Accounts and Pledged Securities

CIT’s directors and employees are prohibited from entering into financial transactions to hedge their ownership interest in CIT’s securities, including trading in publicly traded options, puts, calls, collars or other derivative instruments related to CIT’s stock or debt. CIT’s directors and employees are also prohibited from holding CIT’s securities in a margin account or otherwise pledging CIT securities as collateral for a loan.

DIRECTOR COMPENSATION

The Governance Committee recommends to the Board the compensation and benefits for CIT’s non-employee directors. The objectives of the director compensation program are to attract highly qualified individuals to serve on the Board and to align their interests with our stockholders. Employee directors do not receive compensation for their services as a director.

CIT’s director compensation plan (the “Director Compensation Plan”) is described below. Directors’ compensation is earned for each twelve-month period beginning in May and ending in April, but is disclosed in the annual proxy statement on a fiscal year basis.

Initial Equity Awards

A one-time grant of restricted stock units (“RSUs”) valued at $100,000 at the time of grant is awarded to directors in connection with their appointment to the Board, subject to applicable black-out periods and vest in three equal annual installments. For directors who also are becoming or may become members of the Board of CIT Bank, N.A. and do not at that time own any CIT Group Inc. common stock, vesting of an equivalent number of shares equal to $1,000 of the one-time grant of RSUs will be accelerated to the date that the director joins the Board of CIT Bank, N.A.

Annual Compensation

The following table outlines the elements of compensation paid annually to directors for each twelve-month period beginning in May and ending in April of the following calendar year, and determined by each director’s role on the Board, pursuant to the Director Compensation Plan.

	Lead Director, Board Committee Chairs and Directors Serving on more than one Board Committee	All Other Directors
Cash Retainer	$85,000	$85,000
Equity-Based Award (1)	$105,000 to $155,000	$95,000
Total	$190,000 to $ 240,000	$180,000

(1)	CIT’s Director Compensation Plan provides for supplemental director equity-based awards in the form of RSUs as follows: $25,000 for serving as Audit Committee Chair, $15,000 for serving as Risk Management, Compensation, Special Compliance, or Governance Committee Chair, $25,000 for serving as Lead Director and $10,000 for serving on more than one Board Committee. The range of compensation listed in the “Equity-Based Award” and “Total” rows of the table represent the foregoing amounts. The maximum amounts in such ranges presume that a director serves as Audit Committee Chair and Lead Director and serves on more than one Board Committee.

Annual Cash Retainer

An annual cash retainer of $85,000, is payable semi-annually in May and October of each year. In addition, directors who are members of the Regulatory Remediation Working Group receive a supplemental cash retainer of $15,000. Directors may elect to receive their annual cash retainer in any combination of cash and RSUs that settle 100% in shares of CIT stock. RSUs granted in lieu of cash as part of the annual retainer vest in full on the first anniversary of the grant date.

Annual Equity Awards

Directors’ equity-based awards are granted in May of each year in the form of RSUs that settle 50% in cash and 50% in shares and vest in three equal annual installments. Directors may elect to receive 100% of vested RSUs in shares of CIT stock.

Pro-Ration Upon Joining the Board

Annual cash retainers and the value of annual equity-based awards payable to directors with respect to the compensation year during which they are named to the Board are prorated, based on the number of months remaining in the compensation year at the time they are appointed to the Board divided by twelve.

Meeting Fees

CIT Group directors who also serve on the Board of Directors of CIT Bank (the “CIT Bank Board”) receive $1,000 for each meeting of the CIT Bank Board in which they participate in person, and $500 for each meeting of the CIT Bank Board in which they participate by telephone. Such fees are payable quarterly in arrears, in cash. No additional fees are paid for attendance at Board or Board Committee meetings.

Out-of-Pocket Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board or Board Committee meetings and functions and for continuing education related to serving as a director of CIT.

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (4) ($)	Stock Awards (5)(6) ($)	All Other Compensation ($)	Total ($)
Ellen R. Alemany (1)	$—	$—	$—	$—
Michael L. Brosnan (2)	$92,000	$257,500	$—	$349,500
Michael A. Carpenter	$92,500	$105,000	$—	$197,500
Dorene C. Dominguez	$101,000	$218,750	$—	$319,750
Alan L. Frank	$93,000	$120,000	$—	$213,000
William M. Freeman	$85,000	$120,000	$—	$205,000
Marianne Miller Parrs	$93,000	$95,000	$—	$188,000
R. Brad Oates (2)	$93,000	$120,000	$—	$213,000
Gerald Rosenfeld	$92,500	$110,000	$—	$202,500
Vice Admiral John R. Ryan	$85,000	$130,000	$—	$215,000
Sheila A. Stamps	$93,000	$105,000	$—	$198,000
Peter J. Tobin (3)	$—	$—	$—	$—
Khanh T. Tran	$71,333	$179,167	$—	$250,500
Laura S. Unger	$92,500	$105,000	$—	$197,500

(1)	Ms. Alemany’s compensation for 2017 was based solely on her role as CEO of CIT, during 2016, as disclosed in the “Summary Compensation Table” and discussed in the “Compensation Discussion and Analysis” section in this Proxy Statement.

(2)	Messrs. Brosnan and Oates each received a prorated supplemental cash retainer of $8,750 during 2018, covering their services on the Regulatory Remediation Working Group beginning in October 2017 through April 2018. These amounts are not included in the amounts reported in the table above, pursuant to SEC rules, and will be included the 2018 Director Compensation Table.

(3)	Mr. Tobin received retainer payments during 2016 that covered his services through his retirement from the Board in May 2017.

(4)	The amounts shown for each non-employee director include annual cash retainer, pro-rated for Mr. Tran to reflect his election to the Board in July 2017, and meeting fees received during 2017 for participation in meetings of the CIT Bank Board, as set forth in the table below:

Name	CIT Bank Board Meeting Fees
Ms. Dominguez	$16,000
Mr. Frank, Mr. Oates, Ms. Parrs and Ms. Stamps	$8,000
Messrs. Carpenter and Rosenfeld, and Ms. Unger	$7,500
Mr. Brosnan	$7,000
Mr. Tran	$500
Messrs. Freeman, Ryan and Tobin	$—

The amount shown above for Ms. Dominguez includes $11,000 in fees received during 2017 for participation in meetings of the CIT Bank Board prior to her election to the CIT Group Inc. Board of Directors.

During 2017, Messrs. Carpenter, Rosenfeld and Tran elected to receive 100% of their annual retainers in the form of RSUs. All of the other non-employee directors received their retainers as cash. The grant date fair value of RSUs received at each director’s election did not exceed the value of the foregone cash retainer, and no amount related to such awards is therefore included in the “Stock Awards” column. The retainer amounts were converted to a number of RSUs based on the closing price of CIT common stock on the respective grant dates, and are scheduled to vest 100% on the first anniversary of the grant date. The number of RSUs granted and the grant date fair value of awards granted at each director’s election are as follows: Each of Mr. Carpenter and Mr. Rosenfeld, 910 RSUs granted on 5/9/17 ($42,500), and 914 RSUs granted on 10/25/17 ($42,500); and Mr. Tran, 1,358 RSUs granted on 10/25/17 ($63,162).

(5)	Represents the aggregate grant date fair value of RSUs granted during 2017 for each non-employee director, other than for RSUs granted as part of the annual retainer and described in footnote 4 above. These amounts do not represent the actual value realized by each director. The grant date fair value is determined in accordance with FASB ASC Topic 718 based on the closing price of CIT common stock on the date of grant. The number of RSUs granted during 2017 was determined based on the closing price of CIT common stock on each grant date and are scheduled to vest in equal installments on the first, second, and third anniversaries of the date of the award. The number of RSUs and grant date fair value of awards granted to each non-employee director are as follows:

Name	Grant Date	# RSUs	Grant Date Fair Value
Mr. Brosnan	2/1/17	3,744	$152,500
	5/9/17	2,248	$105,000
Mr. Carpenter	5/9/17	2,248	$105,000
Ms. Dominguez	4/26/17	2,728	$123,750
	5/9/17	2,034	$95,000
Messrs. Frank, Freeman and Oates	5/9/17	2,570	$120,000
Ms. Parrs	5/9/17	2,034	$95,000
Mr. Rosenfeld	5/9/17	2,355	$110,000
Mr. Ryan	5/9/17	2,784	$130,000
Ms. Stamps and Ms. Unger	5/9/17	2,248	$105,000
Mr. Tran	7/27/17	3,740	$179,167

The RSUs listed above are scheduled to either settle 50% in cash and 50% in shares, or 100% in shares based on director elections, other than the initial grants for Messrs. Carpenter and Rosenfeld which are scheduled to settle 100% in shares.

The RSUs listed above for Mr. Brosnan include one-time RSUs valued at $100,000, and prorated annual RSUs valued at $52,500, awarded during 2017 in connection with his appointment to the Board in November 2016.

The RSUs listed above for Ms. Dominguez include one-time RSUs valued at $100,000, and prorated annual RSUs valued at $23,750, awarded in connection with her appointment to the Board in February 2017.

The RSUs listed above for Mr. Tran include one-time RSUs valued at $100,000, and prorated annual RSUs valued at $79,167, awarded in connection with his appointment to the Board in July 2017.

(6)	The following table sets forth the aggregate number of equity-based awards to each non-employee director outstanding at December 31, 2017:

Name	# RSUs
Mr. Brosnan	5,993
Mr. Carpenter	9,220
Ms. Dominguez	4,762
Mr. Frank	5,681
Mr. Freeman	8,378
Ms. Miller Parrs	5,569
Mr. Oates	7,805
Mr. Rosenfeld	20,591
Mr. Ryan	14,695
Ms. Stamps	5,772
Mr. Tobin	—
Mr. Tran	5,078
Ms. Unger	16,588

The use of stock options was discontinued in April 2010, and RSUs were the only form of equity-based awards granted to directors during 2017. The number of RSUs that are vested as of December 31, 2017 but deferred at the election of the directors, included in the number of RSUs outstanding presented above, are as follows: Mr. Carpenter — 1,049; Mr. Freeman — 2,654; Mr. Oates — 2,152; Mr. Rosenfeld —13,420; Mr. Ryan — 8,375; and Ms. Unger — 11,312.

EXECUTIVE OFFICERS

The following table sets forth certain information, as of February 21, 2018, regarding CIT’s executive officers. The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT’s executive officers or with any director. The executive officers, like all directors and employees, are subject to CIT’s Code of Business Conduct, which is available on our website at http://www.cit.com/about-cit/corporate-governance/code-of-conduct/index.htm . Certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name	Age	Position
Ellen R. Alemany (1)	62	Chairwoman and Chief Executive Officer of CIT and CEO and President of CIT Bank, N.A.
Stuart Alderoty	58	Executive Vice President, General Counsel and Secretary
George D. Cashman	64	President, Rail Finance
James J. Duffy	63	Executive Vice President and Chief Human Resources Officer
John J. Fawcett	59	Executive Vice President and Chief Financial Officer
Matthew Galligan	64	President, Real Estate Finance
James L. Hudak	54	President, Commercial Finance
Michael S. Jones	53	President, Business Capital
Jeffrey Lytle	51	Senior Vice President, Rail Finance
Kenneth McPhail	55	Executive Vice President and Chief Strategy Officer
Denise M. Menelly	56	Executive Vice President and Head of Technology and Operations
Gina M. Proia	45	Executive Vice President and Chief Marketing and Communications Officer
Robert C. Rowe	56	Executive Vice President and Chief Risk Officer
Steven Solk	63	President, Consumer Banking and President, California
Edward K. Sperling	53	Executive Vice President & Corporate Controller

(1) See “Directors — Nominees” in this Proxy Statement for Ms. Alemany’s biographical information.

Stuart Alderoty has served as Executive Vice President and General Counsel and Secretary since October 2016. He is the Chief Legal Officer, responsible for overseeing all legal, corporate governance and insurance risk management matters for CIT and its operating groups. Mr. Alderoty joined CIT from HSBC North America Holdings, Inc., where he served as General Counsel for six years. Prior to joining HSBC, Mr. Alderoty was Managing Counsel at American Express, and before that he was a partner with the law firm of LeBouef, Lamb, Green and MacRae, specializing in litigation. Mr. Alderoty serves on the board and executive committee of the Minority Corporate Counsel Association, a not-for-profit association that advocates for the expanded hiring, retention and promotion of minority attorneys in corporate law departments and the law firms that serve them. He also serves on the board and executive committee of the Count Basie Theatre, a not-for-profit community arts center in Red Bank, New Jersey. Mr. Alderoty is also the Advisory Board Chair for the Rutgers Law School Center for Corporate Law and Governance. Mr. Alderoty received his BA from Rutgers University and his JD from Rutgers University Law School — Newark.

George D. Cashman has served as President of Rail Finance since August 2006. He elected to retire effective June 30, 2018. He joined CIT in January 2000 as Senior Vice President and was promoted to Executive Vice President in July 2001. He was subsequently promoted to his current position in August 2006. His areas of expertise include rail and shipping industry trends and railcar types and leasing. Prior to joining CIT, he was Senior Vice President of PSE&G Energy Services, responsible for developing a captive finance company for this unregulated energy services subsidiary of PSE&G. Before PSE&G, Mr. Cashman was President and Co-Founder of Glenshaw Capital, an investment advisory company. He spent the majority of his career with Westinghouse Financial Services, where he served in a variety of management positions, including most recently as Executive Vice President and Group Manager — Major Industries Finance. In this role, he developed industry verticals in the Transportation, Energy and Media markets. Prior to joining Westinghouse in 1984, Mr. Cashman held a number of positions with GTE Corporation, including co-founding its captive finance company. He received a BS degree in Finance from Susquehanna University and an MBA from the College of William and Mary.

James J. Duffy has served as Executive Vice President and Chief Human Resources Officer at CIT since August 2016. He is responsible for overseeing the human resources function, including the development and implementation of the company’s global employee talent programs, employment policies, compensation and benefits. Mr. Duffy was previously Chief Human Resources Officer at Ally Financial Inc., where he was responsible for HR, including compensation, staffing, leadership development, talent management, and acquisition, employee relations and organizational development. Prior to Ally, Mr. Duffy was the chief human resources officer at CIT. Prior to joining CIT in 2006, he served as Senior Vice President of Human Resources for Citigroup’s Global Consumer Group, a $13 billion business offering a full range of consumer products with more than 200,000 employees in 50 countries. Before joining Citigroup, Mr. Duffy held senior HR positions at other major banking and manufacturing companies, including AlliedSignal, Ingersoll-Rand, Bankers Trust and GE. Mr. Duffy earned a BS in Industrial and Labor Relations from Cornell University.

John J. Fawcett has served as Executive Vice President and Chief Financial Officer since May 2017. He is responsible for strategic planning, financial analysis, accounting, treasury management, tax and investor relations. Previously, Mr. Fawcett served as CFO of Citizens Financial Group (CFG) and Royal Bank of Scotland (RBS) Americas from 2007 through 2015. He was instrumental in leading the CFG initial public offering and separation of CFG from RBS in September 2014. Prior to this he had a 20-year tenure at Citigroup with CFO roles in various areas including as CFO of Global Transaction Services, CFO of the Commercial Markets Business and head of Financial Planning and Analysis for the Global Corporate and Investment Bank, to name a few. Most recently, Fawcett served on the board of Rabobank North America. Mr. Fawcett holds a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance, both from St. John’s University.

Matthew Galligan has served as President of Real Estate Finance since December 2015. Prior to that, Mr. Galligan was Executive Vice President of Real Estate Finance since November 2011. Previously, Mr. Galligan served as Managing Director and Head of U.S. Property Finance for Bank of Ireland where, under his leadership, his team negotiated and closed more than 30 transactions totaling $2 billion. Before joining Bank of Ireland, he served as Executive Vice President for Real Estate Capital Markets at DebtX. He has also worked for Fleet Boston Financial, Bank of Boston and Chase Manhattan in executive level positions in credit, real estate lending, debt distribution and capital markets. Mr. Galligan sits on the Commercial Real Estate Board of Governors for the Mortgage Bankers Association. Mr. Galligan received a BA in Economics/Accounting from the College of the Holy Cross and an MBA in Finance from the New York University Graduate School of Business Administration.

James L. Hudak has served as President of CIT Commercial Finance since December 2015. Prior to that, he served as President and Co-Head of Corporate Finance since October 2008. Previously, Mr. Hudak was President of CIT’s Communications, Media and Entertainment business since 2001. In 1994, he co-founded the Telecom Financing Group at AT&T Capital, a predecessor of CIT. Mr. Hudak originally joined AT&T Capital in 1991 in its Capital Markets Division, focusing on large project financings and leveraged leases. He started his career at Philadelphia National Bank, completing a formal bank training program and initially concentrated on commercial real estate projects, and thereafter had roles at both

Merrill Lynch and Citibank, where he worked in the Leveraged Finance division. Mr. Hudak received a BA from Bucknell University and an MBA from Cornell University. He is a former officer in the U.S. Army and Army Reserves.

Michael S. Jones, has served as President of CIT Business Capital since January 2018. He is responsible for CIT’s Direct Capital, Capital Equipment Finance, Equipment Finance, and Lender Finance businesses. Mr. Jones has served as Managing Director, Business Capital of CIT since 2016. Prior to that Mr. Jones served as Senior Vice President, Managing Director Vendor Equipment Finance of EverBank Equipment Finance from 2004-2016. Mr. Jones also held management positions with US Bank Equipment Finance, JB Acquisition/USA Inc., and Sunoco Oil Company. He has also held the office of Executive Officer, Platoon Leader (Ranger) for the United States Army. Mr. Jones holds a Bachelor of Science degree from Widener University.

Jeffrey Lytle, has served as Senior Vice President, Rail Finance of CIT and has served in such capacity since August 2005. He has been named President of Rail Finance effective April 1, 2018. Previously Mr. Lytle was employed by General Electric Company, Equipment Service, GE Rail Services as Senior Vice President, Shipper Sales from 2001 until 2005 and as Vice President, Sales & Commercial Services from 1999-2001. Mr. Lytle holds a Masters of Business Administration degree from Arizona State University and a Bachelor of Arts degree from Indiana University.

Kenneth McPhail, has served as Executive and Chief Strategy Officer since September 2017. He is responsible for strategic planning and initiatives, mergers, acquisitions and divestitures that advance CIT’s goals. He previously served as the managing director and head of Corporate Strategy and Development at MUFG Union Bank. From 2006 to 2015 he was the co-head of Depository Institutions at Bank of America Merrill Lynch and was a strategic advisor to international and regional bank holding companies. Prior to that, he had an 11 year tenure at Citigroup as the head of Depository Institutions. He began his career at The First Boston Corporation in 1985. Mr. McPhail holds a Bachelor of Arts degree in economics from Brown University

Denise M. Menelly has served as Executive Vice President and Head of Technology and Operations since June 2016. With an extensive track record for transforming organizations, Ms. Menelly works with all of CIT’s stakeholders to leverage new and existing technologies to drive growth throughout the company, while also leading strategic vision for streamlined operations. Ms. Menelly is also responsible for overseeing CIT’s information security strategy. Previously, Ms. Menelly spent six years with Bank of America Merrill Lynch, most recently as Head of Enterprise Shared Services, where she managed and transformed functions shared by the bank’s corporate, commercial and consumer business lines. She joined Bank of America in 2010 as the chief operating officer for Corporate Banking and then became the global head of Commercial and Corporate Bank Operations, managing functions in more than 28 countries. Prior to joining Bank of America, Ms. Menelly served as the head of operations for RBS Citizens and vice chairman of Citizens Bank. In these roles her responsibilities included the U.S.-based banking operations for Consumer Banking, Commercial Banking and Global Transaction Services. From 1996 to 2008, Ms. Menelly worked at Citigroup, implementing technology and process changes while increasing her responsibilities in various Operations and Technology roles. These included Global Head of Securities & Fund Services (SFS) Operations and Client Delivery, Head of Operations for the Commercial Business Group, Head of CitiCapital Operations, Head of Global Transaction Services Client Delivery and Head of Domestic Cash Management Operations. Ms. Menelly began her career with Bankers Trust Company in 1983 and spent the next 13 years managing various operations and technology functions. Ms. Menelly holds a BS from Manhattan College.

Gina M. Proia has served as Executive Vice President and Chief Marketing and Communications Officer since December 2016. She is responsible for overseeing the company’s branding, marketing, advertising, communications and corporate citizenship strategies as well as ensuring they support CIT’s strategic priorities. She is also responsible for advancing strategies and programs to help promote a corporate culture that aligns employees with CIT’s business goals, facilitates sustained growth, and complies with regulatory requirements. Ms. Proia joined CIT following 10 years at Ally Financial, where she served most recently as Chief Communications Officer. She has served as a board member of Jump$tart Coalition, a national nonprofit organization advancing financial education for young people. She is also a member of the Arthur W. Page Society. In 2010, Ms. Proia was recognized on PR Week’s 40 Under 40 List, and in 2015 she received the Aiming High Award from Legal Momentum, the Women’s Legal Defense and Education Fund, which recognizes the accomplishments of women in business. Prior to joining Ally, Ms. Proia held various positions at General Motors in the areas of financial communications, marketing communications, and product publicity.

Robert C. Rowe has served as Executive Vice President and Chief Risk Officer at CIT since December 2015. He is responsible for independent oversight of the company’s Risk Management, including Credit Administration, Enterprise Risk, Compliance and Credit Review. Rob has been with CIT for eight years. Previously, he served as CIT’s Chief Credit Officer. As Chief Credit Officer, Rowe was responsible for overseeing the transaction approval process across CIT operating segments, setting credit policy and overseeing the Company’s workout/special assets function. Prior to joining CIT, Rowe served as Chief Credit Officer of National City Bank and National City Corporation after spending 20 years in various roles of increasing responsibility in its Corporate Banking and Credit departments. Rowe received a BA degree in Economics from Boston College and an MBA in Finance from Indiana University.

Steven Solk has served as President of Consumer Banking and, President, California since November 2016. He is responsible for Consumer Banking and Commercial Services businesses. Mr. Solk also served as President of CIT Business Capital from December 2015 until January 2018. Previously, Mr. Solk was an Executive Vice President of Commercial Finance at RBS Citizens Bank and a member of Citizens’ Executive Leadership Group. In this role, he was responsible for executing growth strategies for four commercial banking specialty businesses, which included Franchise Finance, Business Capital, Asset Finance and Commercial Real Estate. Prior to RBS, Mr. Solk served in several executive roles in the financial sector, including more than 20 years at Citigroup. At Citigroup, he managed multiple lending and leasing specialty businesses and attained leading market positions in core target markets. Mr. Solk began his career at Bank of America, where he underwrote and managed corporate relationships. Mr. Solk earned a BA in Finance from Arizona State University.

Edward K. Sperling has served as Executive Vice President and Corporate Controller since November 2015. Prior to being named to this position, Mr. Sperling was Senior Vice President and Deputy Controller since 2011. Mr. Sperling has held numerous leadership roles at CIT in Corporate Accounting, Internal Audit, Credit, Financial Planning and Analysis, Investor Relations, Technology and Treasury. Mr. Sperling holds a BS in Accounting from Rutgers University and an MBA in Finance from Seton Hall University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires CIT’s directors, certain officers and persons who own more than 10% of a registered class of CIT’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Certain officers, directors and greater than 10% stockholders also are required by SEC rules to furnish CIT with copies of all Section 16(a) forms they file.

Mr. Cashman filed one late Form 4 in 2017 regarding one transaction for the disposition of CIT common stock to cover tax withholding for RSUs that settled in 2017, and Ms. Stamps filed one late Form 4 in 2017 regarding one transaction for the acquisition of CIT common stock pursuant to a grant of RSUs vesting in 2017. These late filings resulted from administrative errors by CIT. Based solely upon a review of the copies of Forms 3, 4 and 5 and any amendments thereto furnished to CIT and written representations made to CIT, CIT believes that all other Section 16(a) filing requirements were timely met during 2017.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the name and address of each person or company known to CIT that beneficially owns more than 5% of any class of voting stock. Information in this table is as of December 31, 2017, based upon reports on Schedule 13G filed with the SEC on or before February 14, 2018.

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Common Stock	Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	11,223,000	(1)	8.5%

Common Stock	Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	11,051,929	(2)	8.4%

Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,011,482	(3)	8.4%

Common Stock	First Pacific Advisors, LLC 11601 Wilshire Blvd., Suite 1200 Los Angeles, CA 90025	10,824,256	(4)	8.3%

Common Stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,122,115	(5)	6.1%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,980,136	(6)	5.3%

(1)	Capital Research Global Investors (“CRG”) reports sole power to vote or direct the vote over 11,223,000 shares and sole power to dispose or direct the disposition of 11,223,000 shares. Information related to CRG is based solely on our review of the Schedule 13G/A filed by CRG with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017.

(2)	Franklin Mutual Advisors, LLC (“FMA”) reports combined ownership of 8.4% on behalf of itself and its affiliate, Franklin Advisory Services, LLC (“FAS”), on Schedule 13G. FMA reports sole power to vote or direct the vote over 10,836,329 shares, and sole power to dispose or direct the disposition of 10,836,329 shares. FAS reports sole power to vote or direct the vote over 215,600 shares, and sole power to dispose or direct the disposition of 215,600 shares. This information is based solely on our review of the Schedule 13G/A filed by FMA with the SEC on February 5, 2018, reporting beneficial ownership as of December 31, 2017.

(3)	The Vanguard Group reports sole power to vote or direct the vote over 104,523 shares, shared power to vote over 57,199 shares, sole power to dispose or direct the disposition of 10,850,373 shares and shared dispositive power over 161,109 shares.

(4)	First Pacific Advisors, LLC reports shared voting power over 1,911,086 shares and shared dispositive power over 10,824,256 shares.

(5)	Capital World Investors (“CWI”) reports sole power to vote or direct the vote over 8,122,115 shares, and sole power to dispose or direct the disposition of 8,122,115. Information related to CWI is based solely on our review of the Schedule 13G filed by CWI with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017.

(6)	BlackRock, Inc. reports sole power to vote or direct the vote over 5,983,176 shares and sole power to dispose or direct the disposition of 6,980,136 shares.

Security Ownership of Directors and Executive Officers

The table below shows, as of February 28, 2018, the number of shares of CIT common stock owned by each director, by the named executive officers, and by the directors and executive officers as a group.

Name of Individual	Amount and Nature of Beneficial Ownership (CIT Common Stock and Exchangeable Shares) (1)(2)(3)(4)(5)	Percentage of Class
Ellen R. Alemany (6)	121,100	*
Michael L. Brosnan	1,272	*
Michael A. Carpenter	1,000	*
Dorene C. Dominguez	100	*
Alan L. Frank (6)	16,518	*
William M. Freeman	8,323	*
R. Brad Oates	8,769	*
Marianne Miller Parrs	11,709	*
Gerald Rosenfeld	13,158	*
John R. Ryan	8,608	*
Sheila A. Stamps	6,101	*
Khanh T. Tran	21	*
Laura S. Unger	5,677	*
John J. Fawcett	0	*
George D. Cashman	35,691	*
James L. Hudak	36,203	*
Steven Solk	0	*
E. Carol Hayles	0	*
All Directors and Executive Officers as a group (27 persons)	344,779	*%

*	Represents less than 1% of our total outstanding Common Stock.

(1)	Includes RSUs awarded under our equity compensation plans which have voting rights due to the expiration of the holding period and their settlement in stock (less shares withheld to cover tax obligations), in the following amounts: Ms. Alemany — 42,345, Mr. Brosnan — 1,248, Mr. Carpenter — 1,000, Ms. Dominguez — 100, Mr. Frank — 2,870, Mr. Freeman — 6,011, Mr. Oates — 3,881, Ms. Parrs — 9,306, Mr. Rosenfeld — 10,938, Mr. Ryan — 6,299, Ms. Stamps — 6,098, Mr. Tran — 21, Ms. Unger — 2,698, Mr. Cashman – 31,611, Mr. Hudak — 47,627 , and 67,020 to all other executive officers as a group.

(2)	Includes Performance Share Units awarded under our equity compensation plans which have voting rights due to the certification of the performance measurements upon expiration of the holding period and their settlement in stock (less shares withheld to cover tax obligations), in the following amounts: Mr. Cashman — 4,080, Mr. Hudak — 7,474 and 3,509 to all other executive officers as a group.

(3)	Includes shares of CIT common stock issued pursuant to the exercise of vested stock options awarded under our equity compensation plan, net of shares withheld to cover the option cost in the following amounts: Mr. Freeman — 792, Mr. Oates — 2,387, Ms. Parrs — 883, Mr. Ryan — 789, Mr. Rosenfeld — 596 and Ms. Unger — 1,040.

(4)	Excludes RSUs issued under our equity compensation plans that will settle 100% in stock, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Ms. Alemany — 184,086, Mr. Brosnan — 2,496, Mr. Carpenter — 3,823, Ms. Dominguez – 2,205, Mr. Frank — 708, Mr. Rosenfeld — 1,824, Mr. Tran — 5,078, Mr. Cashman — 26,815, Mr. Fawcett — 32,476, Mr. Hudak — 28,206, Mr. Solk — 22,715 and 183,238 to all other executive officers as a group.

(5)

Excludes RSUs issued under our equity compensation plans, for which the holders do not have voting rights, for which ownership has not vested, and for which settlement shall be made 50% in cash and 50% in stock, in the following amounts: Ms. Alemany — 756 (all of which Ms. Alemany elected to settle 100% in stock), Mr. Brosnan — 2,248 (all of which Mr. Brosnan elected to settle 100% in stock), Mr. Carpenter — 5,397(all of which Mr. Carpenter elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Ms. Dominguez — 2,558, Mr. Frank — 4,973 (1,899 of which Mr. Frank elected to settle 100% in stock), Mr. Freeman — 8,378 (2,653 of which Mr. Freeman elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Oates — 7,805 (5,235 of which Mr. Oates elected to settle 100% in stock, and 2,152 of which Mr. Oates elected to defer settlement until he is no longer a member of the Board), Ms. Parrs — 5,569, Mr. Rosenfeld — 18,767 (all of which Mr. Rosenfeld elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Ryan — 14,695 (8,375 of which Mr. Ryan elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Ms. Stamps — 5,588 (940 of which Ms. Stamps elected to settle 100% in stock), and Ms. Unger — 16,588 (14,339 of which Ms. Unger elected to settle 100% in stock and to defer settlement until she is no longer a member of the Board).

(6)	Includes shares of CIT common stock held in various trusts for which the director or officer has disclaimed beneficial ownership, in the following amounts: Ms. Alemany — 46,455 and Mr. Frank — 9,097.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS[1]

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2017, how our compensation decisions align with our 2017 financial and strategic achievements, and the changes we made as a result of stakeholder feedback and to further align with our 2017 strategic objectives.

Introduction

2017 Compensation Program Highlights

Our executive compensation programs have been continually adjusted and refined to reflect each next step of our business evolution. Accordingly, and in direct response to shareholder feedback, our 2017 compensation programs were designed around our vision of creating a leading national bank focused on lending and leasing to the middle market and small businesses.

∎  Performance-Driven. Our CEO’s 2017 target total direct compensation was set at the median of our peer group, with 85% performance-based and 64% in stock-based long-term incentive.

∎  Short-Term Incentive (“STI”). We kept our rigorous scorecard approach from 2016 but continued to simplify it by reducing the number of financial factors and eliminating the specific weighting of sub-factors for qualitative categories, while increasing the weighting of quantitative, financial factors to 70% for our CEO and business heads. The CEO and other senior executives had a minimum percentage (30% and 20%, respectively) of their 2017 STI tied to CIT’s adjusted after-tax return on average tangible common stockholders’ equity (“ROTCE”). For 2017, STI targets remain limited to 150% of base salary.

∎  Long-Term Incentive (“LTI”). We continued to provide 100% performance-based LTI, awarded 50% in performance share units (“PSUs”) tied to 3-year average adjusted after-tax ROTCE (“PSUs-ROTCE”) and 50% in performance-based RSUs (“PBRSUs”) with minimum Common Equity Tier 1 performance hurdle, and added a relative total shareholder return (“TSR”) adjustment factor to the PSUs-ROTCE to directly incorporate relative TSR into our programs.

∎  Clawback. We maintained our robust clawback provisions on all LTI awards and expanded them to include STI beginning with the 2017 performance period.

∎  Long-Term Focus. We maintained significant stock ownership and retention requirements for our CEO and other senior executives for the duration of employment, a strict anti-hedging policy and a shareholder friendly equity plan (minimum one-year vesting requirement, no single-trigger change of control provisions, no grants of stock options or stock appreciation rights below 100% of fair market value).

Stakeholder Engagement

In advance of the 2017 annual meeting, we solicited feedback regarding our compensation practices from investors through individual meetings, and other communications, as well as part of stakeholder meetings on corporate governance more generally. The Compensation Committee also engaged its independent consultant, Pay Governance LLC (“Pay Governance”), to conduct a market best practices study. As a direct result of the feedback we received and the study, we instituted changes to our 2017 executive compensation program highlighted above by:

∎  Increasing the weighting of our STI quantitative financial factors for our CEO and heads of our business segments, and simplifying the goal structure;

∎  Adding a factor based on 3-year cumulative relative TSR to our PSUs; and

∎  Expanding our clawback policy to include STI.

We received 81% support from shareholders in the 2017 Say-on-Pay vote on our 2016 executive compensation program, which did not yet reflect the changes described above. In consideration of this result, the findings from a market best practices survey conducted by Pay Governance during 2017, as well as additional outreach to investors, including those who did not support our program, the Compensation Committee determined to maintain the 2017 executive compensation structure for 2018 while updating the annual scorecard for the executives.

(1) This CD&A contains non-GAAP financial measures, which are identified with an asterisk (*) in the first place in which they appear. For information about how these measures are calculated, see “Non-GAAP Financial Measures and Other Definitions” beginning on page 56.

Guiding Principles

Attract, retain and motivate high-quality executives and staff	∎ Target pay levels designed to be competitive with market practice. ∎ Differentiate compensation by individual, reflecting his or her role, experience, performance and expected contributions.
Pay for performance / Meritocracy

∎   Our program includes short-term and long-term performance-based elements, encompassing both objective and subjective goals, and considers corporate, business segment and individual performance.

∎   Total compensation is expected to vary each year and over the long term to reflect our strategic objectives and performance.

Reinforce long-term view of CIT performance and value creation	∎ A significant portion of incentive compensation is stock-based and long-term in focus. ∎ Robust equity holding requirements and prohibition on hedging.
Make compensation decisions in accordance with strong governance, oversight and risk management

∎   Retain an independent compensation consultant to advise the Compensation Committee.

∎   Maintain robust clawback provisions.

∎   Risk Management Group fully integrated in the overall program design and operation.

Pay Practices

What We Do:	What We Don’t Do:

✓   Significant emphasis on performance-based compensation and deferrals, with majority of incentive compensation dependent on long-term performance

✓   Balanced portfolio of metrics that drive annual, long-term, financial and strategic goals

✓   All long-term incentives subject to clawbacks that extend post-vesting, with clawback extended to STI in 2017

✓   LTI is 100% performance based, with 50% of LTI value in PSUs and 50% in PBRSUs

✓   Stock ownership and retention requirements that reinforce alignment between shareholders and executive officers

✓   Independent compensation consultant advising the Compensation Committee

×  No golden parachute tax gross-ups for our NEOs

×  No participation in executive pension arrangements for executives

×  No perquisites other than car and driver for the CEO and limited housing benefits described below for two other NEOs

×  No repricing of underwater stock options, grants of discounted stock options or grants of stock options with reload provisions

×  No single-trigger change of control provisions in our equity-based awards

×  No hedging of CIT securities, including equity-based compensation awards, for all employees, including our NEOs

2017 Company Performance and Strategic Highlights

In 2017, we made substantial progress against our plan to create a leading national bank focused on lending and leasing to the middle market and small businesses and our three-year strategic plan to drive shareholder value.

Executing on Our Priorities to Simplify, Strengthen and Grow CIT

	Strategies		2017 Progress

Maximize Potential of Core Business	∎ Grow revenues — grow core businesses, enhance fee revenue, leverage connectivity among businesses ∎ Optimize cash / investment portfolio build out	▶

✓ Sold Commercial Air, agreements to sell
 NACCO and Financial Freedom

✓ Core portfolios(1) grew 2% quarter over
 quarter; flat year-over year, reflecting  high  prepayments and portfolio repositioning in Commercial Finance

✓ Grew average investment securities by 58%

✓ Expanding core competencies — added nearly 20  originators across 6 business teams

Enhance Operational Efficiency	∎ Reduce / manage operating expenses ∎ Invest in, and enhance technology	▶	✓ Annual operating expenses(2) down ~$85 million from 2016 and remain on track to achieve remaining reduction target in 2018 ✓ Preserved ~$470 million of NOL through strategic tax actions
Reduce Funding Costs	∎ Increase deposits as a percent of total funding ∎ Reduce deposit costs (relative to index)	▶

✓ Reduced unsecured debt by $6.9 billion with an  average rate of 5.15%

✓ Deposits as a percent of funding grew by 9% to  77%

✓ Deposit costs increased modestly to 1.24% (fourth  quarter average rate) despite three rate hikes

Optimize Capital Structure	∎ Manage, deploy, and align capital ∎ Target CET1 ratio in the 10-11% range	▶	✓ Repurchased $3.4 billion of common stock at an average price of $47.84 ✓ Issued $325 million of preferred stock at 5.8% ✓ Increased quarterly dividend 7% to $0.16
Maintain Strong Risk Management	∎ Maintain credit and operating risk discipline / process ∎ Regulatory / horizontal capital review	▶	✓ Non-accruals at 0.76% of total loans, down from 0.94% in 2016 ✓ Net charge-offs of 0.39% of average loans, compared to 0.37% in 2016 ✓ CET1 ratio of 14.4%(3)

(1)	Core portfolios are net of credit balances of factoring clients and exclude NACCO AHFS, Legacy Consumer Mortgages, and NSP. Quarter-over-quarter refers to fourth quarter 2017 compared to third quarter 2017. Year-over-year refers to fourth quarter 2017 compared to fourth quarter 2016.
(2)	Operating expenses excluding noteworthy items and amortization of intangibles of $1.194 billion in 2016 and $1.109 billion in 2017.
(3)	On a fully phased-in basis.

2017 Program Detail

2017 Named Executive Officers

This CD&A describes the compensation of our 2017 named executive officers (our “NEOs”):

∎	Ellen R. Alemany: Chairwoman and CEO of CIT Group and Chairwoman, CEO and President of CIT Bank

∎	John J. Fawcett: Executive Vice President and Chief Financial Officer

∎	George D. Cashman: President, CIT Rail

∎	James L. Hudak: President, CIT Commercial Finance

∎	Steven Solk: President, Consumer Banking, President, California and President, CIT Business Capital

∎	E. Carol Hayles: Former Executive Vice President and Chief Financial Officer (through May 1, 2017)

Compensation Components

Our 2017 executive compensation program comprises three primary components:

Other Neo Target Total Comp. Long-Term Incentive (avg), 42% Base Salary (avg), 26% Short-Term Incentive (avg), 32% CEO Target Total Compensation Long-Term Incentive 64% Base Salary 14% Short-Term Incentive 22% Base Salary Set within a competitive rang of market to attract and retain top talent Reflects responsibility, expertise and experience Foundation from which incentives and other benefits are determined Short-Term Incentive (Cash) Motivate and reward for achieving or exceeding annual financial, strategic and operational goals that ultimately support sustained long-term profitable growth and value creation Each NEO has a target opportunity expressed as a percentage of base salary reflective of the NEO’s role (capped at 150%) Tied directly to performance in year for which reported and granted in first quarter following end of performance year Long-Term Incentive (Equity Awards) Motivate and reward for delivering long-term sustained performance aligned with shareholder interests Awards are 100% performance based and comprised of 50% PSUs-ROTCE and 50% PBRSUs: - PSUs cliff vest at the end of 3 years and are based on 3-years average adjusted after-tax ROTCE (with a 3-year cumulative TSR modifier relative to the component companies of the KBW Nasdaq Bank Index); - PBRSUs vest ratably over 3 years and included a performance vesting hurdle (minimum Common Equity Tier 1 for well-capitalized banks)

  Base Salary

∎ About 14% to 28% of target total direct compensation ∎ Fixed ∎ Cash

Base salary amounts are intended to provide a level of predictable income that reflects each executive’s level of responsibility, expertise and experience.

As part of approving 2017 total direct compensation targets in February 2017, the Compensation Committee reviewed total compensation targets for our peer group, as well as competitive market compensation surveys and other publicly available information. Upon advice from the Committee’s independent compensation consultant, Pay Governance, the Committee recommended to the Board of Directors—and the Board of Directors approved—an increase in the total compensation target for Ms. Alemany to $7 million, about the median of our proxy peer group, by increasing her annual base salary to $1,000,000 (from $900,000) while keeping her short-term incentive compensation target at 150% and long-term incentive compensation target unchanged. Mr. Fawcett’s base salary was set at $800,000 at the time he was hired in April 2017. Messrs. Cashman, Hudak and Solk each receive an annual base salary of $550,000 (unchanged from 2016 for Messrs. Cashman and Hudak). Ms. Hayles received an annual base salary of $600,000 through the last day of her employment.

  Short-Term Incentive

∎ About 21% to 36% of target total direct compensation ∎ Performance-based ∎ Cash ∎ Granted after performance year in Q1 2018 ∎ Subject to recoupment

Short-term incentive awards are determined at year end based on annual performance and paid in cash.

The 2017 STI pool for all executive officers was determined under the 2015 Executive Incentive Plan, with funding based on 2% of 2017 Adjusted Pre-Tax Income*, as described below under the heading “Tax Deductibility of Compensation Expense.” An individual’s short-term incentive award can be earned between 0% and 150% of target based on a year-end assessment of performance against his or her annual scorecard.

Beginning with 2017 STI, we extended our clawback policy (designed to discourage inappropriate or excessive risk) to earned short-term incentive awards, as discussed in more detail under “Clawback Provisions” below.

  Long-Term Incentive

∎ Performance-based ∎ PSUs earned based on ROTCE and TSR performance for 2017- 2019 performance period ∎ PBRSUs Earned over 3 years ∎ Subject to forfeiture and/or recoupment

2017 LTI awards were granted 50% in PSUs-ROTCE based on achievement of 3-year average adjusted after-tax ROTCE (with a 3-year cumulative TSR adjustment factor) and 50% in PBRSUs with a performance vesting hurdle (minimum Common Equity Tier 1 for well-capitalized banks).

PSUs link executive compensation with the Company’s financial performance over a three-year period while maintaining a significant portion of total compensation in equity-based awards. Under the PSU TSR adjustment factor, earnout may be increased or decreased by up to 20% depending on the Company’s 3-year cumulative TSR results relative to the component companies of the KBW Nasdaq Bank Index for the performance period (with no increase permitted if the Company’s TSR for the performance period is negative). PSUs also complement our other compensation elements by incentivizing our NEOs to focus on improved profitability over the three-year period, with clawbacks designed to discourage inappropriate or excessive risk. Both our Chief Risk Officer (“CRO”) and Pay Governance provided direct input into the design of our PSUs.

PBRSUs and PSUs are discussed in more detail under “Grant of 2017 LTI Awards” below.

Grant of 2017 LTI Awards

For 2017, the Compensation Committee granted LTI awards for the 2017-2019 performance period with the following grant date target values to our named executives: Ms. Alemany ($4,500,000), Mr. Fawcett ($1,600,000), Mr. Cashman ($850,000), Mr. Hudak ($850,000), Mr. Solk ($850,000), and Ms. Hayles ($1,100,000).

2017 LTI awards were granted 50% in PSUs-ROTCE and 50% in PBRSUs. 2017 PSUs-ROTCE become payable only if CIT achieves the applicable performance targets for the 2017-2019 performance period. PSU share payouts may increase or decrease from the target grant, with the actual number of shares payable ranging from 0% to a maximum of 150% of target (including the TSR adjustment factor). The number of PSUs that ultimately may vest is based on 3-year average adjusted after-tax return on average tangible common equity and the TSR adjustment factor, subject to 3-year cliff vesting. The performance measure has a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved, then no portion of the PSUs will be payable.

For PSUs, we disclose the threshold, target and maximum performance levels after the end of the relevant performance period, together with the percentage ultimately earned. We believe doing so while a performance period is open could provide information regarding our performance plans and expectations that could be competitively sensitive.

The 2017 PBRSUs are scheduled to vest one-third per year over three years subject to a performance vesting hurdle (if we do not meet the minimum Common Equity Tier 1 required for well-capitalized banks as established by the Federal Reserve for the prior year, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest).

All or a portion of the PSUs-ROTCE and PBRSUs may be canceled during the performance period, and vested PSUs-ROTCE and PBRSUs may be recovered for a two-year period (PSUs-ROTCE) or 1-year period (PBRSUs) following the end of the performance period.

2017 Performance Determinations

Short-Term Incentive Annual Scorecard Goals & Determinations For 2017 Named Executive Officers

∎ Capped at 150% of 2017 target for the CEO and other NEOs ∎ Earned based on level of 2017 pre-tax income, as adjusted, and achievement of pre-established goals

In order to provide transparency to shareholders, the Compensation Committee continued to base a significant portion of the 2017 goals and objectives for each executive officer on measurable, objective goals. Quantitative goals were assigned a weighting (increased from 2016), with threshold (50%), target (100%) and maximum (150%) payouts, using interpolation. Qualitative goals were simplified to eliminate sub-weightings, and were rated holistically on a scale from “Does Not Meet” to “Significantly Exceeds,” with each rating corresponding to an associated payout range from 0% of target for “Does Not Meet” to up to a maximum of 150% of target for “Significantly Exceeds”.

Our NEOs’ 2017 goals and objectives, along with associated weightings, were set at the beginning of the year or upon joining the Company and directly align with the Company’s business and strategic plan. After the end of the performance year (in February 2018), the Compensation Committee (and Pay Governance, its independent adviser) reviewed Ms. Alemany’s performance and in turn discussed its assessment with the independent members of the Board of Directors.

For members of the Executive Management Committee (“EMC”), which includes our other NEOs, Ms. Alemany reviewed the performance of each EMC member, and her respective assessment of performance across each goal/objective category was reviewed and approved by the Compensation Committee. The CEO’s and Compensation Committee’s assessment of performance against those goals and objectives, as well as pay determinations, is provided below. In exercising discretion to determine the actual amount of each NEO’s 2017 STI, the Compensation Committee rounded the amount of the calculated short-term incentive to the nearest $5,000 and exercised additional downward discretion in the case of Mr. Fawcett and Mr. Solk.

Ms. Alemany (Chairwoman and Chief Executive Officer)

Ms. Alemany’s 2017 short-term incentive target was $1,500,000, and her 2017 short-term incentive award was $1,785,000, representing 119% of target. As a result, her 2017 total direct compensation was $7,285,000, 104% of target. In addition to her total direct compensation, in February 2018 the independent members of the Board of Directors decided to grant Ms. Alemany a special PBRSU award in the amount of $1,000,000, with 3-year cliff vesting and subject to a performance vesting hurdle (if we do not meet the minimum Common Equity Tier 1 required for well-capitalized banks as established by the Federal Reserve for the prior year, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest), in recognition of her extraordinary efforts to simplify the Company and reduce operating expenses, complete the sale of the Commercial Air business and return $3.4 billion in capital to shareholders. While the Board of Directors considered this award in respect of 2017 performance, due to SEC rules governing grants of equity awards, the award does not appear in this year’s Summary Compensation Table but will appear instead next year.

2017 CEO Performance Assessment & Compensation Scorecard

We kept our rigorous scorecard approach from 2016 but continued to simplify it by reducing the number of financial factors and eliminating the specific weighting of sub-factors for qualitative categories, while increasing the weighting of quantitative, financial factors to 70% for our CEO and ensuring alignment with our strategic plan. Note that in the table below, percentages may not total due to rounding.

Goal & Weighting	Target	Full Year Actual	Actual as % of Target	Weight	Rating Scale			Weighted % Achieved
					Multiplier
					Thresh	Target	Max

					0. 5x	1.0x	1.5x
1. Quantitative Criteria				70%				79%
Asset Growth CIT Loans and Leases ($mm)	$38,793	$38,116	98%	20%	$29,095	$38,793	$44,612	19%
Operating Efficiency CIT Operating Expenses ($mm)	$1,104	$1,111	101%	20%	$1,222	$1,104	$994	19%
Profitability/Return CIT Adjusted ROTCE (%)	6.4%	7.1%	110%	30%	4.8%	6.4%	7.4%	40%
2. Qualitative				30%				40%
Strategic/Operational
Risk / Regulatory / Compliance
Talent Management
Total Short Term Incentive								119%

In determining the qualitative component of Ms. Alemany’s STI award, the Committee noted the following:

∎ Strategic/Operational:

Executed	on 2017 strategic priorities to simplify, strengthen and grow CIT;
✓	Divested non-strategic businesses: completed the Commercial Air sale for $10.4 billion; reached agreements to sell NACCO and Financial Freedom;
✓	Optimized the capital structure through $3.4 billion of common stock repurchases, which reduced share count by almost 72 million shares; issued $325 million of 5.8% perpetual preferred stock;
✓	Reduced unsecured debt by $6.9 billion, with an average rate of 5.15%;
✓	Positioned businesses and loan and lease portfolios for growth in 2018;
✓	Made significant enhancements to the direct bank application process and customer experience;
✓	Reduced core operating expenses by approximately $85 million from 2016; and
✓	Improved Loan and Lease-to-deposit ratio to 130% for consolidated CIT from 150% a year ago.

∎ Risk / Regulatory / Compliance:

✓	Maintained active dialogue with regulators and submitted amended capital plan (which was subsequently approved by the Federal Reserve) to accelerate the return of capital to shareholders into the first half of 2018;
✓	Remediated two Material Weaknesses (Financial Freedom and Information Technology); and
✓	Actively engaged with CIT’s Community Advisory Board and received numerous recognitions for CIT’s progress.

∎ Talent Management:

✓	Hired/promoted key senior executives, including: Chief Financial Officer, Chief Strategy Officer and Chief Information Security Officer;
✓	Continued to drive culture and reinforce Core Behaviors at all levels throughout the organization; and
✓	Fostered a culture of engagement and promoted social responsibility programs such as CIT Cares Month (employee volunteer initiative) and the Gratitude & Growth Project.

Other 2017 Named Executive Officers

For our other NEOs, goals were grouped into a quantitative goal category (financial), weighted from 60% (Corporate Functions) to 70% (for Business Segments); and a qualitative goal category (strategic/operational, risk/regulatory/compliance, and talent management), weighted 30% (Business Segments) to 40% (Corporate Functions). Within the quantitative criteria, the Company-wide goal (CIT adjusted after-tax ROTCE) represented 20% of the total STI payout (i.e., approximately 30% of the quantitative category for Business Segments and 33% for Corporate Functions); other financial goals were aligned directly with the businesses (asset/deposit growth, operating efficiency and profitability/return) and corporate functions (operating efficiency).

The table below summarizes the weighted payouts for each of these NEOs based on performance against their annual scorecard. Percentages may not total due to rounding.

Name	Weighting	Target STI	Weighted % Achieved	Calculated STI Value	Actual STI Value
Mr. Fawcett		$1,000,000	108%	$1,077,826	$1,030,000
A. Quantitative Criteria	60%	$600,000	68%
B. Qualitative Criteria	40%	$400,000	40%
Mr. Cashman		$800,000	100%	$800,970	$800,000
A. Quantitative Criteria	70%	$560,000	73%
B. Qualitative Criteria	30%	$240,000	27%
Mr. Hudak		$700,000	129%	$902,065	$900,000
A. Quantitative Criteria	70%	$490,000	84%
B. Qualitative Criteria	30%	$210,000	45%
Mr. Solk		$600,000	109%	$651,443	$600,000
A. Quantitative Criteria	70%	$420,000	79%
B. Qualitative Criteria	30%	$180,000	30%

In determining the qualitative component of our NEOs’ STI awards, the Committee noted the following:

Mr. Fawcett

∎	Quantitative: Finance operating expenses were approximately at plan, and CIT Adjusted ROTCE was better than plan, resulting in a payout for this category of 113% of target.

∎	Qualitative: Meets (100% of Target)

●	Strategic/Operational: completed Commercial Air-related capital and liability management actions; executed debt and equity tenders, open market share repurchase, and ensured return of $3.4 billion to CIT shareholders; improved deposit mix to lower cost (relative to index); built out investment portfolio and strategy and deployed cash; developed and implemented BOLI program; simplified CIT “story” for investors; developed strong rating agency relationships; and led strategic initiatives.

●	Risk/Regulatory/Compliance: developed strong regulatory relationships; submitted amended capital plan in the fourth quarter in support of accelerated return of capital into the first half of 2018 (recently approved); and drove significant reduction in external audit fees.

●	Talent Management: evaluated Finance staff; appointed key leadership roles in Finance; reorganized structure and created segment CFO roles to better align with businesses.

At the recommendation of the CEO, in order to better align his total compensation with the market and his incentive compensation with funding for his function, the Compensation Committee decided to cap Mr. Fawcett’s 2017 STI at $1,030,000.

Mr. Cashman

∎	Quantitative: CIT Rail loans and leases were better than plan; operating expenses were worse than plan; return on average allocated capital was approximately at plan; and CIT Adjusted ROTCE was better than plan, resulting in a payout for this category of 104% of target.

∎	Qualitative: Meets (90% of Target)

●	Strategic/Operational: transitioned CIT Rail operations from NY and NJ to Chicago following sale of Commercial Air business; partnered with corporate functions to obtain competitive bid for sale of NACCO; negotiated NACCO sale, worked with European regulators to obtain approval and maintained focus on people and operations to ensure continued business execution, retain talent and prepare for successful transition.
●	Risk/Regulatory/Compliance: focused on strengthening counterparties; established new policies and procedures to ensure compliance with OCC requirements; achieved satisfactory ratings on internal audit and credit reviews.
●	Talent Management: retained key talent and worked with HR on succession planning, providing opportunities to potential successors to broaden understanding of Rail and CIT; continually exhibited One CIT behaviors and created an organizational culture around them.

Mr. Hudak

∎	Quantitative: CIT Commercial Finance loans and leases were worse than plan; operating expenses were slightly better than plan; return on average allocated capital was much better than plan; and CIT Adjusted ROTCE was better than plan, resulting in a payout for this category of 120% of target.

∎	Qualitative: Significantly Exceeds (150% of Target)

●	Strategic/Operational: created CIT Northbridge Credit joint venture to expand on strengths in asset-backed lending; sole lead or left lead on 42 Commercial Finance transactions, up 27% over 2016, reflecting repositioning strategy and strong relationships; increased capital markets fees by 23% over 2016 to $40.3 million; drove significant growth in Healthcare Real Estate initiative; and released new FX product.
●	Risk/Regulatory/Compliance: operated with no outsized losses and well within approved Risk Appetite and Tolerance forecasted levels.
●	Talent Management: retained key talent and made strong progress in rebuilding the Maritime Group; built out new Aviation Lending vertical by recruiting top talent to return to CIT.

Mr. Solk

∎	Quantitative: CIT Business Capital loans and leases and operating expenses were approximately at plan; return on average allocated capital was much better than plan; CIT Bank deposits and cost of deposits were close to plan; Consumer Banking operating expenses were worse than plan; and CIT Adjusted ROTCE was better than plan, resulting in a payout for this category of 112% of target.

∎	Qualitative: Meets (100% of Target)

●	Strategic/Operational: grew Capital Equipment Finance direct originations by 41% and assets by 8%; added Equipment Finance syndication capabilities; developed award-winning digital platform for real-time vendor point-of-sale financing to small business customers; grew factoring volumes by $2.5 billion; expanded national direct bank deposit franchise and added 31,000 customers and 76,000 deposit accounts; enhanced direct bank application process and customer experience; and received top industry recognitions for products and service in branch and online franchises.
●	Risk/Regulatory/Compliance: strengthened overall CRA program; for both Consumer Banking and Business Capital, overall satisfactory audit ratings exceeded 75%; developed and strengthened risk assessment process.
●	Talent Management: created new incentive compensation plans to align with growth strategy; filled key roles in Business Capital and Consumer Bank.

At the recommendation of the CEO, the Compensation Committee decided to cap Mr. Solk’s 2017 STI at $600,000 and to keep his total compensation equal to his 2017 target, which had been increased from the prior year in recognition of his expanded role and job responsibilities (President, Consumer Banking and President, California — in addition to President, CIT Business Capital).

2018 Program Changes

2018 CEO Short-Term Incentive Scorecard Changes

For 2018, we have retained the annual scorecard (including the same quantitative/qualitative weightings for the CEO and other NEOs), while continuing to ensure that goals are aligned with our strategic objectives and priorities. For 2018, we will continue to focus on asset growth, operating efficiency and shareholder return, with our quantitative goals reflecting key performance metrics and guidance to investors. Qualitative categories remain virtually unchanged, with the noted addition to the Talent Management category of Culture, an ongoing priority for the Company and the Board of Directors.

Our CEO’s 2018 short-term incentive goal categories and weightings are shown below:

Goal	Weighting
Quantitative	70%
Core Average Loans and Leases Net Efficiency Ratio Adjusted ROTCE	20%
20%
30%
Qualitative	30%
Strategic/Operational; Risk/Regulatory/Compliance; Culture/Talent Management

2018 Target Total Direct Compensation Changes for CEO and Other NEO

As part of approving 2018 total direct compensation targets in February 2018, the Compensation Committee reviewed total compensation targets for the Company’s proxy peer group (for the CEO and CFO), as well as competitive market compensation surveys from McLagan and other publicly available information. In recognition of her performance during 2017, as well as upon a review of pay data for the proxy peer group and advice from Pay Governance, the Committee recommended to the Board of Directors — and the Board of Directors approved — an increase in the total direct compensation target for Ms. Alemany to $7.5 million by maintaining her annual base salary at $1,000,000 while increasing her performance-based compensation — adjusting her short-term incentive compensation target to 175% of annual base salary and increasing her long-term incentive compensation target to $4,750,000. In addition, the Compensation Committee increased the total direct compensation target for Mr. Hudak, whose target had remained the same since 2016, to $2.35 million to better align with the market, by increasing his annual base salary to $600,000, reducing his short-term incentive target to 125% of annual base salary, and increasing his long-term incentive compensation target to $1,000,000. 2018 target total direct compensation remains unchanged for the other NEOs.

LTI Performance

Grant of 2015 PSUs

In 2015, the Compensation Committee granted PSUs to executives (of our NEOs, Messrs. Cashman and Hudak and Ms. Hayles were awarded 2015 PSUs), 50% of which vest based on achievement of EPS/ROA targets and 50% of which vest based on achievement of pre-tax ROTCE performance goals. The PSUs-EPS/ROA cliff vest at the end of the three-year performance period and the PSUs-ROTCE vest one-third at the end of each year of the three-year performance period.

Earned 2015 PSUs-ROTCE (3rd Tranche)

The 2015 PSUs-ROTCE are earned each year during the 2015-2017 performance period between 0% to a maximum of 150% of target based on pre-tax ROTCE, as shown below, subject to a credit provision modifier which was included by the CRO to enhance risk-balancing:

If the minimum threshold level pre-tax ROTCE is not met, no PSUs-ROTCE will be earned by their terms, although the Compensation Committee has the discretion to determine that a portion of the PSUs-ROTCE, not to exceed 50% of target, are earned after taking into consideration relevant facts and circumstances. In addition, earn-out of the PSUs-ROTCE will be adjusted upwards or downwards by up to 25% based on a modifier that measures provision for credit losses as a percentage of average earning assets (but not below 50% if threshold ROTCE is achieved and not above 150% in any case).

The third installment of our 2015 PSUs-ROTCE vested at the end of 2017. For the three-year performance period, the Committee established a target pre-tax ROTCE range of 7.5%-9.5%, a threshold of 4.0% and a maximum of 13.0%. A target range was implemented to enhance risk balancing, based on input from our CRO and feedback from our regulators, in part by eliminating the leverage up or down for potential payouts around an appropriate range above and below the company’s 3-year plan target. The adjusted three-year average pre-tax ROTCE for the third installment of the 2015 PSUs-ROTCE was 8.69%, within the target range, resulting in 100% of target payout for 2017. In addition, as in prior years the Committee determined not to give effect to the credit provision modifier, in light of the current economic and credit environment. The credit provision was favorable relative to target and would have otherwise resulted in a payout of approximately 115% absent the Compensation Committee’s adjustment.

Goal	Threshold	Target	Maximum	Performance (as adjusted)
Adjusted Pre-Tax ROTCE* (three-year average)	4.0% (50% earned)	7.5%-9.5% (100% earned)	13.0% (150% earned)	8.69%
Credit Provision (modifier)*	≥136bps (-25%)	68bps-45bps (+0%)	22.6bps (+25%)	29 bps

Earned 2015 PSUs-EPS/ROA

The 2015 PSUs-EPS/ROA vested at the end of 2017 and were earned at 111% based on performance against two pre-established goals: fully diluted EPS (weighted 75%) and pre-tax ROA (weighted 25%). Consistent with 2014 PSUs, the performance targets were adjusted to reflect targets and results for the first nine months of 2015 for standalone CIT, as described in the Company’s 2016 Proxy Statement. The performance targets for 2016 and 2017 were also adjusted to reflect the sale of the Commercial Air business, take into account capital actions and liability management enabled by the completion of the Commercial Air sale (i.e., the reduced number of shares resulting from our equity tender offer and reduced unsecured debt resulting from tender offers for certain unsecured notes), and benefits from credit re-grade of selected portfolios and investment portfolio strategy not originally assumed in the Company’s 2016 business plan for 2017. Additionally, performance for 2016 reflects “post-revision” results, as described in the Company’s 2017 Proxy Statement. Higher 2015 PSUs-EPS/ROA payouts would have resulted without the 2017 adjustments by the Committee.

Goal	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Performance (as adjusted)
Fully Diluted EPS*	75%	$2.29	$2.44	$2.55	$2.44
Pre-Tax ROA*	25%	1.24%	1.35%	1.41%	1.42%

Other Pay Practices

Clawback Provisions

CIT has had cancellation / recoupment provisions on equity-based awards in place since 2010.

∎	PBRSUs—Both unvested PBRSUs and PBRSUs that have vested within the prior 12 months are subject to forfeiture/recoupment in the event of: (1) a material restatement of all or any portion of the Company’s financial statements; (2) materially inaccurate financial information or other performance metrics; (3) the executive fails to comply with the Company’s risk policies or standards or improperly or negligently fails to properly identify, raise or assess, in a timely manner, risks and/or concerns with respect to monetary, reputational or other risks material to the Company or its business activities; (4) the executive’s detrimental conduct or violation of Company policies; and/or (5) the executive’s breach of any agreements or provisions in any Company plan, policy or arrangement, including without limitation, any provision relating to non-competition, non-solicitation, non-inducement, confidential information, inventions, developments, proprietary property or notice period. Unvested PBRSUs are also subject to forfeiture if the executive retires from CIT to work for a competitor.

∎

PSUs—Unvested PSUs and PSUs that have vested but not yet been delivered are subject to forfeiture, as applicable, for each of the same (1) – (5) events applicable to PBRSUs listed above. Beginning with the 2015 awards, unvested PSUs are also subject to forfeiture if the grantee retires from CIT to work for a competitor. Additionally, vested PSU awards (other than 2015 PSUs-ROTCE) may be recovered for two years following the end of the three-year performance period in the event of the following: (1) the same (1) – (5) events applicable to PBRSUs listed above; (2) the Company’s Total Classified Exposure exceeds a pre-determined threshold (for PSUs granted prior to 2016); and/or (3) a consolidated, pre-tax GAAP loss occurs for either of the two years following the end of the performance period as a result of credit losses incurred with respect to loan and lease transactions originated and booked during the performance period. Total Classified Exposure and pre-tax GAAP loss are reconciled under “Non-GAAP Financial Measures and Other Definitions” below. Vested 2015 PSUs-ROTCE may be recovered for 12 months following vesting in the event of (1) – (5) listed above.

For 2017, we added cancellation / recoupment provisions to cash STI awards, consistent with the provisions applicable to PBRSUs.

∎	Cash STI Awards—Cash STI paid within the prior 12 months is subject to recoupment in the event of: (1) a material restatement of all or any portion of the Company’s financial statements; (2) materially inaccurate financial information or other performance metrics; (3) the executive fails to comply with the Company’s risk policies or standards or improperly or negligently fails to properly identify, raise or assess, in a timely manner, risks and/or concerns with respect to monetary, reputational or other risks material to the Company or its business activities; (4) the executive’s detrimental conduct or violation of Company policies; and/or (5) the executive’s breach of any agreements or provisions in any Company plan, policy or arrangement, including without limitation, any provision relating to non-competition, non-solicitation, non-inducement, confidential information, inventions, developments, proprietary property or notice period.

In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances.

Equity Ownership and Retention

Our Executive Equity Ownership and Retention Policy requires executives to own a minimum level of CIT stock equal to a specific multiple of base salary (i.e., 6 times for the CEO, 3 times for other NEOs, and 1 time for other executives). Executives are also required to retain 50% of the shares received on vesting or exercise of CIT equity-based awards for the duration of his/her employment with CIT, after any shares withheld to cover income tax withholding obligations. The value of stock owned is calculated using the greater of: (1) the closing price of CIT common stock, or (2) a calculated per-share value based on the 3-year average closing price of CIT common stock on any given measurement date.

The policy applies to a broad group of senior executives, including all of our executive officers. Executives have five years to meet the minimum ownership requirement. Each of our continuing NEOs meets the requirements of this policy.

Severance and Change of Control Arrangements

Agreement with Ms. Alemany. In connection with Ms. Alemany’s appointment as Vice Chairman of the Company and her designation as successor to Mr. Thain as Chief Executive Officer of the Company and Chairman of the Board of Directors of CIT Bank, effective April 1, 2016, the Company entered into a letter agreement with Ms. Alemany. Her agreement provides for severance in the event the Company terminates her employment without “cause” or she terminates her employment for “Good Reason” (in each case, as defined in the letter agreement) in the amount of one times her base salary, plus a pro-rata severance bonus for the year of termination (based on her short-term and long-term incentive targets — the latter to the extent the long-term incentive award for the year has not been awarded at the time of termination). If Ms. Alemany’s severance under the Company’s broad-based employee severance plan as amended and described below were greater than the severance benefit under her letter agreement, Ms. Alemany would receive the severance plan benefit. The principal provisions of Ms. Alemany’s letter agreement are described under “Narrative Information Relating to Potential Payments upon Termination or Change of Control.”

Agreement with Mr. Cashman. In April 2017, Mr. Cashman announced to Ms. Alemany that he would retire as President, CIT Rail on July 13, 2017. At CIT’s request, Mr. Cashman agreed to postpone his retirement until June 30, 2018. In order to ensure an orderly transition of Mr. Cashman’s responsibilities as President, CIT Rail and successful completion of the sale of CIT’s European Rail Business, the Company entered into a letter agreement with Mr. Cashman on July 25, 2017. Under the agreement, Mr. Cashman continued to serve as President, CIT Rail until March 31, 2018. From April 1, 2018 until June 30, 2018, Mr. Cashman will remain employed as a Strategic Advisor to assist and facilitate the transition of his responsibilities to his successor. In connection with Mr. Cashman’s agreement to postpone his retirement and to assist with the transition of his role, he is eligible to receive a cash retention award in the aggregate amount of $1,300,000, payable in two installments ($400,000 in December 2017 and $900,000 within 30 days of his termination of employment on June 30, 2018), provided Mr. Cashman remains employed through each applicable payment date. In the event of a qualifying termination of Mr. Cashman’s employment by the Company without Cause (as defined in the letter agreement) or due to Mr. Cashman’s death or disability, any unpaid portion of the retention award is to be paid on the applicable payment date and Mr. Cashman will not be eligible for any other severance benefits. Under the letter agreement, Mr. Cashman agreed to one-year post-retirement non-competition and non-solicitation restrictions, as well as customary confidentiality provisions.

Broad-Based Employee Severance Plan. In the event of a qualifying termination of employment, our NEOs, other than Ms. Alemany and Mr. Cashman, pursuant to their letter agreements described above, are eligible to receive severance under the CIT Employee Severance Plan. The CIT Employee Severance Plan was adopted in 2013 to better align CIT with market practice, ensure continuity of management during mergers and acquisitions, and attract and retain highly valued employees. All of our U.S. employees (other than Mr. Cashman, by virtue of his letter agreement) participate in the Plan. Under the Plan, during 2017, members of our EMC, which includes the NEOs (other than Mr. Cashman, by virtue of his letter agreement), were generally eligible to receive a cash severance amount equal to 52 weeks of base salary, a prorated severance bonus, a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 52 weeks, which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. Under the Plan, members of our EMC are generally eligible to receive written notice of termination for a minimum period of 12 weeks or, like other eligible participants and at the Company’s discretion, pay in lieu of written notice. In the event of a qualifying Change of Control Termination, members of our EMC are generally eligible to receive a cash severance amount equal to two times the sum of base salary plus the average two of the three highest short-term incentives for the three preceding calendar years, a prorated severance bonus, a payment equal to 102% of COBRA premiums for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. Effective February 21, 2018, the CIT Employee Severance Plan was amended change the severance benefit for the CEO in the event of a Change of Control Termination (as defined in the Plan) to three times the sum of base salary plus the average two of the three highest short-term incentives for the three preceding calendar years bonus, a prorated severance bonus, and a payment equal to the employer cost of health insurance coverage for a maximum of 36 months and certain outplacement services. This change was made following an annual review to better align the CEO change of control severance benefit to that of our proxy peer group companies. For more detail about the CIT Employee Severance Plan, see “Narrative Information Relating to Potential Payments upon Termination or Change of Control” below.

Other Benefits

Our benefits programs are comparable to the programs provided generally by companies in our peer group and in the financial services industry. Executives participate on the same basis as other employees in CIT’s benefits plans, including retirement arrangements, healthcare coverage, life and accident insurance and disability coverage. CIT’s retirement arrangements are further described under “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” following the “Pension Benefits” table that appears later in this Proxy Statement. Benefits payable under the CIT Retirement and Supplemental Retirement Plans were frozen as of December 31, 2012. None of our 2017 NEOs participate in the Executive Retirement Plan, which has been closed to new participants since 2006.

Since 2010, executive perquisites, such as financial planning, executive physicals and benefits programs have not been made available to executives. Executive perquisites in 2017 were limited to: a car and driver for Ms. Alemany, maintained primarily for security purposes and to allow for more effective use of her travel time; a company-paid housing benefit of approximately $3,200 per month, less applicable taxes, for Mr. Cashman, to accommodate his primary work location in Chicago, Illinois while he maintained a primary residence for his family in New Jersey; and standard Company relocation benefits for Mr. Solk, who agreed to move from Connecticut to California in connection with his promotion to President, Consumer Banking, plus a one-time housing allowance of $8,000 per month, less applicable taxes, for 12 months, beginning from March 1, 2017, to provide transitional assistance with the higher cost of housing in Southern California.

Compensation Committee Role and Process

Role of the Compensation Committee

The Compensation Committee is composed entirely of independent directors, as determined under the criteria established by NYSE and CIT corporate governance guidelines. The Compensation Committee oversees compensation and benefits policies for our executive officers and other employees, the performance and compensation of CIT’s executive officers, and succession planning. A key function of Compensation Committee oversight is to ensure, together with the Risk Management Committee, that such programs appropriately balance risk and financial results and do not encourage excessive risk taking. The responsibilities of the Compensation Committee are outlined in its charter, which can be found on CIT’s website at http://www.cit.com/about-cit/corporate-governance/board-committees/index.htm.

Compensation recommendations for our NEOs, other than for the CEO, are made by our CEO to the Compensation Committee. These recommendations reflect her assessment of each executive based on business or functional results, as well as the achievement of strategic corporate priorities, overall company results and individual performance. The role of management in supporting the CEO in making such recommendations is more fully described below under “Role of Senior Management.” The Compensation Committee reviews our CEO’s recommendations, assesses the recommendations for reasonableness, and approves all compensation changes affecting our executive officers in its sole discretion.

The Compensation Committee separately considers the performance of our CEO, and following a review and discussion, submits a compensation recommendation to the full Board for approval.

Role of Independent Compensation Advisers

The Compensation Committee engages Pay Governance, a compensation consulting firm, to advise it on all matters relating to our executive officers’ compensation and benefits, including the determination of annual NEO compensation described above. The Compensation Committee has determined that Pay Governance is independent, after assessing its provision of services, fees, conflict of interest policies, relationship with Compensation Committee members, company stock ownership and relationship with executive officers in accordance with SEC rules and the NYSE guidelines. The Compensation Committee directly retains Pay Governance independently from CIT management, and CIT does not utilize Pay Governance or any of its affiliates for any other purpose. No specific instructions or directions were provided to Pay Governance by CIT regarding the performance of their duties. Representatives from Pay Governance attend the Compensation Committee meetings regularly and conduct studies of compensation issues related to the design of our executive officer compensation programs at the request of the Compensation Committee. Pay Governance and the Compensation Committee rely on data from multiple sources to provide a frame of reference for compensation decisions, such as: multiple third-party competitive market surveys (such as McLagan, Mercer and other firms as necessary); publicly available information (peer group proxy statements); and historical compensation data for executive officers.

The Compensation Committee has authorized Pay Governance to interact with CIT’s management to obtain or confirm information, as needed, on behalf of the Compensation Committee.

Role of Senior Management

The funding of the 2017 annual short-term incentive pool and assessment of our NEOs’ performance was determined as described above. Annual short-term incentives for other employees were recommended based on management’s assessment of performance against pre-established 2017 goals and objectives, an overall risk assessment, as well as market competitiveness. Company-wide incentive funding and final pool allocations were approved by the Compensation Committee and reviewed by the CRO. Members of the EMC, as well as other senior managers, are responsible for making incentive recommendations for eligible employees. The annual recommendation process is coordinated by Corporate Human Resources personnel.

Role of Risk Management

Our CRO and other senior members of the Risk Management Group are fully integrated in the overall design and operation of the Company’s incentive compensation arrangements. In addition, Risk Management partners with Human Resources to coordinate regular joint interaction with the Compensation Committee and the Risk Management Committee to support strong governance and oversight regarding issues related to risk balancing within our incentive compensation practices. Risk Management and Human Resources work closely to maintain and evolve our approach to balancing risk and incentives. Our key areas of focus include:

∎	Executive Management Goals — reviewing incentive compensation design and identifying specific risk goals for our senior executives, including our NEOs, and “covered employees” (as defined below under “Identification of Covered Employees”);

∎	Overall Short-Term Incentive Funding — identifying credit/risk metrics and other qualitative risk factors to be evaluated with financial performance, and to be used to determine overall incentive funding and allocation to businesses;

∎	Executive Management Compensation — developing and enhancing the design of our equity awards, including appropriate revisions to performance measures, clawback triggers, leverage and vesting provisions;

∎	Compensation Policies and Procedures — developing compensation policies and procedures supporting our business objectives that are consistent with our risk appetite and framework, and regulatory requirements;

∎	Covered Employees — developing and maintaining a framework for identifying individual and groups of “covered employees” who may expose the Company to material risks, and foster strong awareness of risk balancing for incentive compensation arrangements; and

∎	Annual Assessment — reviewing and proactively identifying and/or assessing risks associated with the Company’s incentive compensation arrangements.

Since 2009, CIT has conducted an annual assessment of the risks associated with our incentive compensation arrangements. In 2014, we established a governing body within CIT management to oversee incentive compensation monitoring and validation (the Incentive Compensation Review Committee) and we also considered this theme when developing our 2017 compensation structure. During 2017, Risk Management, together with other control functions and Internal Audit, evaluated each business segment and corporate function on a five-point scale across nine risk categories (fewer applicable categories for control functions): Credit, Credit Review, Operational, Third Party, Information Technology, Compliance, Audit, Insurance and Regulatory. Based on this assessment, as well as ongoing coordination with Human Resources in monitoring risk balancing activities, our CRO independently determined that none of CIT’s incentive compensation arrangements encourage imprudent or excessive risk and presented his findings at a joint meeting of the Compensation and Risk Management Committees, prior to the finalization of the annual short-term incentive pools. Prior to finalizing incentive recommendations, risks were assessed to determine if any employees: (1) failed to show due regard for the risk inherent in their business activity; (2) failed to balance risk with financial results; or (3) exposed the firm to imprudent risks.

CIT, the Compensation Committee and the Risk Management Committee have reviewed CIT’s incentive compensation policies and arrangements for significant risks as they apply to all employees across our business segments to determine whether they encourage imprudent or excessive risk-taking that may expose CIT to material business risks. In addition to reviewing the annual short-term incentive structure funding and process, including CIT’s equity-based award design, they reviewed our long-term incentive structure and business unit sales incentive plans. Based on a discussion of the review, the Compensation and Risk Management Committees concluded that CIT’s compensation plans for employees do not encourage risk-taking that is reasonably likely to have a material adverse effect on CIT.

Peer Companies and Benchmarking

The Compensation Committee regularly reviews peer and industry information in regard to level and structure of compensation as a competitive frame of reference and uses this information and analysis as a reference for setting pay opportunities and making pay decisions, such as changes to base salaries, annual short-term and long-term incentive awards. A key source of information is a peer group of institutions similar to CIT.

With input from their independent compensation consultant, Pay Governance, and management, the Compensation Committee re-evaluated and updated the peer group in 2016 in light of strategic initiatives. In line with our strategy to become a leading national bank, the peer group establishes a greater focus on regional banking and is generally within a range of 0.5 times to 2.5 times the total asset size of CIT. For 2017, the peer group was reviewed by the Compensation Committee, which decided to keep it unchanged. The table below lists the peer companies approved by the Compensation Committee for 2017.

Ally Financial Inc.	Key Corp
Associated Banc-Corp	M&T Bank Corporation
Citizens Financial Group, Inc.	People’s United Financial, Inc.
Comerica Inc.	Regions Financial Corporation
Discover Financial Services	Signature Bank
Fifth Third Bancorp	SVB Financial Group
First Republic Bank	Synovus Financial Corp.
Huntington Bancshares Inc.	Zions Bancorp

At the time the Compensation Committee selected the peer group, CIT represented the 38th percentile of the peer group in assets and the 54th percentile of the peer group in revenues.

The Compensation Committee also uses multiple third-party competitive market surveys provided by compensation consulting firms such as McLagan, Mercer and other firms as necessary (which we refer to as “market data”).

While the Compensation Committee considers peer and market data, it does not target a specific market position when determining executive compensation levels. In addition to referencing market data, as described above, the Compensation Committee considered current year performance and overall incentive pool funding, prior year compensation history and compensation levels of other Company executives to provide context for 2017 and 2018 compensation recommendations.

Use of Discretion

Our compensation philosophy incorporates a strong link between incentive pay and a combination of short-term and long-term Company, business and individual performance. Discretion plays a major role in many aspects of our incentive compensation arrangements, including pool funding and pool allocations. However, the use of discretion is not arbitrary, and generally should be supported by a clear link to performance and risk management. We maintain a Use of Discretion policy that covers the requirements governing the consistent use of discretion for incentive compensation, and related procedures applicable to all employees.

Identification of Covered Employees

We are subject to regulatory guidance and rules that focus on both the design and transparency of incentive compensation arrangements. It is important that incentive compensation be risk-sensitive and not encourage imprudent or excessive risk-taking. The primary objectives of CIT’s Covered Employee Identification Framework (the “Framework”) are to provide a systematic methodology to identify: (1) risks inherent in job functions and roles; (2) individual employees or groups of employees who have the potential to expose the firm to a material amount of risk (collectively, “covered employees”); and (3) duration of risks. The Framework is based on an assessment of six categories of inherent risk (i.e., market risk; liquidity risk; credit risk; operational risk; legal/compliance risk; and reputational risk), which align to the regulatory guidance on sound incentive compensation policies and appropriately categorize risks for the Company.

Timing of Grants of Equity Awards

Since 2006, CIT has maintained a written Equity Compensation Award Policy that governs the timing for granting all equity-based awards, which may be approved at any regularly scheduled meeting of the Compensation Committee or the Board. Grants approved at any meeting of the Compensation Committee or the Board that coincides with a quarterly earnings release will be granted effective as of the close of trading on the NYSE on the second trading day after CIT publicly announces such earnings.

Equity-based awards may also be granted in connection with hiring an employee. Such grants are generally made on the first day of employment, provided such date does not occur during a securities trading black-out period; in such case, the grant will be made on the day on which the applicable black-out period expires.

Tax Deductibility of Compensation Expense

For 2017, Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), generally limited the tax deduction for compensation in excess of $1 million paid to the Company’s CEO and to each of the other three highest paid executive officers, other than the Company’s CFO. The $1 million deduction limit generally did not apply, however, to compensation that is “performance-based” and provided under a shareholder-approved plan. In December 2017, Section 162(m) was amended under the Tax Cuts and Jobs Act of 2017, which expanded the executive officers covered by Section 162(m) (to the CEO, the CFO and the next three most highly compensated executive officers and any executive who was a covered executive in any preceding taxable year beginning after 2016), and eliminated the exception for performance-based compensation. The amendments to Section 162(m) are generally effective beginning with our 2018 tax year. The Compensation Committee will continue to consider the tax deductibility of compensation in our plan design, as appropriate, but given the elimination of the performance-based compensation exception, the Company expects that the portion of the compensation in excess of $1 million paid to our 162(m)-covered executives each year will generally be non-deductible.

In early 2017, the Committee established 2% of 2017 Company pre-tax income from continuing operations (as adjusted to exclude amortization of intangibles and liability management related to the Commercial Air transaction), which was intended to be Section 162(m) compliant and used to fund the maximum STI pool and payouts for all executive officers under the 2015 Executive Incentive Plan. At that time, the Committee also allocated a percentage of the STI pool to each of our NEOs (other than Mr. Fawcett, who joined the Company in April 2017) representing the maximum STI payable to each of them under the plan, and each NEO had a pre-established STI target for 2017. 2017 adjusted pre-tax income results were further adjusted to include a goodwill impairment in the fourth fiscal quarter. In February 2018, the Compensation Committee (the Board, in the case of Ms. Alemany) assessed each NEO’s performance against annual quantitative and qualitative scorecard measures pre-established at the beginning of 2017 consistent with our scorecard approach (as described above) to determine the actual amount of 2017 short-term incentive awards paid, which could not exceed the maximum amount payable to each NEO under the plan.

Non-GAAP Financial Measures and Other Definitions

Certain of the performance measurements referred to in the CD&A are “non-GAAP financial measures” under SEC rules and regulations. The disclosure below reflects how those non-GAAP financial measures were calculated. The results in the tables in this section may not total due to rounding. After the Company filed its Current Report on Form 8-K announcing preliminary results for the quarter and year ended December 31, 2016, the Company recorded an additional pre-tax goodwill impairment charge and certain revision entries. References below to “post-revision” and “pre-revision” relate to impacts during 2016 and 2015 of such entries.

Adjusted Pre-Tax Income is calculated as Pre-Tax Income from continuing operations for 2017, and including discontinued operations for 2016 and 2015 to reflect the reclassification of CIT Aerospace. The following table presents the reconciliation of reported Pre-Tax Income to Adjusted Pre-Tax Income for CIT.

$ millions	Years Ended		Nine Months Ended September 30, 2015 (CIT standalone)
	2017	2016

Pre-Tax Income Continuing Operations (“post-revision”)	$191.6	$20.9	$136.8

Discontinued operations/OneWest transaction(1)	—	353.2	232.8

Goodwill Impairment(2)	255.6	333.7	—

Canadian total return swap facility (“TRS”) Impact(2)	—	241.9	—

Other Adjustments(3)	257.3	(151.9)	56.2

Adjusted Pre-Tax Income (“post- revision”)(4)	$704.5	$797.8	$425.8

Adjustment for revision	—	(23.3)	18.7

Adjusted Pre-Tax Income (“pre-revision”)(5)	$704.5	$774.5	$444.5

(1)	Adjusted Pre-Tax Income for 2017 excludes $155.8 million of pre-tax income for discontinued operations; for 2016, represents CIT Aerospace discontinued operations reported pre-tax income of $459.3 million, partially offset by $106.1 million benefit from suspended depreciation on operating lease equipment; for 2015, includes $282.0 million for CIT Aerospace discontinued operations, and ($49.2) million estimated impact of OneWest transaction.
(2)	For 2016, the amounts shown above for goodwill impairment and Canadian TRS Impact reflect results used by the Compensation Committee to determine annual performance and resulting STI awards at the time of its annual scorecard review for all executives, and differ from those disclosed either in the Form 8-K filed with the SEC on January 31, 2017 ($243 million for Canadian TRS), or Form 10-K filed with the SEC on March 16, 2017 ($354.2 million for Goodwill Impairment in the Form 10-K, and $243 million for Canadian TRS). The Committee determined to base its decision on these figures, rather than “post-revision” financials which would have resulted in higher STI payouts.
(3)	For 2017, includes $218.3 million in debt extinguishment charges, and $39.0 million in charges from amortization of intangible assets and liability management; for 2016, represents adjustments for benefits from restructuring charges and debt extinguishment charges better than plan, as well as gain on sale of Canada businesses; for 2015, represents charges for OneWest transaction costs, international portfolio impairment, impairment on certain assets held for sale and currency translation adjustment on UK and Mexico portfolio sales.
(4)	The “post-revision” amounts shown above for 2016 and 2015 were used to determine PSU payouts during 2017, as described above under the headings, “Earned 2015 PSUs-ROTCE (3rd Tranche)” and “Earned 2015 PSUs-EPS/ROA” in this Proxy Statement. PSU payouts would have been higher had “pre-revision” results been used for those years.
(5)	The “pre-revision” amount shown above for 2016 was used by the Compensation Committee to determine annual performance and resulting STI awards during its annual scorecard review for all executives. 2016 STI awards would have been higher had “post-revision” results been used.

Adjusted Pre-Tax Return on Assets is defined as Adjusted Pre-Tax Income as a percentage of AEA.

$ millions (unless otherwise indicated)	Years Ended		Nine Months Ended September 30, 2015 (CIT standalone)
	2017	2016
Adjusted Pre-Tax Income (“post-revision”)	$704.5	$797.8	$425.8
AEA(1)	46,852	58,915	40,899
Adjusted Pre-Tax Return on Assets (“post-revision”)(2)	1.50%	1.35%	1.39%

(1)	Excludes AEA related to discontinued operations in 2017; includes AEA related to CIT Aerospace discontinued operations in 2016 and 2015; for 2015, excludes impact of OneWest transaction.

(2)	The “post-revision” amounts shown above for 2016 and 2015 were used to determine PSU payouts during 2017, as described above under the heading, “Earned 2015 PSUs-EPS/ROA” in this Proxy Statement. PSU payouts in 2017 would have been higher had “pre-revision” results been used for those years.

Adjusted Pre-Tax ROTCE is computed by dividing Adjusted Pre-Tax Income for the period by average tangible common equity for the same period.

$ millions (unless otherwise indicated)	Years Ended		Nine Months Ended September 30, 2015 (CIT standalone)
	2017	2016
Adjusted Pre-Tax Income (“post-revision”)	$704.5	$797.8	$425.8
Average Tangible Common Equity(1)	$6,320	$9,936	8,230
Adjusted Pre-Tax ROTCE (“post-revision”)(2)	11.2%	8.0%	6.9%

(1)	For 2017, reflects capital adjustments related to Commercial Air sale. No adjustments related to discontinued operations were applicable in 2016 and 2015.
(2)	The “post-revision” amounts shown above for each year were used to determine PSU payouts during 2017, as described above under the heading, “Earned 2015 PSUs-ROTCE (3rd Tranche)” in this Proxy Statement. PSU payouts in 2017 would have been higher had “pre-revision” results been used.

AEA is computed using month end balances and is the average of Earning Assets (defined below). We use this average for certain key profitability ratios, including return on AEA, Net Finance Revenue as a percentage of AEA and operating expenses as a percentage of AEA for the respective period.

Classified Assets means the Credit Exposure for all assets with a regulatory rating of “substandard” or worse, as determined by the Company under the Regulatory Credit Classifications process.

Credit Exposure means the sum of the book balance of loans and capital leases, any off balance sheet exposure, unused commitments to extend credit, scheduled lease term depreciation for operating leases, the carrying value of any equity investments and the carrying value of repossessed assets or off lease equipment.

Credit Provision (provision for credit losses as % of AEA) reflects loss adjustments related to loans recorded at amortized cost, off-balance sheet commitments and related reimbursements under indemnification agreements as a percentage of AEA. AEA is a non-GAAP measure.

$ millions	Years Ended December 31 (% of AEA, annualized)				Nine Months Ended September 30, 2015 (CIT standalone) (% of AEA, annualized)
	2017		2016
Provision for Credit Losses (Reported)	$114.6	0.24%	$194.7	0.33%	$102.9	0.34%
Discontinued operations/OneWest transaction(1)	—	—%	15.6	0.03%	(20.7)	(0.07%)
Provision for Credit Losses (Adjusted)	$114.6	0.24%	$210.3	0.36%	$82.2	0.27%

(1)	For 2016, represents CIT Aerospace discontinued operations; for 2015, represents estimated impact of OneWest transaction.

Earning Assets is the sum of loans (defined below), operating lease equipment, assets held for sale, interest-bearing cash, investment securities and securities purchased under agreements to resell less the credit balances of factoring clients, all as of a specific date.

Loans include loans, capital lease receivables, factoring receivables and rent receivable on operating lease equipment, and does not include amounts contained within Assets Held for Sale (“AHFS”).

Fully Diluted EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding, increased by the weighted average potential impact of dilutive securities. The Company’s potential dilutive instruments include unvested PSU and PBRSU grants. In periods when there is a net loss, these shares would not be included in the EPS computation as the result would have an anti-dilutive effect.

	Years Ended		Nine Months Ended September 30, 2015 (CIT standalone)
	2017	2016
Fully Diluted EPS (“post-revision”)	$2.80	$(4.20)	$1.20
Adjustments(1)	0.01	6.98	0.53
Adjusted Fully Diluted EPS (“post-revision”)(2)	$2.81	$2.78	$1.73

(1)	For 2017, includes adjustments for discrete tax items, charges from debt extinguishments, goodwill impairment and other impairments, and Aerospace and Financial Freedom discontinued operations; for 2016, includes adjustments for discrete tax items, benefit from restructuring charges and debt extinguishment charges better than plan, one-time gain from sale of Canada business, Goodwill and other impairments and Canadian TRS impact; for 2015, includes one-time losses for OneWest transaction costs, international portfolio impairment, impairment on certain assets held for sale and currency translation adjustment on UK and Mexico portfolio sales.
(2)	The “post-revision” amounts shown above for 2016 and 2015 were used to determine PSU payouts during 2017, as described above under the heading, “Earned 2015 PSUs-EPS/ROA” in this Proxy Statement. PSU payouts would have been higher had ”pre-revision” results been used in those years.

Pre-Tax GAAP losses for the clawback provisions under our PSUs are determined after excluding the impact of (1) adjustments to or impairment of goodwill or other intangible assets; (2) changes in accounting principles during the performance period; (3) Fresh Start Accounting charges and prepayment charges related to the prepayment or early extinguishment of CIT’s debt; (4) restructuring or business recharacterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported by CIT; and (5) any other extraordinary or unusual items as determined by the Compensation Committee.

Total Classified Exposure means consolidated credit exposure for all Classified Assets as a percentage of the Company’s total Consolidated Credit Exposure excluding loss share assets, i.e., OneWest acquired mortgages and reverse mortgages.

COMPENSATION TABLES AND NARRATIVE

The following tables, accompanying footnotes and narrative provide information about compensation paid to our NEOs as described in the Compensation Discussion and Analysis.

2017 SUMMARY COMPENSATION TABLE

The table below sets forth compensation information for our NEOs relating to 2017, 2016, and 2015, as applicable, in accordance with SEC rules. Pursuant to these rules, NEOs may vary from year to year.

Name and Principal Position	Year	Salary (1) ($)	Bonus Awards (2) ($)		Stock Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) ($)	All Other Compen- sation (7) ($)	Total ($)
Ellen R. Alemany (8) Chairwoman of the Board and Chief Executive Officer	2017	$983,333		$—	$4,500,000	$1,785,000	$—	$83,503	$7,351,836
	2016	$883,333		$—	$4,500,000	$1,600,000	$—	$55,095	$7,038,428
	2015	$161,795		$—	$2,805,000	$300,000	$—	$4,757	$3,271,552
John Fawcett Executive Vice President and Chief Financial Officer	2017	$566,667		$—	$1,600,000	$1,030,000	$—	$13,768	$3,210,435
George D. Cashman President, CIT Rail	2017	$550,000		$400,000	$850,000	$800,000	$17,572	$52,384	$2,669,956
James L. Hudak President, Commercial Finance	2017	$550,000	$		$850,000	$900,000	$26,277	$13,902	$2,340,179
	2016	$541,667	$		$850,000	$780,000	$23,074	$11,002	$2,205,743
	2015	$503,526	$		$1,475,000	$495,000	$18,045	$16,751	$2,508,332
Steven Solk President of Consumer Banking, President, California and President, Business Capital	2017	$550,000	$		$850,000	$600,000	$—	$255,591	$2,255,591
E. Carol Hayles Former Executive Vice President and Chief Financial Officer	2017	$302,308		$—	$1,100,000	$—	$8,334	$1,048,188	$2,458,830
	2016	$600,000		$—	$1,197,500	$720,000	$2,161	$11,002	$2,530,663
	2015	$520,000		$—	$1,129,000	$697,500	$2,061	$16,365	$2,364,926

(1)	Ms. Alemany received an increase resulting in an annual base salary rate of $1,000,000 effective March 1, 2017. The amounts shown represent the salaries earned through December 31 of each year.

(2)	The amount shown for Mr. Cashman represents the first installment of his cash retention award, paid in connection with Mr. Cashman’s agreement to postpone his retirement and to assist with the sale of NACCO and the transition of his role.

(3)	Amounts in this column represent the aggregate grant date fair market value of stock awards (PBRSUs and PSUs at target, as applicable) granted during 2017, 2016, and 2015 and computed in accordance with FASB ASC Topic 718 (“ASC 718”). The amounts shown do not represent the actual value realized by each named executive officer in each year. For 2017 awards, the amounts disclosed in this column are computed in accordance with ASC 718 using the valuation methodology for equity awards set forth in Note 20 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The number of PBRSUs and target number of PSUs awarded to each NEO was determined by dividing the dollar amount of each award by the fair market value of CIT common stock on the respective date of grant. If performance against pre-established after-tax ROTCE targets result in the maximum number of PSUs vesting, as more fully described in the Compensation Discussion and Analysis, for 2017 awards, the NEOs would be entitled to a maximum award at 150% of target, with grant date fair values as follows: Ms. Alemany — $3,375,000; Mr. Fawcett — $1,200,000; Messrs. Cashman, Hudak and Solk — $637,500 each, respectively; Ms. Hayles — $825,000. The amount shown for Ms. Alemany for 2015 reflects a one-time grant of RSUs with a grant date value of $2,700,000 to compensate her for equity awards she forfeited from her prior employer and RSUs with a grant date value of $105,000 in connection with her service as a director of CIT prior to becoming an executive officer.

(4)	2017 amounts shown represent the 2017 short-term incentive payable in cash, described in the Compensation Discussion and Analysis.

(5)	2017 amounts shown represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2017 and December 31, 2016 under two defined benefit retirement arrangements maintained by CIT: the CIT Group Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”); and the CIT Group Inc. Retirement Plan (the “Retirement Plan”). The Supplemental Retirement Plan is a nonqualified plan. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible salaried employees in the United States. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan were frozen for all employees, including the NEOs. These retirement arrangements are discussed in further detail under the heading “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” that follows the 2017 Pension Benefits Table in this Proxy Statement.

(6)	None of our NEOs received any above-market or preferential earnings in respect of any plan or benefit provided by the Company.

(7)	The following supplemental table sets forth for 2017 the components of compensation reported as All Other Compensation above, based on the incremental cost to CIT of providing the benefit:

Name	Car and Driver	401(k) Match / Supplemental Employer Contribution	Life Insurance	Relocation / Housing Allowance	Severance	Total
Ellen R. Alemany	$69,601	$13,500	$402	$—	$—	$83,503
John Fawcett	$—	$13,500	$268	$—	$—	$13,768
George D. Cashman	$—	$13,500	$402	$38,482	$—	$52,384
James L. Hudak	$—	$13,500	$402	$—	$—	$13,902
Steven Solk	$—	$13,500	$362	$242,404	$—	$255,591
E. Carol Hayles	$—	$13,500	$235	$—	$1,034,453	$1,048,188

Car and Driver

The amounts shown for Ms. Alemany above for Car and Driver represent the proportional cost to CIT associated with the personal usage of a company-provided car and driver, maintained primarily for security purposes and to allow for more effective use of her travel time. For income tax purposes, income is imputed without any tax gross-up reimbursement.

401(k) Match / Supplemental Employer Contribution

Employer contributions under the CIT Group, Inc. Savings Incentive Plan, our 401(k) plan (the “Savings Incentive Plan”), consist of a 100% match of a participant’s own pre-tax and Roth contributions to the plan up to the first 4% of eligible compensation (generally including base salary and cash-based incentive awards paid during 2017), up to the annual limits established by the Internal Revenue Service, as well as a supplemental employer contribution feature. The supplemental contribution for 2017 is equal to 1%. The amounts shown represent matching contributions plus the supplemental contribution for 2017.

Life Insurance

Amounts shown above represent company-paid life insurance premiums on behalf of each named executive officer. The named executive officers are covered by life insurance policies under the same terms as other full-time and part-time U.S. employees working at least 20 hours per week. The life insurance benefit for covered employees is equal to one times annual benefits pay up to a maximum benefit of $500,000. Benefits pay is generally equal to a covered employee’s base salary plus an average of other pay during the preceding 36 months.

Relocation / Housing Allowance

The amounts shown above represent standard company relocations benefits for Mr. Solk, who agreed to move from Connecticut to California in connection with his promotion to President, Consumer Banking, plus a one-time housing allowance of $8,000 per month, less applicable taxes, for 12 months, beginning from March 1, 2017, to provide transitional assistance with the higher cost of housing in Southern California. The amount shown for Mr. Cashman represents a company-paid housing benefit to accommodate his primary work location in Chicago, Illinois while he maintained a primary residence for his family in New Jersey.

Severance

The amount shown represents the severance benefits payable to Ms. Hayles under the provisions of the CIT Employee Severance Plan. See “Severance and Change of Control Arrangements” in the Compensation Discussion and Analysis for more detail.

(8)	Ms. Alemany’s compensation for 2017 was based solely on her role as CEO of CIT; Ms. Alemany did not receive additional compensation for serving as a director of CIT during 2017. Ms. Alemany’s compensation for 2015 reflects her roles as a director of CIT, Vice Chairwoman of CIT and CEO and President of CIT Bank, pursuant to SEC disclosure rules.

2017 GRANTS OF PLAN BASED AWARDS

The table below sets forth equity and non-equity compensation awards granted to our named executive officers during the year ended December 31, 2017. In accordance with SEC rules, the table does not include awards granted during 2018.

Name	Grant Date	Award Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (7) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ellen R. Alemany	3/15/17	2/16/17							54,100 (4)	$2,250,000
	3/15/17	2/16/17				21,941	54,851	82,227		$2,250,000
	3/15/17	2/16/17	$—	$1,500,000	$2,250,000
John Fawcett	4/26/17	4/13/17							17,637 (4)	$800,000
	4/26/17	4/13/17				6,801	17,003	25,505		$800,000
	4/26/17	4/13/17	$—	$1,000,000	$1,500,000
George D. Cashman	3/15/17	2/15/17							10,219 (4)	$425,000
	3/15/17	2/15/17				4,144	10,361	15,541		$425,000
	7/25/17	6/26/17	$—	$800,000	$1,200,000
James L. Hudak	3/15/17	2/15/17							10,219 (4)	$425,000
	3/15/17	2/15/17				4,144	10,361	15,541		$425,000
	3/15/17	2/15/17	$—	$700,000	$1,050,000
Steven Solk	3/15/17	2/15/17							10,219 (4)	$425,000
	3/15/17	2/15/17				4,144	10,361	15,541		$425,000
	3/15/17	2/15/17	$—	$600,000	$900,000
E. Carol Hayles	3/15/17	2/15/17							13,224 (4)	$550,000
	3/15/17	2/15/17				5,363	13,408	20,112		$550,000
	3/15/17	2/15/17	$—	$800,000	$1,200,000

(1)	Plan-based compensation awards are granted to employees by action of the Compensation Committee and/or the full Board of Directors. Approvals for 2017 target short-term incentive, 2017 Long-Term PBRSU and 2017 PSU awards and the associated grant dates are shown in the table above.

(2)	Represents the maximum amount payable to each NEO under the 2015 Executive Incentive Plan based on the 2017 STI pool, and target 2017 STI according to each NEO’s 2017 STI scorecard. The amounts for Mr. Cashman are pursuant to the letter agreement entered into by the Company and Mr. Cashman on July 25, 2017, described in the Compensation Discussion and Analysis. As discussed in the Compensation Discussion and Analysis, short-term incentives are payable in cash, and may increase or decrease from the target value with actual payouts ranging from 0% to 150%. Actual amounts paid in cash for 2017 performance are included in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table.

(3)	Represents PSUs-ROTCE granted in 2017 for the 2017 – 2019 performance period. PSU payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established after-tax ROTCE subject to 3-year cliff vesting. The threshold amount shown assumes the lowest thresholds attainable are met, resulting in a payout of 40% of the target number of PSUs-ROTCE granted. If performance thresholds are not met, then the payout would be 0% of the PSUs granted.

(4)

Represents the portion of 2017 long-term incentives in the form of PBRSUs, granted during 2017. These PBRSUs are scheduled to vest one-third per year over three years subject to an additional performance vesting hurdle (if the

Company does not meet or exceed the applicable minimum Common Equity Tier 1 capital ratio required for well-capitalized banks as established by the Federal Reserve for the prior year, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest).

(5)	Stock awards are valued in accordance with ASC 718, based on the fair market value of CIT common stock on each respective date of grant, and awards subject to performance conditions are determined based on the probable outcome of such conditions. Fair market values for PBRSU awards granted during 2017 are based on the closing price of CIT common stock on each respective date of grant. Grant date fair market values for PSU awards granted during 2017 reflect the impact of the TSR modifier described in the Compensation Discussion and Analysis, calculated using a Monte Carlo simulation model.

NARRATIVE DISCLOSURE TO 2017 SUMMARY COMPENSATION TABLE AND 2017 GRANTS OF PLAN-BASED EQUITY AWARDS TABLE

Total Compensation

Total Compensation values shown in the 2017 Summary Compensation Table are presented in accordance with SEC rules. The Total Direct Compensation amounts approved by the Compensation Committee, and/or Board of Directors, and awarded to our continuing NEOs for 2017 performance, regardless of when paid or granted, are presented in and further described in the Compensation Discussion and Analysis.

Performance-Based Restricted Stock Units

Each of the NEOs received a grant of PBRSUs (with a performance-vesting hurdle based on minimum Common Equity Tier 1 for well-capitalized banks) during 2017 as part of his or her 2017 LTI. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, or following a qualifying termination within two years of a Change of Control, in which case awards will immediately vest in full. For employees who resign and meet “retirement” criteria, or who are terminated involuntarily without cause, awards continue to vest over time on their original schedules.

Each PBRSU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends declared on CIT common stock during the vesting period. PBRSU awards are also subject to forfeiture during the vesting period and to recoupment for a period of 12 months following vesting. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

Performance Share Units

Each of the NEOs also received a target grant of PSUs-ROTCE during 2017 for the 2017 – 2019 performance period. PSUs-ROTCE are earned based on adjusted 3-year average after-tax ROTCE between 0%-150% of target following the 2017 – 2019 performance period, subject to a relative TSR adjustment factor. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, or following a qualifying termination within two years of a change of control, in which case the target number of awards will immediately vest in full. For employees who meet “retirement” criteria upon their resignation or involuntary termination without cause, the awards continue to vest over time on their original schedules. For employees who are terminated involuntarily without cause and do not meet “retirement” criteria, a prorated portion of the awards continue to vest over time on their original schedules.

PSUs-ROTCE for 2017 – 2019 are subject to forfeiture during the performance period, and are also subject to clawback for a period of two years following the end of the performance period. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes information on equity-based awards that were unvested and outstanding for each NEO at December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Ellen R. Alemany	122,238	(3)	$6,017,777	124,039	(4)	$6,106,440
John Fawcett	17,637	(5)	$868,270	17,003	(6)	$837,058
George D. Cashman	24,414	(7)	$1,201,901	34,400	(8)	$1,693,512
James L. Hudak	23,867	(9)	$1,174,972	35,417	(10)	$1,743,579
Steven Solk	14,831	(11)	$730,130	17,280	(12)	$850,694
E. Carol Hayles	30,775	(13)	$1,515,053	18,435	(14)	$907,555

(1)	Shares are valued based on a $49.23 share price, the closing price of CIT common stock on December 29, 2017, and assume achievement of performance conditions at 100% of target.

(2)	The amounts shown represent PSU awards, assuming a payout at 100% of target. Actual payouts will be determined at such time that the Compensation Committee certifies, following the end of each respective performance period, that the relevant performance measures were achieved. PSU awards are generally expected to be certified by the Committee no later than March 15 of the year immediately following the end of the respective performance period.

(3)	The amount shown includes: 54,100 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020; 46,125 PBRSUs granted on March 15, 2016 that are scheduled to vest in two equal installments on March 1 in 2018 and 2019; 21,256 RSUs granted on November 4, 2015, that are scheduled to vest on March 8, 2018; and 756 RSUs granted on May 12, 2015 that are scheduled to vest on May 12, 2018

(4)	The amount shown includes 54,851 PSUs granted on March 15, 2017 and linked with the 2017 – 2019 performance period; and 69,188 PSUs granted on March 15, 2016 and linked with the 2016 – 2018 performance period.

(5)	The amount shown includes 17,637 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020.

(6)	The amount shown represents 17,003 PSUs granted on April 26, 2017 and linked with the 2017 – 2019 performance period.

(7)	The amount shown includes 10,219 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020; 8,713 PBRSUs granted on March 15, 2016 that are scheduled to vest in two equal installments on March 1 in 2018 and 2019; and 5,482 PBRSUs granted on January 28, 2015 that are scheduled to vest on February 1, 2018.

(8)	The amount shown includes 10,361 PSUs granted on March 15, 2017 and linked with the 2017 – 2019 performance period; 13,069 PSUs granted on March 15, 2016 and linked with the 2016 – 2018 performance period; and 10,971 PSUs granted on February 19, 2015 and linked with the 2015 – 2017 performance period.

(9)	The amount shown includes 10,219 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020; 8,713 PBRSUs granted on March 15, 2016 that are scheduled to vest in two equal installments on March 1 in 2018 and 2019; and 4,935 PBRSUs granted on January 28, 2015 that are scheduled to vest on February 1, 2018.

(10)	The amount shown includes 10,361 PSUs granted on March 15, 2017 and linked with the 2017 – 2019 performance period; 13,069 PSUs granted on March 15, 2016 and linked with the 2016 – 2018 performance period; and 11,988 PSUs granted on February 19, 2015 and linked with the 2015 – 2017 performance period.

(11)	The amount shown includes 10,219 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020; and 4,613 PBRSUs granted on March 15, 2016 that are scheduled to vest in two equal installments on March 1 in 2018 and 2019.

(12)	The amount shown includes 10,361 PSUs granted on March 15, 2017 and linked with the 2017 – 2019 performance period; and 6,919 PSUs granted on March 15, 2016 and linked with the 2016 – 2018 performance period.

(13)	The amount shown includes 13,224 PBRSUs granted on March 15, 2017 that are scheduled to vest in three equal installments on March 15 in 2018, 2019 and 2020; 11,275 PBRSUs granted on March 15, 2016 that are scheduled to vest in two equal installments on March 1 in 2018 and 2019; 2,259 PBRSUs granted on February 18, 2016 that are scheduled to vest in two equal installments on February 1 in 2018 and 2019; and 4,017 PBRSUs granted on January 28, 2015 that are scheduled to vest on February 1, 2018.

(14)	The amount shown includes 2,607 PSUs granted on March 15, 2017 and linked with the 2017 – 2019 performance period; 8,926 PSUs granted on March 15, 2016 and linked with the 2016 – 2018 performance period; and 6,902 PSUs granted during 2015 and linked with the 2015 – 2017 performance period.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information about restricted stock units and/or awards that vested during 2017. (1)

Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Ellen R. Alemany	46,849 (3)	$2,024,193	(4)
John Fawcett	—	$—
George D. Cashman	17,460 (5)	$728,673	(6)
James L. Hudak	19,701 (7)	$821,421	(6)
Steven Solk	2,306 (8)	$101,315	(9)
E. Carol Hayles	19,661 (10)	$822,544	(6)

(1)	None of the NEOs have outstanding stock options, and no stock options were exercised by any of the named executive officers during 2017.

(2)	The value shown was determined by multiplying the aggregate number of PBRSUs on each specific vesting date by the closing price of CIT common stock on that date, or the last trading date immediately preceding the vesting date in the event the vesting date occurred on a non-trading date.

(3)	Represents 940 RSUs that vested on January 29, 2017; 23,063 PBRSUs that vested on March 1, 2017; 21,256 PBRSUs that vested on March 8, 2017; and 1,590 RSUs that vested on May 12, 2017.

(4)	Reflects the closing price of CIT common stock of $42.26, $43.93, $42.19 and $46.87 on January 29, 2017, March 1, 2017, March 8, 2017, and May 12, 2017, respectively.

(5)	Represents 8,927 PBRSUs that vested on February 1, 2017; 4,356 PBRSUs that vested on March 1, 2017; and 4,176 PSUs that vested on March 15, 2017.

(6)	Reflects the closing price of CIT common stock of $40.73, $43.93 and $41.59 on February 1, 2017, March 1, 2017 and March 15, 2017, respectively.

(7)	Represents 9,471 PBRSUs that vested on February 1, 2017; 4,356 PBRSUs that vested on March 1, 2017; and 5,874 PSUs that vested on March 15, 2017.

(8)	Represents 2,306 PBRSUs that vested on March 1, 2017.

(9)	Reflects the closing price of CIT common stock of $43.93 on March 1, 2017.

(10)	Represents 9,685 PBRSUs that vested on February 1, 2017; 5,638 PBRSUs that vested on March 1, 2017; and 4,388 PSUs that vested on March 15, 2017.

2017 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)		Payments During Last Fiscal Year ($)
Ellen R. Alemany	CIT Group Inc. Retirement Plan (2)	n/a	$	n/a	$	n/a
	Supplemental Retirement Plan (3)	n/a	$	n/a	$	n/a
			$	n/a	$	n/a
John Fawcett	CIT Group Inc. Retirement Plan (2)	n/a	$	n/a	$	n/a
	Supplemental Retirement Plan (3)	n/a	$	n/a	$	n/a
			$	n/a	$	n/a
George D. Cashman	CIT Group Inc. Retirement Plan (2)	12.0		$195,952		$—
	Supplemental Retirement Plan (3)	12.0		$239,399		$—
				$435,351		$—
James L. Hudak	CIT Group Inc. Retirement Plan (2)	12.0		$203,277		$—
	Supplemental Retirement Plan (3)	12.0		$449,871		$—
				$653,098		$—
Steven Solk	CIT Group Inc. Retirement Plan (2)	n/a	$	n/a	$	n/a
	Supplemental Retirement Plan (3)	n/a	$	n/a	$	n/a
			$	n/a	$	n/a
E. Carol Hayles	CIT Group Inc. Retirement Plan (2)	1.5		$26,843		$—
	Supplemental Retirement Plan (3)	1.5		$40,032		$—
				$66,875		$—

(1)	The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2017 and as stated in our Annual Report on Form 10-K filed with the SEC on February 23, 2018, in “Note 20 — Retirement, Postretirement and Other Benefit Plans” to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality, the present values of the accumulated benefits payable under the Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. Eligibility to receive early retirement benefits is more fully described under the heading, “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(2)	The Retirement Plan is a tax-qualified plan and is further described under the heading “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(3)	The Supplemental Retirement Plan is a nonqualified plan and is further described under “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

NARRATIVE INFORMATION RELATING TO RETIREMENT ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

In addition to the Savings Incentive Plan, we maintained two retirement arrangements during 2017 under which our NEOs, other than Ms. Alemany, Mr. Fawcett and Mr. Solk, are eligible to receive benefits: the Retirement Plan and the Supplemental Retirement Plan. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan were frozen for all employees, including the NEOs. We also maintain a third retirement arrangement, the Executive Retirement Plan, which has been closed to new participants since 2006. None of the NEOs are eligible to participate in the Executive Retirement Plan. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible employees in the United States. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified defined benefit pension plans.

Eligible NEOs vested in their retirement benefits, that were accumulated through December 31, 2012, under the Retirement and Supplemental plans as follows: Messrs. Cashman and Hudak — upon conversion of their accrued benefit effective January 3, 2001 and January 1, 2001, respectively; and Ms. Hayles — July 22, 2013.

Retirement Plan

Through December 31, 2012, when participation was frozen, the Retirement Plan covered all officers and employees in the United States who had one year of service and were 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a “cash balance” formula, which became effective January 1, 2001. Under the cash balance formula, except for certain grandfathered participants, each participant’s accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter, through December 31, 2012, the participant’s account balance was credited with a percentage of the participant’s annual benefits pay depending on the participant’s period of service as follows:

Period of Service	% of Annual Benefits Pay
1–9 years	5
10– 19 years	6
20– 29 years	7
30 years or more	8

For purposes of the Retirement Plan, annual benefits pay generally means annual base salary, certain annual incentive awards, sales incentives and commissions, subject to certain limits under the plan and imposed under the Tax Code. Account balances under the cash balance portion of the Retirement Plan also continue to receive annual interest credits which continue after December 31, 2012 when participation was frozen and until cumulative benefits are paid, subject to certain government limits. For 2017, the interest crediting rate was 2.25%. Upon termination after three years of employment or upon retirement, a participant’s benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

Messrs. Cashman and Hudak began earning benefits under the cash balance formula effective January 3, 2001 and January 1, 2001, respectively, and Ms. Hayles in 2011.

Prior to the conversion to a “cash balance” formula, certain participants elected in 2000 not to participate in the Retirement Plan cash balance program. Such participants are eligible instead to receive grandfathered benefits under the Traditional Retirement Formula, determined as 1.25% of final average annual compensation, multiplied by final years of benefit service up to a maximum of 40 years. Final average annual compensation is determined to be the annual compensation (generally, base salary) for the 60 consecutive months (five years) during which annual compensation is highest within the last 120 months (ten years) of benefit service. Benefits may be reduced by 1/2% for each month (6% per year) in the event a grandfathered participant elects to retire and start receiving payments before age 60, but after attaining age 55. None of our executive officers are eligible to receive benefits under the Traditional Retirement Formula.

Effective December 31, 2012, participation in and contributions based on eligible annual benefits pay to the Retirement Plan were frozen.

Supplemental Retirement Plan

Through December 31, 2012, when participation was frozen, the Supplemental Retirement Plan covered employees of CIT whose benefits under the Retirement Plan were limited by operation of the Tax Code. Several of the NEOs (other than Ms. Alemany, Mr. Fawcett and Mr. Solk) participate in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant’s termination of employment with CIT. However, in order to comply with Section 409A of the Tax Code (“Section 409A”), benefits accrued under the Supplemental Retirement Plan through December 31, 2008 for active participants in the Executive Retirement Plan were “frozen” and remain payable, according to the operation of the plan, as a lump-sum payment upon separation from service. Supplemental Retirement Plan benefits continue to accrue after December 31, 2008, according to the operation of the plan, but the portion earned after 2008 is payable in the form of an annuity.

Effective December 31, 2012, participation in and contributions based on eligible annual benefits pay to the Supplemental Retirement Plan were frozen.

Executive Retirement Plan

The Executive Retirement Plan has been closed to new participants since 2006. None of our NEOs participate in the Executive Retirement Plan.

Other Plans

The Savings Incentive Plan covers all officers and employees in the United States who are 18 years of age or older. Under this tax-qualified defined contribution plan, CIT matches 100% of a participant’s own pre-tax and Roth contributions to the plan up to the first 4% of eligible pay. Additionally, certain participants who were eligible and elected to remain covered under the Retirement Plan’s Traditional Retirement Formula receive Flexible Retirement Contributions by CIT under the Savings Incentive Plan. Flexible Retirement Contributions of up to 3% of eligible pay are made as of December 31 each year, provided the participant is employed by CIT on December 31, left the company at or after age 55, or died or became disabled during the year. In addition to the company match, an annual discretionary supplemental employer contribution was introduced to the Savings Incentive Plan effective January 1, 2013. Annual contributions, which will range from 0% to 3% of eligible pay (including base salary and most cash-based incentive awards), are fully funded by CIT. Eligible employees who were hired on or before September 30 of the plan year and are employed on the last day of the plan year (December 31) will be eligible to receive a discretionary supplemental employer contribution. A discretionary supplemental employer contribution of 1% of eligible pay was made for 2017. All contributions under the Savings Incentive Plan are subject to Internal Revenue Service wage limits.

Section 409A of the Tax Code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Supplemental Retirement Plan (including potentially each of the named executive officers) to be delayed for six months if the officer’s employment ends for any reason other than death or disability. Payments that are delayed because of this tax law earn interest at a short-term rate until paid to the officer.

2017 NONQUALIFIED DEFERRED COMPENSATION

None of the NEOs benefited from any nonqualified defined contribution or other deferred compensation plans in 2017. For this reason, the table disclosing contributions to such plans, each NEO’s withdrawals, earnings and fiscal year-end balances in those plans is omitted.

NARRATIVE INFORMATION RELATING TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

CIT Employee Severance Plan

None of the NEOs other than Mr. Cashman (nor other executive officers) is party to an employment agreement with CIT, and as such, their employment with the Company is “at will.” Ms. Alemany has an individual agreement, described below, that provides for cash severance payments upon termination of employment or in connection with a Change of Control. None of the remaining NEOs have such agreements. Under the CIT Employee Severance Plan as amended from time to time, which covers all of our U.S. employees, each of the NEOs, other than Ms. Alemany whose benefits are described below, and Mr. Cashman, by virtue of his letter agreement, is eligible to receive a cash severance amount equal to 52 weeks of base salary, a severance bonus (prorated based on prior short-term incentives), a payment equal to the employer portion of the cost of health insurance premiums for 52 weeks, which amount will be increased to cover applicable taxes, and certain outplacement services. In the event of a qualifying Change of Control Termination, each of the NEOs, including Ms. Alemany (for 2017), is eligible to receive a cash severance amount equal to two times the sum of base salary plus the average two of the three highest short-term incentives for the three preceding calendar years, a prorated severance bonus for the year of termination, a payment equal to the employer portion of the cost of health insurance premiums for a maximum of 24 months, which amount will be increased to cover applicable taxes, and certain outplacement services. Effective January 1, 2017, the CIT Employee Severance Plan was amended and restated to cover the employer portion of the cost of health insurance premiums for 52 weeks, in lieu of 102% of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The severance plan was further amended effective March 11, 2017 to change the definition of STI to exclude any prior year STI for any period shorter than a year, with any participant being treated as ineligible for STI for such period and replacing it with a target STI, as applicable. Effective February 21, 2018, the severance plan was amended and restated to change the cash severance amount payable in the event of a qualifying Change of Control Termination to the CEO to three times the sum of base salary plus the average two of the three highest short-term incentives for the three preceding calendar years, a prorated severance bonus for the year of termination, a payment equal to the employer portion of the cost of health insurance premiums for a maximum of 36 months, which amount will be increased to cover applicable taxes, and certain outplacement services. The severance amounts shown below in “Potential Payments Upon Termination or Change of Control” reflect these amendments.

Ms. Alemany

Compensation and Benefits

Ms. Alemany’s offer letter provides for a total target compensation opportunity that will be allocated among cash and equity awards in the manner determined by the Board, provided that her annualized base salary will not be less than $800,000. For performance years 2017 and beyond, Ms. Alemany will have a total target compensation opportunity of no less than $5,850,000, consisting of an annualized base salary, a target short-term incentive opportunity and a target long-term incentive opportunity. Ms. Alemany is also entitled to benefits consistent with senior executives of CIT and reimbursement of reasonable business expenses, as well as a company-provided car and driver.

Termination and Change of Control Arrangements

In the event Ms. Alemany’s employment is terminated by her for “Good Reason” or by CIT “Without Cause” (in each case, as defined in her offer letter), Ms. Alemany generally is entitled to receive benefits under the CIT Employee Severance Plan, described above, except that her severance bonus will be calculated as a pro rata portion of her short-term and long-term incentive targets, rather than only her short-term incentive targets. The foregoing notwithstanding, if the amount that would be payable to Ms. Alemany under the CIT Employee Severance Plan is greater than the severance amount described above, she will instead be paid the amount payable under the severance plan but in accordance with the terms and conditions of her offer letter.

Change of Control

Ms. Alemany is entitled to receive severance benefits equivalent to those provided under the CIT Employee Severance Plan following a Change of Control for similarly situated executives. For 2018, the severance plan was amended and restated to change the cash severance amount payable in the event of a qualifying Change of Control Termination to the CEO from a multiple of two times to three times the sum of base salary plus severance bonus, a prorated severance bonus for the year of termination, a payment equal to the employer portion of the cost of health insurance premiums for a maximum of 36 months, which amount will be increased to cover applicable taxes, and certain outplacement services.

Restrictive Covenants

Ms. Alemany’s letter agreement also contains certain non-competition, non-solicitation, confidentiality and non- disparagement obligations. While employed by CIT and for one year following termination of employment for any reason, Ms. Alemany, (i) may not without CIT’s prior written consent, compete with CIT by engaging, in a competitive capacity, either directly or indirectly, in any competing business; (ii) may not directly or indirectly, disparage, publicly criticize or take any action that would damage the reputation of the Company or any of its officers, directors, employees, agents or representatives; (iii) may not directly or indirectly attempt to solicit any client or specifically identified prospective client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT; (iv) may not directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT; or also (v) during and after employment, Ms. Alemany is required to take reasonable measures to protect CIT confidential information from unauthorized use or disclosure.

Mr. Cashman

In connection with Mr. Cashman’s agreement to postpone his retirement and to assist with the transition of his role, he is eligible to receive a cash retention award in the aggregate amount of $1,300,000, payable in two installments ($400,000 in December 2017 and $900,000 within 30 days of his termination of employment on June 30, 2018), provided Mr. Cashman remains employed through each applicable payment date. In the event of a qualifying termination of Mr. Cashman’s employment by the Company without Cause (as defined in the letter agreement) or due to Mr. Cashman’s death or disability, any unpaid portion of the retention award is to be paid on the applicable payment date and Mr. Cashman will not be eligible for any other severance benefits. Under the letter agreement, Mr. Cashman agreed to one-year post-retirement non-competition and non-solicitation restrictions, as well as customary confidentiality provisions.

Messrs. Fawcett, Hudak and Solk

Messrs. Fawcett, Hudak and Solk are subject to certain non-solicitation and confidentiality obligations covering senior executives. While employed by CIT and for one year following termination of employment for any reason, Messrs. Fawcett, Hudak and Solk, (i) may not directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT; (ii) may not directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT; or also (iii) during and after employment, Mr. Solk is required to take reasonable measures to protect CIT confidential information from unauthorized use or disclosure.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, we have entered into certain agreements and/or maintain certain plans that will require CIT to provide compensation to certain of our named executive officers in the event of a termination of employment of the named executive officer or a Change of Control of CIT. The amount of compensation payable to each named executive officer in each situation is listed in the table below, based on the assumption that the triggering event took place on December 31, 2017. Amounts are shown for Ms. Hayles, whose employment was terminated as of July 3, 2017, only under Good Reason or Involuntary Without Cause.

Mr. Cashman will receive no incremental amounts in connection with his retirement, other than the final installment of his cash retention award in the amount of $900,000, described above and shown in the table below. Mr. Cashman meets “retirement” criteria, under the terms of his unvested equity-based awards, which allows the awards to continue to vest over time on their original schedule subject to forfeiture if Mr. Cashman works for a competitor following his retirement. The value of Mr. Cashman’s unvested equity-based awards on December 31, 2017 is also shown in the table below.

Amounts shown below do not include payments and benefits to the extent they are generally provided to all U.S. employees under each situation listed including disability benefits, life insurance payable upon death during employment, retiree medical and life insurance benefits, and vested balances under the 401(k) plan. The amounts also do not include pension benefits, set forth in the 2017 Pension Plan Table.

Termination Reason	Name	Severance (1)		Value of Unvested Equity-Based Awards (2)		Total
Good Reason or Involuntary Without Cause	Ellen R. Alemany John Fawcett George D. Cashman James L. Hudak Steven Solk E. Carol Hayles	$ $ $ $ $ $	2,844,114 2,004,496 900,000 1,476,804 1,471,706 1,034,453	$ $ $ $ $ $	12,124,217 1,705,328 2,895,413 2,918,551 1,580,824 2,422,608	$ $ $ $ $ $	14,968,331 3,709,824 3,795,413 4,395,355 3,052,530 3,457,061
Qualifying Termination following Change of Control	Ellen R. Alemany John Fawcett George D. Cashman James L. Hudak Steven Solk	$ $ $ $ $	8,670,803 4,824,377 900,000 4,386,685 3,026,489	$ $ $ $ $	12,124,217 1,705,328 2,895,413 2,918,551 1,580,824	$ $ $ $ $	20,795,020 6,529,705 3,795,413 7,305,236 4,607,313

(1)	Messrs. Fawcett, Hudak, and Solk, and Ms. Hayles are eligible to receive severance benefits pursuant to the CIT Employee Severance Plan, which generally covers all U.S. employees. In the event of a qualifying termination (other than following a Change of Control), Messrs. Fawcett, Hudak, and Solk, and Ms. Hayles would be entitled to a severance amount equal to (1) one-time annual base salary, plus (2) a pro-rated severance bonus, plus (3) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (4) the estimated value of the employer portion of the cost of health insurance premiums for one year for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes.

Ms. Alemany is generally is entitled to receive benefits under the CIT Employee Severance Plan, except that her severance bonus will be calculated as a pro rata portion of her short-term and long-term incentive targets (to the extent long-term incentives have not yet been awarded), rather than only her short-term incentive targets. The foregoing notwithstanding, if the amount that would be payable to Ms. Alemany under the CIT Employee Severance Plan is greater than the severance amount described above, she will instead be paid the amount payable under the Severance Plan but in accordance with the terms and conditions of her offer letter.

In the event of a qualifying termination following a Change of Control, each of the continuing NEOs, other than Ms. Alemany, would be entitled to a severance amount equal to (1) two-times annual base salary, plus (2) a pro-rated severance bonus, plus (3) two-times his or her average two of the three highest short-term incentives for the three preceding calendar years (for Mr. Fawcett, the target short-term incentive is used), plus (4) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT, plus (5) the estimated value of employer portion of the cost of health insurance premiums for two years for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes.

Effective February 21, 2018, the severance plan was amended and restated to change the cash severance amount payable in the event of a qualifying Change of Control Termination to the CEO to three times the sum of base salary plus the average two of the three highest short-term incentives for the three preceding calendar years, a prorated severance bonus, a payment equal to the employer portion of the cost of health insurance premiums for a maximum of 36 months, which amount will be increased to cover applicable taxes, and certain outplacement services. Prior to this change, the severance benefits payable to the CEO in the event of a qualifying Change of

Control termination was determinable under the same provisions applicable to the other NEOs. The Change of Control severance amount shown in the table above for Ms. Alemany reflects the amendment to the severance plan.

(2)	Generally, represents unvested equity-based awards that are calculated based on $49.23, the closing price of CIT common stock on December 29, 2017. For employees who meet “retirement” criteria upon their resignation or involuntary termination without cause, the awards continue to vest over time on their original schedules (PSU awards are prorated in the event of involuntary termination without cause for employees who do not meet “retirement” criteria). In the event of death, disability or a qualifying termination following a Change of Control, awards vest immediately. The awards are subject to the clawback provisions described in the Compensation Discussion and Analysis.

2018 COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

Management prepared the Compensation Discussion and Analysis presented in this Proxy Statement. The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management and based on this discussion and review has recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 12, 2018	Compensation Committee
R. Brad Oates, Chair
Michael A. Carpenter
William M. Freeman
John R. Ryan

CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires CIT to disclose (1) the median total annual compensation of all employees other than the CEO and (2) the ratio of the CEO’s annual total compensation to that of the median employee.

Methodology

To calculate the pay ratio, we started with the full employee population of 4,250 as of October 1, 2017, excluding the CEO. Under the 5% de minimis exclusion permitted under SEC rules, we then excluded all of our 119 non-US employees, which represented approximately 3% of our total employee population.

For the resulting population of 4,131 employees, we obtained full-year 2017 W-2 gross wages, as reported by our payroll department, and used it to identify our median employee. Other than the exclusion of non-US employees noted above, we did not use any annualizations or other estimates, assumptions, adjustments or statistical sampling to determine the median employee.

CEO Pay Ratio

2017 annual total compensation of our CEO, as disclosed in the Summary Compensation Table on page 59 is $7,351,836, and annual total compensation of the median employee was determined to be $83,117 in accordance with SEC rules. The resulting pay ratio is estimated to be 88:1. Note that the pay ratio reported by other companies—even those within our peer group—may not be comparable to our pay ratio, since other companies may have different employee populations, as well as compensation policies and practices, and may use different methodologies to calculate their pay ratios.

2018 AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to CIT’s audited financial statements for the year ended December 31, 2017. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

The Audit Committee operates pursuant to a written charter that is available on CIT’s website and is comprised of five directors. The Board of Directors has determined that the Chairperson meets the standard of “Audit Committee Financial Expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”), and that each member of the Audit Committee is independent from management and financially literate, as defined by the New York Stock Exchange listing standards.

Under the terms of its charter, the Audit Committee (i) monitors the quality and integrity of CIT’s financial reporting process, financial statements and systems of internal controls regarding finance and accounting, (ii) reviews CIT’s corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, and its other compliance policies, as well as with legal and regulatory requirements, (iii) monitors the qualifications, independence and performance of CIT’s internal audit function and independent registered public accounting firm, (iv) retains and determines the compensation of the independent auditors, (v) oversees and monitors CIT’s significant bank regulatory matters, including CIT’s progress in addressing the action items noted by banking regulators in examination and similar reports, and in annual and periodic assessment reports, and (vi) monitors CIT’s financial, litigation and compliance risks. The Audit Committee serves in an oversight capacity and is not part of CIT’s managerial or operational decision-making process. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Management has primary responsibility for the financial reporting process, including the system of internal controls, and for the preparation and integrity of the financial statements and the reporting process. CIT’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee reviewed CIT’s audited financial statements and related SEC filings for the year ended December 31, 2017, and met with management and PricewaterhouseCoopers LLP (“PwC”), CIT’s independent registered public accounting firm, to discuss those financial statements. The Audit Committee also discussed with PwC the quality of CIT’s accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in CIT’s Consolidated Financial Statements, including disclosure relating to significant accounting policies. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC’s provision of other non-audit services to CIT is compatible with the auditors’ independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

February 22, 2018

Audit Committee

Alan Frank, Chair

Michael L. Brosnan

Dorene Dominguez

Marianne Miller Parrs

Laura S. Unger

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of twelve directors to the Board. Proposal 2 seeks the ratification of the appointment of Deloitte & Touche LLP as CIT’s independent registered public accounting firm for 2018. Proposal 3 requests a non-binding advisory vote on executive compensation. Each of the proposals is discussed in more detail below.

PROPOSAL 1

Election of Directors

The Board has nominated Ellen R. Alemany, Michael L. Brosnan, Michael A. Carpenter, Dorene C. Dominguez, Alan Frank, William M. Freeman, R. Brad Oates, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Khanh T. Tran and Laura S. Unger to be elected to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The above named twelve CIT directors, each of whom is listed in the table under the heading “Directors — Nominees” in this Proxy Statement and whose biographical information and qualifications are set forth immediately following such table, are nominated for election at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the twelve nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card of each shareholder or, if no direction is made and the proxy does not represent shares reflecting a “broker non-vote,” for the election of the Board’s twelve nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board, if any, to fill the vacancy.

Vote Required

A majority of the votes cast at the Annual Meeting is required to elect directors to the Board. A nominee for director shall be elected to the Board if the votes cast FOR such nominee’s election exceed the votes cast AGAINST such nominee’s election.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as CIT’s Independent Registered Public Accounting Firm and as external auditors of CIT’s consolidated financial statements for 2018, to review management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2018, and to perform appropriate auditing services.

The Audit Committee conducted a competitive process to determine CIT’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Audit Committee invited several independent registered public accounting firms to participate in this process, including PricewaterhouseCoopers LLP (“PwC”), which audited CIT’s financial statements for the fiscal years ending December 31, 2017 and 2016.

On March 8, 2018, after reviewing the proposals from the independent registered public accounting firms that participated in the process, the Audit Committee made the decision to change CIT’s independent registered public accounting firm and CIT dismissed PwC as its independent registered public accounting firm.

The audit reports of PwC on CIT’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2017 and 2016, and through March 8, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between CIT and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except as set forth in the following sentence. As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company had two material weaknesses in internal control over financial reporting because it did not maintain effective controls over the design and operating effectiveness of (i) the estimation process for the home equity conversion mortgages interest curtailment reserve, and (ii) information technology general controls for information systems relevant to the preparation of the Company’s financial statements. As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, these material weaknesses have been remediated. The Audit Committee discussed the material weaknesses with PwC and the Company has authorized PwC to respond fully to inquiries of the successor independent registered public accounting firm concerning this matter.

On March 8, 2018, the Audit Committee made the decision to engage Deloitte as CIT’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

During the fiscal years ended December 31, 2017 and 2016, and through March 8, 2018, neither CIT nor anyone on its behalf has consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on CIT’s financial statements, and neither a written report nor oral advice was provided to CIT that Deloitte concluded was an important factor considered by CIT in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation SK and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

CIT received a letter from PwC addressed to the SEC stating that PwC agrees with the above statements relating to PwC. A copy of PwC’s letter, dated March 14, 2018, was attached as Exhibit 16.1 to CIT’s Current Report on Form 8-K filed with the SEC on March 14, 2018.

While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Board, as a matter of policy, is requesting that CIT’s stockholders ratify the appointment of Deloitte. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal; however, if our stockholders do not ratify the appointment of Deloitte, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain another independent registered public accounting firm if it determines such change would be in the best interests of CIT’s stockholders.

A member of each of PwC and Deloitte are expected to be present at the Annual Meeting. Representatives of each of PwC and Deloitte will have the opportunity to make a statement if they desire to do so, and will be available to respond to stockholders’ questions.

Fees for Professional Services Paid to Auditors

The following table sets forth the aggregate fees, including out-of-pocket expenses, for professional services rendered by PwC related to the fiscal years ended December 31, 2017, and December 31, 2016:

	Year ended December 31, 2017	Year ended December 31, 2016
Audit Fees(a)	$12,595,000	$27,510,000
Audit-Related Fees(b)	302,000	9,550,000
Tax Fees(c)	1,150,000	800,000
All Other Fees(d)	18,000	18,000

Total Fees	$14,065,000	$37,878,000

(a)	Audit fees include fees in connection with professional services rendered for audit of CIT’s consolidated financial statements and effectiveness of internal controls over financial reporting, limited reviews of CIT’s unaudited interim consolidated financial statements included in Forms 10-Q, and as appropriate, statutory and regulatory audits, issuances of comfort letters, consents and assistance with review of documents filed with the SEC. The 2016 balance includes amounts for additional control procedures required over material weaknesses related to Financial Freedom interest curtailment and Information Technology general controls, as well as other non-recurring audit items.

(b)	Audit-related fees include fees for assurance and related services that are reasonably related to the audit or review of financial statements, including agreed upon procedures for various transactions and guidance related to emerging accounting standards. The 2016 fees include $9,000,000 related to work performed on the Commercial Air separation.

(c)	Tax fees include fees for tax services rendered for tax return preparation, tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

CIT will not retain the independent registered public accounting firm for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to its Chairman the authority to authorize management to retain the independent registered public accounting firm for professional services in which the aggregate fees are expected to be less than $150,000 in any calendar quarter, subject to ratification by the Audit Committee at its next meeting. In general, CIT does not retain the independent registered public accounting firm to provide information systems, tax consulting, or other consulting services.

The Audit Committee has determined that the professional services provided by PwC as quantified in the table above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2017.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE AS CIT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITORS FOR 2018.

PROPOSAL 3

Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, and pursuant to CIT’s current frequency of stockholder advisory votes on executive compensation, CIT is submitting to stockholders a non-binding advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

CIT has a “pay-for-performance” philosophy that forms the foundation of decisions regarding incentive compensation of CIT’s employees, including its named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to CIT’s ability to attract, retain and motivate individuals who can achieve superior long-term financial results. Please refer to the “Compensation Discussion and Analysis” section in this Proxy Statement (as well as the 2017 Summary Compensation Table), for a detailed discussion of the compensation of CIT’s named executive officers.

The Company routinely interacts with shareholders, and management solicits feedback regarding our compensation practices from investors through individual meetings, and other communications, as well as part of stakeholder meetings on corporate governance more generally.

In addition to taking into account feedback from shareholders and other stakeholders, the Compensation Committee engaged Pay Governance to compare our executive compensation program against market best practices to determine the following changes to our executive compensation:

∎	Maintained our rigorous scorecard approach but increased the weighting of quantitative financial factors to 70% for our CEO and heads of our business segments, and simplified the goal structure.

∎	Added a factor based on 3-year cumulative relative TSR to our PSUs, which will continue to be based on 3-year average adjusted after-tax ROTCE aligned with achieving our strategic target.

∎	Expanded our clawback policy to cover cash payments under our STI program, in addition to our existing clawbacks covering our equity-based awards.

We received 81% support from shareholders in the 2017 Say-on-Pay vote on our 2016 executive compensation program, which did not yet reflect the changes described above. In consideration of this result, the findings from a market best practices survey conducted by Pay Governance during 2017, as well as additional outreach to investors, including those who did not support our program, the Compensation Committee determined to:

∎	maintain the 2017 executive compensation structure for 2018; and

∎	continue to set executives’ goals to align with our strategic plan, while adding a focus on Culture, an ongoing priority for the Company and the Board of Directors (discussed further in the Compensation Discussion and Analysis).

CIT and the Compensation Committee intend to continue to evaluate our executive compensation program annually and to take into account feedback from shareholders and other stakeholders.

The Board is providing you, as a shareholder, the opportunity to endorse CIT’s compensation of its named executive officers and recommends that you approve, in an advisory vote, the following resolution:

“RESOLVED, that the compensation paid to CIT’s named executive officers, as disclosed in CIT’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon CIT; however, the Compensation Committee, which is responsible for designing and administering CIT’s executive compensation program, values the opinions of shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve, on a non-binding basis, the compensation for our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVING THE COMPENSATION OF CIT’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

OTHER BUSINESS

CIT’s management does not intend to bring any business before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders that were submitted after the deadline to submit such proposals.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING

Consistent with SEC regulations, to be eligible for inclusion in the proxy statement for CIT’s next annual meeting, stockholder proposals must be received by CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, not later than November 29, 2018, which is 120 calendar days prior to the one-year anniversary of the date on which this Proxy Statement was made available to our stockholders. We will determine whether or not to include any eligible stockholder proposals in the related proxy statement and proxy materials in accordance with applicable SEC regulations.

Under CIT’s By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of CIT not later than February 7, 2019, and not earlier than January 8, 2019. The notice must contain all of the information required by CIT’s By-Laws.

Under the proxy access provision of CIT’s By-Laws, to be eligible for inclusion in the proxy statement for CIT’s next annual meeting, stockholder nominations for director must be received by CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, not later than November 29, 2018, which is 120 calendar days prior to the one-year anniversary of the date on which this Proxy Statement was made available to our stockholders, and not earlier than October 30, 2018, which is 150 calendar days prior to the one-year anniversary of the date on which this Proxy Statement was made available to our stockholders. The notice must contain all of the information required by CIT’s proxy access By-Law provision.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must satisfy to have a proposal included in the proxy statement under the rules of the SEC. Copies of CIT’s By-Laws are available on CIT’s website at www.cit.com or may be obtained from the Corporate Secretary.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to stockholders and their proxies. Admission to the meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Stuart Alderoty Executive Vice President General Counsel and Secretary March 29, 2018

CIT GROUP INC. ONE CIT DRIVE LIVINGSTON, NJ 07039

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. This must be received by 8:00 A.M. Eastern Daylight Saving Time on May 8, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38543-P04981                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIT GROUP INC.

The Board of Directors recommends you vote FOR each of the nominees for Director:
1.	To elect 12 directors to serve for one year or until the next annual meeting of stockholders;
	The 12 director nominees are:		For	Against	Abstain

	1a.	Ellen R. Alemany	☐	☐	☐

	1b.	Michael L. Brosnan	☐	☐	☐

	1c.	Michael A. Carpenter	☐	☐	☐

	1d.	Dorene C. Dominguez	☐	☐	☐

	1e.	Alan Frank	☐	☐	☐

	1f.	William M. Freeman	☐	☐	☐

	1g.	R. Brad Oates	☐	☐	☐

	1h.	Gerald Rosenfeld	☐	☐	☐

	1i.	Vice Admiral John R. Ryan, USN (Ret.)	☐	☐	☐

	1j.	Sheila A. Stamps	☐	☐	☐

	1k.	Khanh T. Tran	☐	☐	☐

	1l.	Laura S. Unger	☐	☐	☐

The Board of Directors recommends that you vote FOR appointing Deloitte & Touche LLP as CIT’s independent registered public accounting firm and external auditors for 2018.		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as CIT’s independent registered public accounting firm and external auditors for 2018.	☐	☐	☐

The Board of Directors recommends that you vote FOR approving the compensation of CIT’s named executive officers.

3.	To recommend, by non-binding vote, the compensation of CIT’s named executive officers.	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E38544-P04981

CIT GROUP INC.

Proxy solicited by the Board of Directors for use at the

Annual Meeting of Stockholders of CIT Group Inc. on May 8, 2018

The undersigned stockholder appoints each of Stuart Alderoty, Eric S. Mandelbaum and James P. Shanahan, attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of CIT Group Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

(Continued and to be signed on reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 8, 2018.

CIT GROUP INC.

Meeting Information
Meeting Type: Annual
For holders as of: March 15, 2018
Date: May 8, 2018 Time: 11:00 a.m.
Location: CIT Group Inc.
One CIT Drive
Livingston, NJ 07039

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

   How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 24, 2018 to facilitate timely delivery.

How To Vote Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: Go to www.proxyvote.com or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends you vote FOR the following proposal:

1.	To elect 12 directors to serve for one year or until the next annual meeting of stockholders;

The 12 director nominees are:

1a.	Ellen R. Alemany

1b.	Michael L. Brosnan

1c.	Michael A. Carpenter

1d.	Dorene C. Dominguez

1e.	Alan Frank

1f.	William M. Freeman

1g.	R. Brad Oates

1h.	Gerald Rosenfeld

1i.	Vice Admiral John R. Ryan, USN (Ret.)

1j.	Sheila A. Stamps

1k.	Khanh T. Tran

1l.	Laura S. Unger

The Board of Directors recommends you vote FOR the following proposals:

2.	To ratify the appointment of Deloitte & Touche LLP as CIT’s independent registered public accounting firm and external auditors for 2018.

3.	To recommend, by non-binding vote, the compensation of CIT’s named executive officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions